Exhibit 2.1

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN EXCLUDED BECAUSE SUCH
INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL. EXCLUDED INFORMATION IS MARKED
AS [***] BELOW.

AGREEMENT AND PLAN OF MERGER

by and among

Nidar Infrastructure Limited,

Yotta Data and Cloud Limited,

and

Cartica Acquisition Corp

dated as of June 24, 2024

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-ii-

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Exhibits

Exhibit A	Form of A&R AoA
Exhibit B	Incentive Equity Plan
Exhibit C	Sponsor Lock-Up and Support Agreement
Exhibit D	Company Shareholder Lock-Up and Support Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of First Plan of Merger
Exhibit G	Form of Second Plan of Merger
Exhibit H	Form of Amended and Restated Warrant Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 24, 2024, by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

Recitals

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of the Company that was formed solely for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Law”), at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a direct, wholly-owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).

WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger (the Company, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is desirable and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (b) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger, (c) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals (the “Company Board Recommendation”) and (d) directed that the Company Transaction Proposals be submitted to the Company Shareholders for approval and adoption.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to SPAC a true, correct and complete copy of a unanimous written resolution of the Company Shareholders approving the Company Transaction Proposals in accordance with applicable Law and the Organizational Documents of the Company (the “Company Shareholder Written Resolution”).

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously: (a) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is or will be a party, including the First Merger and First Plan of Merger, (c) adopted a resolution recommending to the Company the approval of the Merger Sub Transaction Proposals in its capacity as sole shareholder of Merger Sub and (d) directed that the Merger Sub Transaction Proposals be submitted to the Company for approval and adoption.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to SPAC a true, correct and complete copy of a unanimous written resolution of the sole shareholder of Merger Sub approving the Merger Sub Transaction Proposals in accordance with applicable Law and the Organizational Documents of Merger Sub (the “Merger Sub Shareholder Written Resolution”).

WHEREAS, the Company, in its capacity as the sole shareholder of the Surviving Entity at the time of the Second Merger, shall approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity.

WHEREAS, concurrently with the Closing, the Company shall adopt the amended and restated memorandum and articles of association of the Company substantially in the form attached hereto as Exhibit A (“A&R AoA”) and the A&R AoA shall be the memorandum and articles of association of the Company until thereafter amended in accordance with the terms thereof and the Cayman Companies Law.

WHEREAS, as a condition and inducement to each Party’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the lock-up and transaction support agreement attached hereto as Exhibit C (the “Sponsor Lock-Up and Support Agreement”), pursuant to which the Sponsor has agreed, among other things, (a) to vote all Equity Securities of SPAC held by the Sponsor in favor of the SPAC Transaction Proposals, (b) that certain Equity Securities of SPAC held by the Sponsor will be subject to forfeiture and vesting as set forth therein and (c) that if the SPAC Transaction Expenses exceed the threshold specified therein (the “Expense Cap”), then the Sponsor will take the applicable actions set forth in Section 5.2 of the Sponsor Lock-Up and Support Agreement.

WHEREAS, as a condition and inducement to each Party’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Shareholders, SPAC and the Company have entered into a lock-up and support agreement, each attached hereto as Exhibit D (the “Company Shareholder Lock-Up and Support Agreement”).

WHEREAS, at the Closing, the Company, the Sponsor, certain Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.

WHEREAS, the board of directors of SPAC (the “SPAC Board”) intends that, for U.S. federal and any applicable U.S. state or local income tax purposes, (a) the First Merger and the Second Merger, taken together, constitute an integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321, to which each of SPAC, the Company and Merger Sub are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (b) this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

WHEREAS, the SPAC Board has unanimously: (a) determined that it is desirable and in the best interests of SPAC and the SPAC Shareholders for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (b) approved this Agreement, the other Transaction Agreements to which SPAC is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger, (c) approved the Transactions as a Business Combination and (d) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Certain Definitions

Section 1.01            Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, charge, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional Real Property” means each parcel of real property which, after consummating the transactions contemplated by a Property Acquisition Agreement, would constitute Owned Real Property or Leased Real Property, as applicable, including all land and all interests in buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Pre-Split Shares that are issued and outstanding as of immediately prior to the Share Split (excluding any Pre-Split Share held in the Company’s treasury), and (b) the aggregate number of Pre-Split Shares that are issuable upon the exercise, exchange or conversion of all options (calculated using the treasury stock method of accounting), equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares, which such options, equity awards, warrants, rights or other securities are (x) issued and outstanding or (y) have been offered to employees or service providers under any Company Benefit Plan, in each case, immediately prior to the Share Split (whether or not then vested or exercisable, convertible or exchangeable).

“Anti-Corruption Laws” means the (Indian) Prevention of Corruption Act, 1988, (Indian) Prevention of Money Laundering Act, 2002, the relevant provisions under the India Penal Code, 1860, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws in any country in which any Group Company does business or has a presence.

“Brokerage Agreements” means, collectively, each agreement that requires any Group Company to pay any leasing, brokerage or other similar fee or commission in excess of $1,000,000 in connection with Customer Contracts, Company Property Leases, Property Acquisition Agreements, Property Disposition Agreements or otherwise related to Company Real Property or Additional Real Property, together with all amendments thereto.

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands or the Republic of India are authorized or required by Law to be closed.

“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the First Merger pursuant to Section 238 of the Cayman Companies Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any written or unwritten plan, contract, agreement, policy or other arrangement providing for or relating to compensation, severance, deferred compensation, bonus, equity or phantom equity awards, fringe benefits, death and disability benefits, paid time off, retirement and post-retirement benefits, pension, gratuity, provident fund, savings, profit-sharing, change in control, incentive compensation, retention, group insurance, medical, dental or life (including all individual life insurance policies as to which any Group Company is the owner or beneficiary), employee loans, educational assistance or any other similar employee benefits, in each case, including but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) (i) which has been entered into, sponsored, maintained or contributed to by the Company (or for which any Group Company is required to enter into, sponsor, maintain or contribute to) or (ii) with respect to which any Group Company has, or could reasonably be expected to have, any liability, but not including any of the foregoing mandated by a Governmental Authority.

“Company Business Employee” means an employee of the Company or its Affiliates.

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Group Companies determined on a consolidated basis in accordance with IFRS. For the avoidance of doubt, Company Cash shall (i) include (x) to the extent convertible into cash in less than thirty (30) days, marketable securities, short-term deposits and short-term investments, and (y) any uncleared checks and drafts or other wire transfers received or deposited or available for deposit for the account of the Company or its Subsidiaries, in each case, that are not yet credited to the account of the Company or its Subsidiaries, and (ii) exclude any uncleared checks and drafts or other wire transfers issued or written by the Company or its Subsidiaries.

“Company Converted Warrants” means warrants to purchase Company Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement.

“Company Data” means all confidential data, information and data compilations contained in the IT Systems, in any databases of any Group Company or otherwise maintained by or on behalf of any Group Company, including by any Group Company on behalf of any Customer. Without limiting the generality of the foregoing, “Company Data” includes Personal Data.

“Company Development Property” means, collectively, each Company Real Property and Additional Real Property that is under construction or development as of the date hereof.

“Company Offerings” means any products or services offered, licensed, provided, sold, distributed, made available or otherwise exploited by or for any Group Company, and any products or services under design or development (or already designed or developed) by or for any Group Company, including all versions and releases of the foregoing, together with any related documentation, materials or information.

“Company Ordinary Share” means an ordinary share of the Company, with par value and other terms as further described in the A&R AoA.

“Company Property Leases” means, collectively, all leases, licenses or other similar agreements involving rental payments in excess of $100,000 on an annual basis or involving payment of a lease premium in excess of $1,000,000, pursuant to which a Leased Real Property is demised to a Group Company (or any Additional Real Property will be demised to a Group Company after giving effect to any applicable Property Acquisition Agreement), together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Company Real Property” means each Leased Real Property, including, for purposes of clarity, each Company Development Property.

“Company Real Property Loan Documents” means each loan agreement, promissory note, mortgage or other similar security instrument and any other debt instrument or other similar agreement, in each case with a loan value in excess of $5,000,000, in effect in connection with any debt encumbering Company Real Property (or which will encumber Additional Real Property after giving effect to any applicable Property Acquisition Agreement), or any direct or indirect interest therein, together with all amendments thereto.

“Company Related Party” means any officer, director, direct or indirect equityholder or Affiliate of any Group Company (or any Affiliate, partner or immediate family member of any of the foregoing or any trust or other entity (other than a Group Company) in which any of the foregoing holds (or in which more than one of the foregoing collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

“Company Service Provider” means any employee, officer, director or independent contractor of any Group Company.

“Company Shareholder Approval” means the vote or unanimous written resolution of the Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law, the Organizational Documents of the Company and this Agreement.

“Company Shareholders” means the holders of issued and outstanding Pre-Split Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the First Effective Time).

“Company Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by any Group Company in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance of and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) all change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by any Group Company to any current or former employee, independent contractor, officer or director of any Group Company as a result of the Transactions (excluding those contingent on a subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment Taxes incurred thereon, (c) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that the Company shall be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus in connection with the Transactions; (d) any and all fees to the Stock Exchange in connection with the application to list and the listing of the Registrable Securities, except that the Company shall be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection therewith; and (e) the cost of the D&O Tail.

“Company Transaction Proposals” means (a) the approval and authorization by ordinary resolution of this Agreement, (b) the adoption and approval by special resolution of the A&R AoA, (c) the approval by ordinary resolution of the Share Redesignation, (d) the approval by ordinary resolution of the variation of the authorized share capital in connection with the adoption and approval of the A&R AoA, (e) the approval by ordinary resolution of the Share Split, (f) the approval and authorization by special resolution of the First Merger and the First Plan of Merger, (g) the approval and authorization by special resolution of the Second Merger and the Second Plan of Merger, (h) the approval by ordinary resolution of the issuance of securities to the PIPE Investors pursuant to the PIPE Financing, (i) the election of directors to the board of directors of the Company in accordance with Section 6.06 and the approval of entry into customary indemnification agreements with the directors of the Company in each case by ordinary resolution, and (j) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Construction Documents” means, collectively, (a) all material plans and specifications currently in effect for each Company Development Property, (b) the current budget and schedule for all development and construction work at each Company Development Property (including, without limitation, any budget and/or schedule agreed-upon with any Customer), (c) all general contractor agreements or any other Contract involving aggregate payments in excess of $10,000,000 entered into in connection with the construction or development of any Company Development Property, (d) all warranties and guarantees issued in connection with any agreements or Contracts described in the foregoing clause (c), and (e) all amendments of any of the foregoing.

“Contract” means any legally binding contract, agreement, license, sublicense, lease, use or occupancy agreement, sublease, franchise, credit agreement, indenture, mortgage, note, bond, warrant and other legally binding commitment (including all amendments, supplements and modifications thereto).

“Copyleft Obligations” means any obligations in a license of Intellectual Property Rights that provides that, as a condition to the use, modification or distribution of such licensed Intellectual Property Rights, such licensed Intellectual Property Rights, or any other Intellectual Property Rights that are incorporated into, derived from, based on, linked to or used or distributed with such licensed Intellectual Property Rights, be licensed, distributed or otherwise made available: (a) in source code form, (b) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of source code or (c) without charge.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variations thereof.

“COVID-19 Measures” means any quarantine, “lockdown,” “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or any industry group) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Customer” means any party to a Customer Contract other than the Company or any of its Subsidiaries.

“Customer Contract” means (a) any Contract with any Person pursuant to which any Group Company gives (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, or practical completion of the applicable Company Development Property, as applicable, will give) such Person a right (whether immediate or in the future) to use or occupy space or to receive any services related thereto at the Company Real Property or the Additional Real Property or (b) any master service agreement entered into by or otherwise binding upon (or that, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement or practical completion of the applicable Company Development Property, as applicable, will become binding upon) any Group Company, on the one hand, and any other Person, on the other hand, pursuant to which any Group Company gives (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, or practical completion of the applicable Company Development Property, as applicable, will give) such Person a right to use or occupy space or to receive any services related thereto at the Company Real Property or the Additional Real Property.

“Data Protection Requirements” means any and all applicable Laws (including the (Indian) Information Technology Act, 2002 and rules and regulations formulated thereunder), industry requirements and Contracts relating to the Processing of Company Data, including but not limited to: (a) Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or direct marketing, use of electronic data and privacy matters (including online privacy); (b) each Contract relating to the Processing of Personal Data applicable to the Company; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.

“Dissenting SPAC Shares” means SPAC Shares that are issued and outstanding as of immediately prior to the First Effective Time and held by SPAC Shareholders who have validly exercised their Cayman Dissent Rights (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Environmental Laws” means applicable Laws which (a) regulate or relate to (i) the protection or clean-up of the environment, (ii) the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants, natural resources or the environment or (iv) solely to the extent related to exposure to Hazardous Materials, the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the (Indian) Air (Prevention and Control of Pollution) Act, 1981, the (Indian) Water (Prevention and Control of Pollution) Act, 1974, the (Indian) Environment (Protection) Act, 1986, the Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016 or any other Law of similar effect.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person and (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means the amount equal to (a) $4,075,000,000, plus (b) Closing Date Cash, as set forth in the Company Closing Statement, minus (c) Closing Date Indebtedness, as set forth in the Company Closing Statement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at the relevant time, together with another Person, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Essential Personal Property” means any machinery, equipment (including any parts incorporated or installed therein or used in connection therewith) or moveable assets which are necessary for the business or operations of a Group Company in connection with the performance of Customer Contracts, including servers, racks, routers, mechanical, electrical and plumbing (MEP) systems, chillers, transformers, generators and batteries. For the avoidance of doubt, “Essential Personal Property” does not include any Intellectual Property Rights or other intangible property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Real Property Contracts” means, collectively, each Company Property Lease, Property Acquisition Agreement, Property Disposition Agreement, Construction Document, Customer Contract, Service Contract, Brokerage Agreement, Infrastructure Agreement, Property Document and Company Real Property Loan Document.

“Extension Expenses” means, to the extent unpaid as of the Closing, (a) the costs and expenses incurred by SPAC in connection with extending the date by which SPAC must consummate a Business Combination beyond April 7, 2024 (the “Extension”), and (b) the amounts deposited by the Sponsor in the Trust Account, if any, in the form of a non-interest-bearing promissory note in connection with the Extension.

“Fraud” means, with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if any of the individuals included on Section 1.01(a) of the Company Disclosure Letter (in the case of the Company) or Section 1.01(a) of the SPAC Disclosure Letter (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosure Letter or the SPAC Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any: (a) officer, director or employee of a Governmental Authority (including any partially or wholly state-owned or controlled enterprise); (b) holder of political office, political party official or member of a royal family; (c) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (d) Person acting for or on behalf of any such Governmental Authority.

“Governmental Authority” means any federal, state, county, city, local, supranational or foreign governmental, administrative or regulatory authority, agency or body including any court, tribunal or arbitral body (private or public).

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means, collectively, the Company and each of its Subsidiaries (whether direct or indirect), which for avoidance of doubt shall include the Merger Sub.

“Hardware” means any information technology, including computers, computer network equipment, mobile devices, servers, facsimile servers, scanners, printers, networks, firmware, screens, terminals, keyboards, cabling, routers and other peripheral and associated electronic equipment, used or held for use by or for any Group Company, including on behalf of any customer of any Group Company (or, where so specified, by or for any other Person) at any time, but excluding all Software.

“Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is listed or subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, dioxins, heavy metals, mold and mold spores.

“IFRS” means International Financial Reporting Standards.

“Incentive Equity Plan” means the equity incentive plan substantially in the form attached hereto as Exhibit B.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS (in respect of the Company) or GAAP (in respect of SPAC), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, but excluding payables arising in the ordinary course of business, (g) the items set forth on Section 1.01(d) of the Company Disclosure Letter, (h) breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in the foregoing clauses (a) through (h) guaranteed directly or indirectly, jointly or severally.

“Indian Accounting Standards” means the Indian Accounting Standards notified under the Companies (Indian Accounting Standards) Rules, 2015 pursuant to Section 133 of the (Indian) Companies Act, 2013 prescribed from time to time by the Government of India as the standards of accounting or any addendum thereto.

“Information Security Program” means a written information security program designed to comply with applicable Data Protection Requirements, that when appropriately implemented and maintained would constitute commercially reasonable security procedures and practices appropriate to the nature of Company Data Processed and that includes: (a) administrative, technical and physical safeguards designed to protect the security, confidentiality, availability and integrity of any Company Data Processed by the Company; (b) disaster recovery, business continuity, incident response and security plans and procedures; and (c) safeguards designed to protect against Security Incidents and malicious code and against loss, misuse, unauthorized access to, and disruption of Company Data Processed by or on behalf of the Company.

“Infrastructure Agreement” means each infrastructure agreement, conduit lease (and associated easements), dark fiber lease (and associated easements), pathway agreement, utility agreement, heating, ventilation and air conditioning agreement, colocation agreement, concession agreement, services agreement, Service Order or other similar Contract primarily relating to the use of telecommunications equipment or telecommunications services by Customers or any Group Company at any Company Real Property (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, any Additional Real Property) to which any Group Company is a party (or, assuming the consummation of the transactions contemplated by the applicable Property Acquisition Agreement, will be a party), in the case of such Infrastructure Agreements involving one-time payments in excess of $15,000,000 and, in the case of Infrastructure Agreements involving ongoing payments, in excess of $1,000,000 in any twelve (12)-month period, and all amendments, modifications, extensions or supplements thereto.

“Intellectual Property Rights” means all rights in or to the following throughout, or anywhere in, the world: (a) patents, patent applications and intellectual property rights in inventions (whether or not patentable) including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof, (b) trademarks, service marks and all other indicia of source or origin, and all registrations and applications therefor, (c) copyrights, moral rights and all registrations and applications therefor, (d) internet domain names, (e) trade secrets and (f) intellectual property rights in and to trade names, corporate names, logos, Software, algorithms, processes, methods, techniques, systems, ideas, creations, discoveries, compilers, application programming interfaces, architectures, documentation, data, data structures, databases, formulae, recipes, procedures, instructions, know-how, improvements, technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, customer, personnel, processes, formulae, customer lists or data, business and marketing plans, materials and information, inventions, specifications, designs, industrial designs, devices, prototypes, schematics, development tools, methods and any confidential information.

“Internal Revenue Service” means the U.S. Internal Revenue Service.

“IT Systems” means all systems used or held for use by or for any Group Company, including on behalf of any Customer of the Group Companies, including the information and communications technology infrastructure and systems (including all Software, Hardware, firmware, networks and websites) and any security and disaster recovery arrangements relating thereto.

“JOBS Act” means the United States Jumpstart Our Business Startups Act of 2012, as amended.

“Knowledge” means (a) with respect to the Company, the knowledge that each of the individuals listed on Section 1.01(a) of the Company Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; and (b) with respect to SPAC, the knowledge that each of the individuals listed on Section 1.01(a) of the SPAC Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, in each case of clauses (a) and (b), other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.

“Landlord” means each landlord or other applicable counterparty under a Company Property Lease.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, guidelines, ordinances, by-laws, policies, circulars, directives, Governmental Order or other similar requirements, in each case, of any Governmental Authority.

“Leased Real Property” means all real property in which any Group Company has any interest as lessee, sublessee or licensee.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws or the Organizational Documents of the issuer of such security).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, condition (financial or otherwise), properties, assets or liabilities of the Group Companies (taken as a whole) or (y) is reasonably expected to materially delay, impede or prevent consummation of the Transactions on or before the Termination Date; provided, however, that, with respect to clause (x) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP or IFRS) or any guidance relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Group Companies operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (excluding COVID-19 and any COVID-19 Measures); (e) any action taken or not taken at the written request of SPAC; (f) the announcement or the execution of this Agreement, the pendency of the Transactions or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with any Group Company (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions or to address the consequences of litigation); (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) geopolitical conditions (including trade wars, tariffs or sanctions), any acts of terrorism or sabotage (including cyberattack), the commencement, continuation or escalation of a conflict, including a war (whether or not declared) or acts of armed hostility, including any material worsening of such matters threatened or existing as of the date hereof and any responses to any such matters; (i) any failure of a Group Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by SPAC or its Affiliates or the identity of SPAC or the Sponsor; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Group Companies (taken as a whole) relative to other similarly situated businesses in the industries and geographic locations in which the Group Companies operate, in which case, only the incremental disproportionate adverse impact of such Effect may be taken into account in determining whether a “Material Adverse Effect” exists or has occurred.

“Merger Sub Shareholder Approval” means the written resolution of the Company, in its capacity as the sole shareholder of Merger Sub, required to approve the Merger Sub Transaction Proposals, as determined in accordance with applicable Law, the Organizational Documents of Merger Sub and this Agreement.

“Merger Sub Transaction Proposals” means (a) the approval and authorization by ordinary resolution of this Agreement, and (b) the approval and authorization by special resolution of the First Merger and the First Plan of Merger.

“Minimum Balance Sheet Cash” means (a) the amount of cash available in the Trust Account following the SPAC Extraordinary General Meeting (without, for the avoidance of doubt, giving effect to the SPAC Shareholder Redemption Amount); plus (b) the PIPE Financing Proceeds; minus (c) the amount required to satisfy the SPAC Shareholder Redemption Amount.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Indebtedness” means an amount equal to (a) Closing Date Indebtedness minus (b) Closing Date Cash.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property Rights that (a) are owned, in whole or in part, by any Group Company, or (b) any Group Company purports to own, in whole or in part, through its exploitation of such Intellectual Property Rights in a manner consistent with ownership.

“Owned Real Property” means each parcel of real property owned by any Group Company, including all land, and all interests in buildings, structures, improvements and fixtures located thereon, and together with the easements and other rights and interests appurtenant thereto.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (i) not yet delinquent or that are being contested in good faith through appropriate Actions and (ii) for which appropriate reserves have been established in accordance with IFRS (in respect of the Company) or GAAP (in respect of SPAC), (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (c) Liens for Taxes (i) not yet delinquent or which are being contested in good faith through appropriate Actions and (ii) for which appropriate reserves have been established in accordance with IFRS (in respect of the Company) or GAAP (in respect of SPAC), (d) with respect to any real property subject to a Company Property Lease (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (ii) any Lien permitted under a Company Property Lease, (e) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (f) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Group Companies, taken as a whole, (g) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Company Real Property which are not violated in any material respect by the current use thereof, (h) non-exclusive licenses or sublicenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practices, (i) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (j) Liens securing any indebtedness of any Group Company, (k) Liens arising under applicable Securities Laws, (l) with respect to an entity, Liens arising under the Organizational Documents of such entity and (m) Liens described on Section 1.01(b) of the Company Disclosure Letter (in the case of the Company) or Section 1.01(b) of the SPAC Disclosure Letter (in the case of SPAC).

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable individual, device or household, including, but not limited to “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Data Protection Requirements.

“PIPE Financing Proceeds” means cash proceeds that are funded prior to, concurrently with, or immediately after, the Closing to the Company (or as directed by the Company) in connection with the PIPE Financing.

“Pre-Split Shares” means (i) ordinary shares, par value $1.00 per share, of the Company and (ii) non-voting ordinary shares, par value $1.00 per share, of the Company.

“Processing,” “Process” or “Processed” means any operation performed on Company Data, including collection, access, acquisition, receipt, storage, protection, handling, compilation, analysis, monitoring, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transmission, transfer (including cross-border transfer), modification or any other use.

“Property Acquisition Agreement” means any binding Contract for the acquisition of Owned Real Property or for the use of Leased Real Property, in each case with an aggregate value in excess of $1,000,000 by any Group Company, together with all amendments thereto.

“Property Disposition Agreement” means any binding Contract for the assignment, surrender, termination or cancellation of Leased Real Property with an aggregate value in excess of $1,000,000, in each case by any Group Company.

“Property Document” means, collectively, all easement agreements, declarations, covenants, conditions and restrictions, and other similar documents or agreements affecting the Company Real Property (or which will affect Additional Real Property after giving effect to any applicable Property Acquisition Agreement), together with all amendments thereto.

“Redeeming SPAC Shares” means SPAC Class A Shares that are held by SPAC Shareholders who have validly exercised their SPAC Shareholder Redemption Right in connection with the SPAC Transaction Proposals (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).

“Registered Intellectual Property” means all Owned Intellectual Property that is registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Registrable Securities” means (a) the Company Ordinary Shares that constitute the Merger Consideration, (b) the Company Ordinary Shares issuable upon exercise of the Company Converted Warrants and (c) the Company Converted Warrants.

“Registration Statement” means the Registration Statement on Form F-4 or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Russia, Sudan, Venezuela and Syria).

“Sanctioned Person” means: (a) any Person identified in any sanctions- or trade control-related list of designated Persons maintained by (i) the United States, including but not limited to the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, (ii) His Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council, (iv) the European Union, (v) India or (vi) the Cayman Islands; (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury of the United Kingdom, (e) India or (f) the Cayman Islands.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Incident” means any (a) unauthorized Processing of Company Data, (b) unauthorized access of or disruption to the IT Systems, (c) material breakdown, defect or failure of the IT Systems, or (d) incident that may require notification to any Person, Governmental Authority or any other entity under Data Protection Requirements.

“Service Contracts” means, collectively, all management Contracts, all service and maintenance Contracts involving payments in excess of $500,000 in any 12-month period, and all other agreements of a similar nature involving payments in excess of $500,000 in any 12-month period, in each case affecting the Company Real Property (or which will affect Additional Real Property after giving effect to any applicable Property Acquisition Agreement) or the operation thereof, together with all amendments thereto and all guaranties, warranties and similar agreements related thereto. For the avoidance of doubt, “Service Contracts” shall not include any labor, collective bargaining, union development, union or employment agreements.

“Service Orders” means all written requests for goods and services of any kind or nature made by a Customer or issued by any Group Company to a Customer, whether or not pursuant to a Customer Contract.

“Software” means all (a) computer programs operating systems, applications systems, firmware or other code of any nature, whether operational, under development or inactive (including any and all software, firmware or implementation of algorithms, models and methodologies whether in source code, executable code or object code), (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) rules, diagrams, protocols, specifications, definitions, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) documentation, including user manuals, technical manuals, operation procedure and other training documentation, whether in machine-readable form, programming language or any other language or symbols and whether stored encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, related to any of the foregoing, and (e) derivations, updates, enhancements and customization of any of the foregoing.

“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Impairment Effect” means an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business or financial condition of SPAC, (b) the ability of SPAC to consummate the Transactions or (c) the ability of SPAC to remain listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq.

“SPAC Memorandum and Articles of Association” means the SPAC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution on January 4, 2022, and further amended by special resolution on June 30, 2023 (and as may be further amended and/or restated from time to time).

“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of SPAC Units in SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Share Redemption Price” means the per share amount payable in respect of each SPAC Class A Share properly redeemed in connection with the SPAC Shareholder Redemptions.

“SPAC Shareholder” means a holder of issued and outstanding SPAC Shares.

“SPAC Shareholder Approval” means the vote of the SPAC Shareholders required to approve the SPAC Transaction Proposals (other than the Adjournment Proposal), as determined in accordance with applicable Law, the SPAC Memorandum and Articles of Association and the rules of the Nasdaq.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemptions.

“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the SPAC Transaction Proposals or otherwise) as set forth in the Organizational Documents of SPAC and the Trust Agreement.

“SPAC Shareholder Redemptions” means the redemption of SPAC Class A Shares by the public holders of the SPAC Class A Shares validly exercising their SPAC Shareholder Redemption Right in connection with the SPAC Transaction Proposals.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses incurred or payable by SPAC at or prior to the Closing in connection with any business activities and operations of SPAC or SPAC’s initial public offering, or in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including (a) all Extension Expenses, (b) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) excluding those incurred or payable in connection with the PIPE Financing, (c) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that SPAC shall be responsible (regardless of whether paid or payable by SPAC) for fifty percent (50%) of the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus in connection with the Transactions, (d) any and all fees to the Stock Exchange in connection with the application to list and the listing of the Registrable Securities, except that SPAC shall be responsible (regardless of whether paid or payable by SPAC) for fifty percent (50%) of the fees, costs and expenses incurred in connection therewith and (e) any Indebtedness of SPAC owed to the Sponsor, its Affiliates or its or their respective shareholders or Affiliates (including Working Capital Loans).

“SPAC Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, including unless otherwise agreed upon: (a) the approval and authorization by ordinary resolution of this Agreement and the Transactions as a Business Combination, (b) the approval and authorization by special resolution of the First Merger and the First Plan of Merger, (c) the adoption and approval by ordinary resolution of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or to seek reversals of SPAC Shareholder Redemptions (the “Adjournment Proposal”) and (d) the adoption and approval by (i) ordinary resolution (or by special resolution where required under the Cayman Companies Law or the SPAC Memorandum and Articles of Association) and (ii) any other consents of the SPAC Shareholders required under the SPAC Memorandum and Articles of Association, of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement/Prospectus or in correspondence related thereto.

“SPAC Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) each consisting of one SPAC Class A Share and one-half of one SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Split Factor” means a number resulting from dividing (a) the Equity Value by (b) the product of (i) the Aggregate Fully Diluted Company Shares, and (ii) the SPAC Share Redemption Price.

“Sponsor” means Cartica Acquisition Partners, LLC, a Delaware limited liability company.

“Stock Exchange” means the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the NYSE American, as chosen by SPAC in its reasonable discretion and after consultation with the Company.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or designated partners or others performing similar functions with respect to such corporation, company or other organization or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member, including with respect to the Company, the Persons set forth on Section 1.01(c) of the Company Disclosure Letter.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, minimum alternate tax, withholding tax, tax collection at source, equalization levy, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, environmental, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs, duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any surcharges, cess, interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority and includes taxes payable as a transferee or a representative assessee.

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of the determination, assessment, collection or payment of any Taxes or to be supplied to a taxing authority in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax, including any amendment thereof.

“Trade Control Laws” means (a) all applicable trade, export control, import, human rights laws and regulations and antiboycott laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30) and (b) all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of the date hereof, by and between the Company and Darshan Hiranandani, as amended or modified from time to time.

“Transaction Agreements” means this Agreement, the Sponsor Lock-Up and Support Agreement, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the Company Shareholder Lock-Up and Support Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith (including, if any, any Subscription Agreements) and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of January 4, 2022.

“Warrant Agreement” means that certain Warrant Agreement between SPAC and Continental Stock Transfer & Trust Company, dated as of January 4, 2022.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination, the Extension or to otherwise capitalize SPAC or fund any of its expenses or the Trust Account.

Section 1.02           Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified, (v) the word “including,” “included” or “includes” shall mean “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it, (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, (viii) the words “shall” and “will” have the same meaning, (ix) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form, (x) references to “written” or “in writing” include in electronic form and (xi) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(b)            Unless the context of this Agreement otherwise requires, references to
(i) statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law and (ii) any other Law, shall mean such Law, as amended, modified, supplemented or succeeded from time to time and in effect as of the date of this Agreement.

(c)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(e)            The phrases “provided to SPAC,” “delivered to SPAC,” “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (New York time) on the day prior to the date of this Agreement (i) in the virtual “data room” set up by the Company in connection with this Agreement (the “Virtual Data Room”) or (ii) by delivery to SPAC or its legal counsel via electronic mail or hard copy form; provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Virtual Data Room, but has been physically provided to SPAC’s legal counsel prior to the date of this Agreement.

(f)             References to “$” or “dollar” or “US$” shall be references to United States dollars.

(g)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS (if used in connection with the Company), GAAP (if used in connection with SPAC) or Indian Accounting Standards (if used in connection with any Group Company).

Section 1.03            Table of Defined Terms.

Term	Section
A&R AoA	Recitals
Additional Financial Statements	Section 6.08
Adjournment Proposal	Section 1.01
Agreement	Preamble
Alternative Transaction Proposal	Section 8.03(a)
Amended and Restated Warrant Agreement	Section 8.06
Audited Financial Statements	Section 4.08(a)
Authorization Notice	Section 2.02(b)(i)
Cayman Companies Law	Recitals
CBA	Section 4.12(a)(xv)
Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Closing Date Cash	Section 3.02(b)
Closing Date Indebtedness	Section 3.02(b)
Closing Press Release	Section 8.05(c)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Closing Statement	Section 3.02(b)(ii)
Company Disclosure Letter	Article IV
Company Intellectual Property	Section 4.17(b)
Company Permits	Section 4.11(b)
Company Shareholder Lock-Up and Support Agreement	Recitals
Company Shareholder Written Resolution	Recitals
Company Software	Section 4.17(a)
Confidentiality Agreement	Section 11.08
Creator	Section 4.17(d)
D&O Indemnitee	Section 6.09(a)
D&O Tail	Section 6.09(b)
Data Processor	Section 4.17(j)
DTC	Section 3.03(a)
Effects	Section 1.01
Enforceability Exceptions	Section 4.03(a)
Exchange Agent	Section 3.03(a)
Exchange Agent Agreement	Section 3.03(a)
Excluded Share	Section 3.01(e)
Existing D&O Arrangements	Section 6.09(a)
Expense Cap	Recitals

Federal Securities Laws	Section 5.08(a)
Financial Statements	Section 4.08(a)
First Effective Time	Section 2.03(a)
First Merger	Recitals
First Plan of Merger	Section 2.03(a)
Intended Tax Treatment	Recitals
Interim Period	Section 6.01
Mandatory Benefit Plans	Section 4.13(h)
Material Contracts	Section 4.12(a)
Material Customer	Section 4.12(a)(i)
Material Customer Contracts	Section 4.12(a)(i)
Merger Consideration	Section 3.01(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Shareholder Written Resolution	Recitals
Mergers	Recitals
Most Recent Balance Sheet Date	Section 4.08(d)
Non-Recourse Party	Section 11.14
Open Source Software	Section 4.17(e)
Party	Preamble
PIPE Financing	Section 8.08(a)
PIPE Investors	Section 8.08(a)
Proxy Statement	Section 8.02(a)(i)
Proxy Statement/Prospectus	Section 8.02(a)(i)
Recapitalization	Section 2.01
Registration Rights Agreement	Recitals
Sarbanes-Oxley Act	Section 5.08(a)
SEC Reports	Section 5.08(a)
Second Effective Time	Section 2.03(b)
Second Merger	Recitals
Second Plan of Merger	Section 2.03(b)
Share Redesignation	Section 2.01
Share Split	Section 2.01
SIAC	Section 11.11
SIAC Rules	Section 11.11
SPAC	Preamble
SPAC Alternative Transaction Proposal	Section 8.03(b)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Closing Statement	Section 3.02(b)(i)
SPAC Disclosure Letter	Article V
SPAC Extraordinary General Meeting	Section 8.02(b)
SPAC Permits	Section 5.08
SPAC Preference Shares	Section 5.12(a)
SPAC Related Party	Section 5.15
Specified Representations	Section 9.02(a)(i)

Specified SPAC Representations	Section 9.03(a)(i)
Sponsor Lock-Up and Support Agreement	Recitals
Subscription Agreements	Section 8.08(a)
Surviving Company	Recitals
Surviving Entity	Recitals
Surviving Provisions	Section 10.02
Termination Date	Section 10.01(c)
Transaction Filings	Section 8.02(a)(i)
Transaction Litigation	Section 8.01(c)
Transactions	Recitals
Transfer Taxes	Section 8.03(b)
Trust Account	Section 5.06
Trustee	Section 1.01
Unaudited Financial Statements	Section 4.08(a)
Unit Separation	Section 3.01(a)
Virtual Data Room	Section 1.02(e)
Written Objection	Section 2.02(b)

Article II
Recapitalization; The Mergers

Section 2.01            Share Split. On the Closing Date, immediately prior to the First Effective Time (but in any event following the determination of the Equity Value pursuant to Section 3.02(b)), the following actions shall take place or be effected (in the order set forth in this Section 2.01): (a) the A&R AoA shall be adopted and become effective, (b) each Pre-Split Share (if not already an ordinary share of the same class as the Company Ordinary Shares) that is issued and outstanding as of immediately prior to the First Effective Time shall be redesignated and become a Company Ordinary Share (the “Share Redesignation”) and each Pre-Split Share held in the Company’s treasury immediately prior to the Share Redesignation shall be automatically canceled and extinguished without any redesignation, subdivision or payment therefor, (c) each Company Ordinary Share that is issued and outstanding following the Share Redesignation and immediately prior to the First Effective Time shall be subdivided into a number of Company Ordinary Shares equal to the Split Factor (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (d) the Company’s authorized share capital shall be adjusted concurrently with the foregoing transactions to reflect the Share Redesignation and Share Split (clauses (a) through (d), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Split Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, consolidation, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Split Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the First Effective Time.

Section 2.02            The Mergers.

(a)            At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the First Plan of Merger and Part XVI of the Cayman Companies Law, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Second Plan of Merger and Part XVI of the Cayman Companies Law, the Surviving Entity and the Company shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into the Company, following which the separate corporate existence of the Surviving Entity shall cease and the Company shall continue as the Surviving Company after the Second Merger.

(b)            If any SPAC Shareholder gives to SPAC, before the SPAC Shareholder Approval is obtained at the SPAC Extraordinary General Meeting, written objection to the First Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Law:

(i)            SPAC shall, following the SPAC Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Law, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and

(ii)           unless SPAC and the Company elect by agreement in writing to waive this Section 2.02(b)(ii), no Party shall be obligated to commence the Closing, and the First Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Law, as referred to in Section 239(1) of the Cayman Companies Law), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.

Section 2.03            Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization:

(a)            The Company, SPAC and Merger Sub shall execute a plan of merger substantially in the form attached hereto as Exhibit F (the “First Plan of Merger”) and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Part XVI of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time or on such later date as may be agreed by SPAC and the Company in writing and specified in or pursuant to the First Plan of Merger in accordance with the Cayman Companies Law (the “First Effective Time”).

(b)            Immediately following the consummation of the First Merger at the First Effective Time, (i) the Company, in its capacity as the sole shareholder of the Surviving Entity following the First Merger, will approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity and (ii) the Surviving Entity and the Company shall execute a plan of merger substantially in the form attached hereto as Exhibit G (the “Second Plan of Merger”) and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Part XVI of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time or on such later date as may be agreed by SPAC and the Company in writing and specified in or pursuant to the Second Plan of Merger in accordance with the Cayman Companies Law (the “Second Effective Time”).

Section 2.04            Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Company set forth in this Agreement to be performed after the Second Effective Time.

Section 2.05            Governing Documents. At the First Effective Time, the memorandum and articles of association of SPAC, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the Surviving Entity, until thereafter amended in accordance with the terms thereof and the Cayman Companies Law. At the Second Effective Time, the A&R AoA shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Law.

Section 2.06            Directors and Officers of the Surviving Entity and the Surviving Company. Immediately after the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the memorandum and articles of association of the Surviving Entity. Immediately after the Second Effective Time, the Persons identified as the initial post-Closing directors and officers of the Company in accordance with the provisions of Section 6.06 shall be the directors and officers of the Company, each to hold office in accordance with the A&R AoA.

Section 2.07           Further Assurances.

(a)            If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors and officers of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b)            If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Entity and the Company, the applicable directors and officers of the Surviving Entity and the Company (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
The Mergers; Closing

Section 3.01            Effect of the Mergers on Securities of SPAC, Merger Sub and the Company. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of and as part of the agreed consideration for the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:

(a)            Immediately prior to the First Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated in accordance with the terms of the SPAC Units (the “Unit Separation”) and the holder thereof shall thereafter hold one (1) SPAC Class A Share and one-half (1/2) of one (1) SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants.

(b)           At the First Effective Time, each SPAC Share (which, for the avoidance of doubt, includes the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time (in each case, other than any Excluded Shares, Dissenting SPAC Shares and Redeeming SPAC Shares) (i) shall be converted automatically into the right to receive one (1) Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”) and (ii) shall no longer be outstanding and shall be automatically canceled by virtue of the First Merger and each former holder of such SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration as set forth in this Section 3.01(b).

(c)            At the First Effective Time, the Company shall assume the Warrant Agreement under the terms of the Amended and Restated Warrant Agreement and in accordance with the terms of the Amended and Restated Warrant Agreement each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time shall cease to be a warrant with respect to SPAC Class A Shares and shall be converted automatically into the right to receive a corresponding Company Converted Warrant exercisable for Company Ordinary Shares. Each Company Converted Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Effective Time in accordance with the provisions of the Amended and Restated Warrant Agreement.

(d)            At the First Effective Time, each ordinary share, par value $1.00 per share, of Merger Sub that is issued and outstanding as of immediately prior to the First Effective Time shall be converted automatically into one (1) Class A ordinary share, par value $0.0001 per share, of the Surviving Entity by virtue of the First Merger. Such Class A ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Entity.

(e)            At the First Effective Time, each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC as of immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically canceled and extinguished without any conversion thereof or payment therefor by virtue of the First Merger.

(f)            At the First Effective Time, each Redeeming SPAC Share issued and outstanding as of immediately prior to the First Effective Time shall be automatically canceled and cease to exist by virtue of the First Merger and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Memorandum and Articles of Association.

(g)            At the First Effective Time, each Dissenting SPAC Share that is issued and outstanding as of immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder shall be automatically canceled and cease to exist by virtue of the First Merger and shall thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting SPAC Shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such SPAC Shareholder shall have failed to perfect or prosecute or shall have waived, withdrawn, forfeited or otherwise lost their Cayman Dissent Rights or a court of competent jurisdiction shall determine that such SPAC Shareholder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such SPAC Shareholder to be paid the fair value of such holder’s Dissenting SPAC Shares under Section 238 of the Cayman Companies Law shall cease and such former SPAC Shares shall no longer be considered Dissenting SPAC Shares for purposes hereof and such SPAC Shareholder’s former SPAC Shares shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration, without any interest thereon.

(h)            At the Second Effective Time, each Class A ordinary share of the Surviving Entity that is issued and outstanding as of immediately prior to the Second Effective Time shall be automatically canceled and extinguished without any conversion thereof or payment therefor by virtue of the Second Merger. Each Company Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time shall remain outstanding as a Company Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.

(i)             The Parties agree that the First Effective Time or Second Effective Time may be extended with the agreement of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed by the Parties in writing.

Section 3.02            Closing.

(a)            On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 2100 L St. NW, Washington, DC 20037 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is five (5) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)            No later than the fifth (5th) Business Day prior to the Closing Date:

(i)            SPAC shall deliver to the Company a statement (the “SPAC Closing Statement”) setting forth: (A) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption Amount) as of the Closing Date, (B) the number of SPAC Class A Shares and SPAC Warrants issued and outstanding as of immediately prior to the Closing after giving effect to the Unit Separation and the SPAC Shareholder Redemptions, (C) the calculation of the Merger Consideration and (D) SPAC’s good faith estimate of all accrued and unpaid SPAC Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof; and

(ii)            the Company shall deliver to SPAC a statement (the “Company Closing Statement”) setting forth the Company’s good faith estimate of: (A) the Indebtedness of the Group Companies as of 11:59 pm (New York time) on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm (New York time) on the day immediately prior to the Closing Date (the “Closing Date Cash”), (C) the resulting calculation of the Equity Value and (D) all accrued and unpaid Company Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof.

(c)            For a period of 72 hours following the delivery of the SPAC Closing Statement and the Company Closing Statement, the Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives (as applicable) reasonable access to (i) the supporting documentation used in the preparation of the SPAC Closing Statement and Company Closing Statement (as applicable) and (ii) the Company’s Representatives and SPAC’s Representatives in charge of preparing the Company Closing Statement or SPAC Closing Statement (as applicable), in each case, as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s review of the Company Closing Statement or with the Company’s review of the SPAC Closing Statement (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of the other to the SPAC Closing Statement or Company Closing Statement (as applicable) provided in writing during the 72-hour period following the delivery thereof. If the Company, in its discretion, agrees to make any modification to the Company Closing Statement requested by SPAC, or if SPAC, in its discretion, agrees to make any modification to the SPAC Closing Statement requested by the Company, then the Company Closing Statement or the SPAC Closing Statement (as applicable) as so agreed by the Company or SPAC (as applicable) to be modified shall be deemed to be the Company Closing Statement or SPAC Closing Statement (as applicable) for all purposes of this Agreement. For the avoidance of doubt, and notwithstanding anything herein or otherwise to the contrary, (x) in no event shall the Closing be delayed or otherwise not occur as a result of any review of or comment on, or dispute relating to, the Company Closing Statement or the SPAC Closing Statement (as applicable) and (y) under no circumstances shall the acceptance of the Company Closing Statement or the SPAC Closing Statement (or any component thereof) be a condition to the obligations to consummate the Mergers (or any of the other Transactions).

(d)            Concurrently with the delivery of the SPAC Closing Statement and the Company Closing Statement (as applicable), the Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives (as applicable) with invoices and wire payment instructions with respect to each Person to whom Company Transaction Expenses or SPAC Transaction Expenses are to be paid at Closing, and, if the SPAC Transaction Expenses exceed the Expense Cap, then SPAC will cause the Sponsor to take the applicable actions set forth in Section 5.2 of the Sponsor Lock-Up and Support Agreement; provided, however, that nothing in this Section 3.02(d) shall relieve the Company of its obligation to pay all SPAC Transaction Expenses pursuant to Section 3.02(e).

(e)            At the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid SPAC Transaction Expenses as set forth on the SPAC Closing Statement and (ii) all accrued and unpaid Company Transaction Expenses as set forth on the Company Closing Statement.

Section 3.03            Delivery.

(a)            Prior to the First Effective Time, Continental Stock Transfer & Trust Company (or such other Person to be selected by the Company and be reasonably acceptable to SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01 (the “Exchange Agent”) and the Company shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Share (in each case, other than any Excluded Shares, Dissenting SPAC Shares and Redeeming SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Shares. At least two (2) Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder. Notwithstanding any other provision of this Section 3.03, in respect of any SPAC Shareholder that is not a record holder, any obligation of the Company under this Agreement to issue Company Ordinary Shares to such SPAC Shareholders entitled to receive Company Ordinary Shares shall be satisfied by the Company issuing such Company Ordinary Shares to the Depository Trust Company (“DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each such SPAC Shareholder shall hold such Company Ordinary Shares in book-entry form or through a holding of depositary receipts and DTC or its nominee, or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Company Ordinary Shares.

(b)            All Company Ordinary Shares issued upon the exchange of SPAC Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Shares from and after the First Effective Time. From and after the First Effective Time, holders of SPAC Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Shares that are issued and outstanding as of immediately prior to the First Effective Time (in each case, other than any Excluded Shares, Dissenting SPAC Shares and Redeeming SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the First Plan of Merger, (ii) in the case of any holders of Redeeming SPAC Shares, the rights provided in Section 3.01(f) and (iii) in the case of any holders of Dissenting SPAC Shares, the rights provided in Section 3.01(g).

(c)            No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except as otherwise provided in Section 3.01(f) (with respect to Redeeming SPAC Shares) or Section 3.01(g) (with respect to Dissenting SPAC Shares), from and after the First Effective Time, until exchanged in accordance with this Section 3.03, each SPAC Share shall solely represent the right to receive the Merger Consideration to which such SPAC Share is entitled to receive pursuant to this Agreement and the First Plan of Merger.

(d)            Notwithstanding anything to the contrary in this Agreement, none of the Parties, the Surviving Entity, the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by the SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04            Withholding Rights. Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable to (a) SPAC Shareholders, (b) holders of SPAC Public Warrants and (c) payees of SPAC Transaction Expenses and Company Transaction Expenses, pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. If any deduction or withholding is so required in connection with any such payments (other than payments in the nature of compensation), the applicable withholding agent shall use commercially reasonable efforts to provide reasonable prior written notice to the Person in respect of which such deduction and withholding is to be made of the amounts to be deducted and withheld. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered by the Company to SPAC dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the representations in this Article IV), the Company represents and warrants to SPAC as follows:

Section 4.01            Corporate Organization of the Company and Merger Sub. The Company is an exempted company duly registered by way of continuation, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each of the Company and Merger Sub has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. Neither the Company, nor Merger Sub is in violation of any provision of its Organizational Documents. Each of the Company and Merger Sub is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified or in good standing would not have a Material Adverse Effect.

Section 4.02            Subsidiaries. The Subsidiaries of the Company (whether direct or indirect), together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed, incorporated or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.03            Due Authorization.

(a)            Each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the Company Board and the Merger Sub Board, and other than the consents, approvals, authorizations and other requirements described in Section 4.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company or Merger Sub as applicable), duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b)            On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that it is desirable and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and the other Transaction Agreements to which the Company is or will be a party and consummate the Transactions; (ii) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger; (iii) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals; and (iv) directed that the Company Transaction Proposals be submitted to the Company Shareholders for approval and adoption. On or prior to the date of this Agreement, the Company Shareholder Approval was duly and validly obtained pursuant to the Company Shareholder Written Resolution. On or prior to the date of this Agreement, the Merger Sub Board has unanimously (w) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and consummate the Transactions; (x) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is or will be a party, including the First Merger and First Plan of Merger; (y) adopted a resolution recommending to the Company the approval of the Merger Sub Transaction Proposals in its capacity as the sole shareholder of Merger Sub; and (z) directed that the Merger Sub Transaction Proposals be submitted to the Company for approval and adoption. On or prior to the date of this Agreement, the Merger Sub Shareholder Approval was duly and validly obtained pursuant to the Merger Sub Shareholder Written Resolution.

(c)            The only approvals or votes required from the holders of the Company’s Equity Securities in connection with the consummation of the Transactions, including the Closing, and the approval of the Company Transaction Proposals are as set forth on Section 4.03(c) of the Company Disclosure Letter.

Section 4.04            No Conflict.

(a)            Except as set forth on Section 4.04(a) of the Company Disclosure Letter, and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the Transactions do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or Merger Sub, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to any Group Company or any of the Group Companies’ respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Contract, (d) result in the creation or imposition of any Lien on any asset or property of any Group Company (other than Permitted Liens) or on any Equity Security of any Group Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract, except, in the case of each of clauses (b) through (f), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

(b)            All actions taken by the Company, including the issuance of Equity Securities by the Company, while the Company was domiciled in Mauritius, did not (i) contravene any provisions of the Organizational Documents of the Company, as then in effect; or (ii) violate or contravene any applicable Mauritius laws, in the case of clauses (i) and (ii), in any material respect. The Group Companies set forth on Section 4.04(b) of the Company Disclosure Letter are no longer registered with the Mauritius Registrar of Companies and have submitted all necessary applications and statutory filings for removal from the registers of the Mauritius Registrar of Companies in accordance with section 302 of the Mauritius Companies Act.

Section 4.05            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company or Merger Sub of the Transactions, except for (a) the filing (i) with the SEC of the Registration Statement and the declaration of the effectiveness thereof by the SEC and (ii) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (b) compliance with and the filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions or as otherwise set forth on Section 4.05 of the Company Disclosure Letter, (c) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (d) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law and (e) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

Section 4.06            Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized share capital of the Company is $1,112, divided into 1,000 ordinary shares with nominal or par value of $1.00 each and 112 non-voting ordinary shares with nominal or par value of $1.00 each. The number and class (if applicable) of all issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, warrants, right of first refusal, preemptive right, convertible or exchangeable rights, “phantom” share rights, share appreciation rights, share-based units, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements). There are no outstanding options, equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares.

(b)            Except as set forth on Section 4.06(b) of the Company Disclosure Letter, as of the date hereof, (i) there are no outstanding Equity Securities with respect to any equity awards (including but not limited to, options, restricted stock, restricted stock units and stock appreciation rights), and (ii) no equity awards have been promised to any employee or other service provider of the Company or its Affiliates but not yet approved by the Company Board and documented in an executed grant agreement.

(c)            Except as set forth in Section 4.06(a) or on Section 4.06(a), Section 4.06(b) or Section 4.06(c) of the Company Disclosure Letter, as of the date hereof, there are no issued and outstanding Equity Securities of the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company and (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.

(d)            Except as set forth on Section 4.06(d) of the Company Disclosure Letter, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since its formation through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(e)            The Company Ordinary Shares (including those to be issued in respect of the Company Converted Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements), purchase option, call option, warrant, right of first refusal, preemptive right, convertible or exchangeable right, “phantom” share right, share appreciation right, share-based unit, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents or any Contract to which the Company or any Company Shareholder is a party or otherwise bound.

Section 4.07            Capitalization of Subsidiaries.

(a)            All of the issued and outstanding Equity Securities of each Subsidiary of the Company are set forth on Section 4.07(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are validly issued and allotted, fully paid up and are owned of record and beneficially, directly or indirectly, by the Company, and not subject to, and not issued in violation of, any Lien, purchase option, call option, warrant, right of first refusal, preemptive right (except as otherwise required by applicable Law), convertible or exchangeable rights, “phantom” share rights, share appreciation rights, share-based units, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of each Subsidiary of the Company or any Contract to which any Subsidiary of the Company is a party or otherwise bound.

(b)            Except as set forth on Section 4.07(a) of the Company Disclosure Letter, there are no outstanding Equity Securities of any Subsidiary of the Company. Except as otherwise required by applicable Law, no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company.

(c)            Except as set forth on Section 4.07(c) of the Company Disclosure Letter, as of the date of this Agreement, no Group Company owns any Equity Securities in any Person.

(d)            Except as set forth on Section 4.07(d) of the Company Disclosure Letter, there are no Equity Securities of any Subsidiary of the Company that have preferential rights over the ordinary shares of such Subsidiary of the Company or are redeemable (except for statutory redemption).

Section 4.08            Financial Statements; Absence of Changes.

(a)            Set forth on Section 4.08(a) of the Company Disclosure Letter are a copy of (i) (A) the unaudited consolidated balance sheet and profit and loss statement of the Group Companies as of December 31, 2023, and (B) the unaudited consolidated statements of comprehensive income and of changes in shareholders’ equity of the Group Companies for the nine (9)-month period ended December 31, 2023 (the “Unaudited Financial Statements”); and (ii) a copy of the audited consolidated balance sheet of the Group Companies as of March 31, 2023, and the related audited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies for the 12-month period ended March 31, 2023, along with reports of the board of directors as required under applicable Law (the “Audited Financial Statements”, and together with the Unaudited Financial Statements and any Additional Financial Statements when delivered pursuant to Section 6.08, the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS or the Indian Accounting Standards (as applicable) (except in the case of the Unaudited Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

(b)            The Financial Statements present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements.

(c)            The Group Companies have established and maintain systems of internal accounting controls. Such systems are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statement for external purposes in accordance with IFRS or the Indian Accounting Standards (as applicable), and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Group Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS or the Indian Accounting Standards (as applicable), and that receipts and expenditures of the Group Companies are being made only in accordance with authorizations of management and directors of the Group Companies; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies that could have a material effect on the financial statements. None of the Group Companies nor, to the Knowledge of the Company, any independent auditor of the Group Companies, has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (y) any fraud, whether or not material, that involves any Group Company or its management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies or (z) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

(d)            Since March 31, 2023 (the “Most Recent Balance Sheet Date”) through and including the date of this Agreement, no Material Adverse Effect has occurred.

(e)            Since the Most Recent Balance Sheet Date through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, as set forth in Section 4.08(e) of the Company Disclosure Letter or as required by applicable Law (including COVID-19 Measures), the Group Companies have carried on their respective businesses in all material respects in the ordinary course of business.

(f)             Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incidental to its incorporation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09            Undisclosed Liabilities. None of the Group Companies has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS or the Indian Accounting Standards (as applicable), except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Group Companies consistent with past practice, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) as set forth on Section 4.09 of the Company Disclosure Letter or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.10            Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter there are no, and during the last three (3) years there have been no, pending or, to the Knowledge of the Company, threatened Actions by or against any Group Company that, if adversely decided or resolved, would reasonably be expected to be material to the business of the Group Companies, taken as a whole. There is no Governmental Order imposed upon any Group Company that would reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.11            Compliance with Laws.

(a)            Each of the Group Companies is, and since the later of its formation, incorporation or registration or five (5) years prior to the date hereof has been, in compliance with all applicable Laws (including, without limitation, any investment Laws, exchange control Laws, telecommunication Laws, labor and employment Laws, unfair competition Laws, consumer protection Laws, payment-related Laws and anti-money laundering Laws in all applicable jurisdictions), except as set forth on Section 4.11(a) of the Company Disclosure Letter and except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Group Companies, taken as a whole. No Group Companies has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Group Companies, taken as a whole.

(b)            Except as set forth on Section 4.11(b) of the Company Disclosure Letter, (i) each of the Group Companies holds, or each Company Real Property and, to the Knowledge of the Company, each Additional Real Property, assuming the consummation of the transaction contemplated by the applicable Property Acquisition Agreement, benefits from, and during the three (3)-year period prior to the date hereof, has held or benefitted from, all authorizations, licenses, permits (including all building permits), permissions, certificates, filings, consents, variances, exemptions, waivers, approvals, Governmental Orders, allowances, registrations and clearances of any Governmental Authority necessary for the Group Companies to own, lease, use, access and operate its properties and assets, and to construct, develop and maintain each Company Development Property (to the extent customary for the applicable stage of construction) and to carry on and operate its businesses as currently conducted (the “Company Permits”); (ii) no Group Company has received written notice from, or on behalf of, any Governmental Authority with jurisdiction over the applicable property that any authorizations, licenses, permits (including all building permits), permissions, certificates, filings, consents, variances, exemptions, waivers, approvals, Governmental Orders, allowances, registrations or clearances of such Governmental Authority that are necessary for the completion or operation of any Company Development Property that are customarily issued at a stage of construction after the date hereof will not be issued or granted, will be refused or will be subject to any conditions that are not customary in such jurisdiction; (iii) each Group Company is, and at all times during the three (3)-year period prior to the date hereof has been, in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect; and (iv) no Group Company has received any written notice of any violation or failure to comply with any Company Permit, and no suspension, modification, revocation or cancellation of any of the Company Permits is, to the Knowledge of the Company, pending or threatened in writing, except, in the case of each of clauses (i), (ii), (iii) and (iv), as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            No Group Company, any of its respective directors or officers, or, to the Knowledge of the Company, any of its respective employees or agents acting for or on their behalf, is or has at any time since the later of its formation, incorporation or registration or five (5) years prior to the date hereof (i) been a Sanctioned Person, (ii) engaged in any transactions or dealings with any Sanctioned Persons or (iii) violated any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws. No Group Company, any of its respective directors or officers, or, to the Knowledge of the Company, any of its respective employees or agents authorized to act on behalf of the business of such Group Company, has since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, offered, promised, provided or authorized the provision of any money, property or other thing of value, directly or indirectly, to any Person to improperly influence any action of any Governmental Authority or Government Official or to secure any improper advantage, or to cause the recipient to breach a duty of good faith or loyalty or the policies of their employer in violation of any Anti-Corruption Laws.

(d)            No Group Company has at any time since the later of its formation, incorporation or registration or five (5) years prior to the date hereof (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws, (ii) been the subject of any internal investigation or any actual or threatened inquiry or enforcement proceedings by any Government Official or Governmental Authority for any actual violations of any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws or (iii) violated or received in writing any notice, request, penalty or citation for any actual non-compliance with any Sanctions Laws, Trade Control Laws or Anti-Corruption Laws. No Action involving the Group Companies with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(e)            Each Group Company has, since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, devised and maintained systems of internal accounting controls intended to ensure compliance with Anti-Corruption Laws and which are sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with applicable policies and procedures and management’s general or specific authorization and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets. Further, the books, records and accounts of the Group Companies have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets.

(f)            No Group Company has, since the later of its formation, incorporation or registration or five (5) years prior to the date hereof, established or maintained any secret, unrecorded or unlawful fund of corporate monies or other properties or created or caused the creation of any false or inaccurate books and records of such Group Company, related to any of the foregoing.

Section 4.12            Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xxiv) of this Section 4.12(a) to which, as of the date of this Agreement, one or more Group Companies is a party (all such Contracts whether or not listed on Section 4.12(a) of the Company Disclosure Letter, collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been made available to SPAC:

(i)            any Customer Contract (A) with a top twenty (20) Customer of the Group Companies (each, a “Material Customer”) based on monthly recurring revenue by the Group Companies in the 12-month period ended December 31, 2023 (such Customer Contracts, the “Material Customer Contracts”) or (B) pursuant to which aggregate payments of more than $10,000,000 have been paid or are payable by the Customer under such Customer Contract;

(ii)           any Contract with any of the twenty (20) largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Group Companies, based on the aggregate amount of expenditures made by the Group Companies to such vendor, supplier or service provider for the 12-month period ended December 31, 2023;

(iii)          any Contract pursuant to which any Group Company is under an obligation to sell, assign or otherwise transfer any ownership interest in any material Intellectual Property Rights to any Person, except for any such Contract pursuant to which, as of the date of this Agreement, such sale, assignment or other transfer of ownership interest has already occurred;

(iv)          any Contract relating to the (A) acquisition or disposition of any material part of the business of the Group Companies, taken as a whole (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer or similar transaction) or (B) sale of any assets of such business, with respect to this clause (B), with an aggregate value in excess of $2,500,000;

(v)           any Contract with respect to the acquisition or disposition of any Person, the disposition of any Company Real Property or Additional Real Property or the acquisition of any real property (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer or similar transaction) pursuant to which any Group Company has (A) material continuing indemnification obligations or obligations for unpaid consideration or (B) any “earn-out” or similar contingent payment obligations, in each case, that would reasonably be expected to result in future payments of more than $5,000,000;

(vi)          any Contract involving financing or borrowing of money or relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset or otherwise) with a value in excess of $2,500,000;

(vii)         any guarantee or grant of security interest for debt of a third party by any Group Company, and any agreements of indemnity, surety or similar contracts, whether direct or indirect, in each case in excess of $5,000,000;

(viii)        personal property leases involving payments of more than $5,000,000 in the aggregate;

(ix)           any Contract containing covenants not to engage in or compete in any line of business or market or with any Person in any geographical area or not to solicit customers or employees of any Person, except for Contracts with current or former Company Service Providers that do not contain restrictive covenants adverse to any Group Company or otherwise would not be material to the Group Companies taken as whole;

(x)            any Contract pursuant to which any Group Company has granted or agreed to grant to any other Person any right to use or otherwise practice or exploit, or has granted or agreed to grant any license, covenant, release or immunity with respect to, any material Intellectual Property Rights, excluding non-exclusive rights to use or otherwise practice or exploit, or any license, covenant, release or immunity with respect to Intellectual Property Rights granted to Customers or current or former Company Service Providers in the ordinary course of business;

(xi)           any Contract pursuant to which any other Person has granted or agreed to grant to any Group Company any right to use or otherwise practice or exploit, or has granted or agreed to grant any license, covenant, release, immunity or other right, with respect to any material Intellectual Property Rights, excluding (A) Contracts for Open Source Software, and (B) Contracts with respect to off-the-shelf Software commercially available for an annual license fee, royalty or other consideration of no more than $25,000 per copy per user;

(xii)          any Contract concerning a joint venture, strategic alliance, collaboration or partnership agreement with any Person (other than Contracts between wholly-owned Subsidiaries of the Company);

(xiii)         any Contract with a Governmental Authority in excess of $5,000,000 during the 12-month period ended December 31, 2023, based on monthly recurring revenue by the Group Companies;

(xiv)        any Contract that contains any “most-favored nation” pricing or similar pricing terms, or provisions regarding minimum volumes;

(xv)         any collective bargaining agreement or other Contract with any labor union, trade association, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(xvi)        any agreement that grants any Person other than the Group Companies any rights of first refusal, rights of first offer, rights of first negotiation or similar rights with respect to any material properties, assets or business of the Group Companies, taken as a whole;

(xvii)       any Contract relating to loans to directors, officers or managers of a Group Company, other than advances of business expenses in the ordinary course of business;

(xviii)       any Contract that contains uncapped indemnification obligations of the Group Companies, in each case, other than such Contracts entered into in the ordinary course of business;

(xix)         any Company Property Leases;

(xx)          any Contract that is a coexistence agreement, settlement agreement, covenant not to sue or similar agreement, in each case under which any Group Company is restricted in its right to use, enforce or register any material Owned Intellectual Property;

(xxi)         any Contract (other than the type described in clauses (i) through (xx) above) that requires aggregate payments by or to the Group Companies in excess of $5,000,000 per annum; and

(xxii)        any outstanding written commitment to enter into any Contract of the types described in this Section 4.12(a).

(b)            Except (i) to the extent that any Material Contract expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof and (ii) for such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to be material to the business of the Group Companies, taken as a whole, each Material Contract is (x) in full force and effect and (y) represents the valid and binding obligations of one or more of the Group Companies party thereto and, to the Knowledge of the Company, represents the valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except where the occurrence of such notice, breach, default or failure to perform would not have a Material Adverse Effect, none of the Group Companies, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any Material Contract (with or without notice or lapse of time or both).

(c)            All Material Contracts executed by the Group Companies are: (i) in writing and registered (as applicable and except as would not be material to the Group Companies, taken as a whole); and (ii) were entered into on commercial terms and otherwise in the ordinary course of business.

Section 4.13            Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan.

(b)            With respect to each material Company Benefit Plan, the Company has made available to SPAC copies, to the extent applicable, (i) a copy of the plan document and all amendments thereto or, if the Company Benefit Plan is an individual agreement that is substantially similar to a form, a form thereof, (ii) the most recent summary plan description, (iii) the most recent Internal Revenue Service opinion or determination letter, (iv) any material insurance policies or contracts, trust agreements or other funding mechanisms, (v) the most recent annual accounting of plan assets, and the most recent actuarial valuation, and (vi) any non-routine correspondence from any Governmental Authority within the past three (3) years if a material liability remains.

(c)            Each Company Benefit Plan has been established, maintained and operated in compliance with its terms and all applicable Laws, in each case, in all material respects. All contributions or premium payments due with respect to each Company Benefit Plan have been timely paid or contributed in all material respects. There are no material Actions, investigations, audits or claims (other than for routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any material Company Benefit Plan. Except as set forth on Section 4.13(c) of the Company Disclosure Letter, each Company Benefit Plan that is required to be registered with a Governmental Authority, has been so registered and, to the Knowledge of the Company, no event has occurred with respect to any material Company Benefit Plan which would reasonably be expected to result in the revocation of the registration of any such Company Benefit Plan. To the extent any Company Benefit Plan is intended to qualify for favorable tax treatment, such Company Benefit Plan satisfies all applicable requirements to qualify for such tax treatment in all material respects. With respect to any Company Benefit Plan, none of the Group Companies have (i) any material unfunded liabilities (to the extent such obligations are required to be funded under applicable Law) nor are any unfunded liabilities reasonably expected to arise in connection with the Transactions or (ii) any material Taxes or material unpaid obligation in connection with the termination or withdrawal from any such Company Benefit Plan.

(d)            No Company Benefit Plan provides, and no Group Company has any obligation to provide, welfare or medical benefits after retirement or other termination of employment to any current or former Company Service Provider, other than as required by any applicable local Law.

(e)            No Company Benefit Plan is and no Group Company or any ERISA Affiliate has ever, maintained, contributed to, been required to contribute to or had any material liabilities with respect to (i) any defined benefit pension plan (or similar type of plan or arrangement) or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any multiemployer plan), (ii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)             No amounts paid or payable under any Company Benefit Plan have been or are reasonably expected to be subject to taxation under Section 409A of the Code. Except as required by applicable Law, no Person is entitled to any gross-up, make-whole or other additional payment from any Group Company with respect to any Tax or interest or penalty related thereto.

(g)            Except as set forth on Section 4.13(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) entitle any current or former Company Service Provider to any severance, retention or change in control payment, or increase the amount of any payment or compensation due to any current or former Company Service Provider, (ii) accelerate the time of payment or vesting of such payment due to any current or former Company Service Provider, (iii) require any contributions or payments to fund any obligations to a Company Service Provider (whether under any Company Benefit Plan or otherwise) or (iv) limit or restrict the right to merge, amend or terminate any Company Benefit Plan or (v) result in the payment or provision of any amount that is subject to Section 280G(b)(1) of the Code.

(h)            Each written or unwritten plan, contract, agreement, policy or other arrangement that is mandated by a Governmental Authority, which would otherwise qualify as a Company Benefit Plan if such plan were not mandated by a Governmental Authority (the “Mandatory Benefit Plans”) has been established, maintained and operated by the Group Companies in compliance with its terms and all applicable Laws, in each case, in all material respects. There are no material Actions or claims (other than for routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Mandatory Benefit Plan. Each Group Company has provided for and contributed to all Mandatory Benefit Plans, by making, in a timely manner, all such contributions as are required by applicable Law and making such deductions from all payments made or deemed to be or treated as made by it or on its behalf, as are required under applicable Law, and by duly accounting to the Governmental Authorities for all sums so deducted and contributed for all other amounts for which it is required to account under the relevant Mandatory Benefit Plan.

Section 4.14            Labor Matters.

(a)            Except as set forth on Section 4.14(a) of the Company Disclosure Letter, with respect to any Group Company: (i) there are no CBAs or any other commitments or relationships with any labor union, works council, labor organization or similar entity and no such entity represents any employees of any Group Company; (ii) no labor organization or group of employees has filed any representation or petition certification application or made any written or oral demand for recognition, (iii) no union organizing or decertification efforts are, or in the past three (3) years have been, underway or, to the Knowledge of the Company, threatened and no other question concerning employee representation exists, (iv) there are no, and in the past three (3) years have been no, strikes, work stoppages, lockouts, walkouts, pickets or other material labor disputes, (v) there are no workers’ compensation liabilities or matters arising outside of the ordinary course of business, (vi) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against any Group Company, (vii) to the Knowledge of the Company, no employee or agent of any Group Company has committed any act or omission giving rise to any material liability against any Group Company and (viii) there is no material liability to any current or former Company Service Provider by way of damages or compensation for loss of office or employment or for redundancy or unfair, constructive or wrongful dismissal or for other grounds. With respect to the Transactions, each Group Company has satisfied in all material respects any bargaining, consent, consultation or notice obligations owed to any Group Company employee or such employee’s representatives under any applicable Law or CBA.

(b)            Each of the Group Companies (i) is and has been during the past three (3) years in compliance in all material respects with all applicable Laws pertaining to the employment or engagement of Company Service Providers, including, but not limited to, all such laws relating to labor, employment, minimum wage and overtime, health and safety, immigration, paid time off, fair employment practices, equal employment opportunities, discrimination, harassment and retaliation; (ii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing towards any current or former Company Service Provider; and (iii) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former Company Business Employee.

(c)            To the Knowledge of the Company, during the past three (3) years, (i) no allegations of sexual harassment or discrimination have been made against (A) any officer director, or executive of any Group Company, or (B) any Company Business Employee who, directly or indirectly, supervises or has managerial authority over other Company Service Providers and (ii) the Group Companies have not entered into any settlement agreement or conducted any investigation related to allegations of harassment or discrimination by any current or former Company Service Provider.

Section 4.15            Tax Matters. Except as would not have a Material Adverse Effect:

(a)            All Tax Returns required to be filed by any Group Company have been filed (taking into account applicable extensions permitted under applicable Law) and all such Tax Returns are true, correct and complete in all respects.

(b)            All Taxes required to be paid by the Group Companies have been timely and duly paid.

(c)            No Tax audit, claims, assessments, investigations, examination or other proceeding with respect to Taxes of any Group Company is currently in progress or has been threatened in writing by any Governmental Authority.

(d)            All Taxes required by applicable Tax Laws to be withheld or collected by the Group Companies have been withheld and paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or received from any employee, independent contractor, shareholder, creditor or other third party.

(e)            There are no Liens with respect to Taxes on any of the assets of any of the Group Companies, other than Permitted Liens.

(f)            There are no written assessments or deficiencies made against any Group Company as a result of any audit, examination, dispute, claim, proceeding or other action concerning any Tax liability of any Group Company that have not been paid or otherwise resolved.

(g)            No Group Company is a party to or bound by any written Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial Contracts, the primary subject of which is not Taxes).

(h)            The Group Companies have no outstanding waivers, extensions or outstanding requests for extensions of any applicable statute of limitations to (i) assess any amount of Taxes or (ii) file any Tax Return or pay any Taxes shown to be due on any Tax Return (other than, in each case, an automatic extension arising as a result of a Group Company obtaining an extension of time to file a Tax Return).

(i)            The Company is treated as a corporation and has not made any election to elect or change its classification since formation, in each case, for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(j)            The Group Companies have not taken or agreed to take any action (or permitted any action to be taken) that would reasonably be expected to prevent the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of the Transactions and any actions contemplated by this Agreement or any other Transaction Agreement).

(k)            No Group Company has been a member of an affiliated, consolidated or similar Tax group (other than any such group the parent of which is a Group Company) or otherwise have any liability for the Taxes of any Person (other than the Group Companies) under applicable Laws. The Group Companies have not had any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as transferees or successors, or by Contract (including any Tax sharing, indemnity, allocation or similar agreement but excluding any commercial Contract the primary subject of which is not Taxes).

(l)             No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Group Company does not file a Tax Return that such Group Company is subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(m)           For applicable income Tax purposes, no Group Company is a tax resident of, or has a permanent establishment, branch or representative office in, any country other than the country of its organization.

(n)            The Group Companies have not entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes that remains in effect as of the Closing Date, nor is there any written request by the Company outstanding as of the Closing Date for any such ruling, memorandum or agreement.

(o)            As of the Closing Date, no Group Company organized in a jurisdiction outside of the United States (A) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (B) is treated as a domestic corporation under Section 7874(b) of the Code.

(p)            To the Knowledge of the Company, the Group Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (A) installment sale or open transaction disposition made by any Group Company prior to the Closing (other than transactions under this Agreement or any Transaction Agreement), (B) change in any method of accounting of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable Law to be made prior to the Closing, (C) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Company prior to the Closing or (D) any prepaid amount received prior to the Closing outside the ordinary course of business.

(q)           All contracts or agreements entered into by the Company with any of its Affiliates have been entered into on an arms’ length basis and the consideration (if any) charged, received or paid with respect to such contracts or agreements has been equal to the consideration that would have been charged, received or paid between unrelated Persons dealing at arms’ length.

(r)            The re-domiciliation of the Company from Mauritius to the Cayman Islands is not considered to be a transfer under the (Indian) Income Tax Act, 1961 and shall not result in a taxable event for the Company or its shareholders (to the extent the Company could be liable for the Taxes of its shareholders) under the applicable Tax Laws in any jurisdiction.

(s)            The Recapitalization shall not be considered or treated as a taxable event or require the payment of any taxes under the (Indian) Income Tax Act, 1961.

Section 4.16            Real Property; Assets.

(a)            Owned Real Property; Ground Leased Real Property. None of the Group Companies owns or has ever owned any real property or is party to any Contract to purchase any real property (including, but not limited to, pursuant to any Property Acquisition Agreement).

(b)            Leased Real Property. Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Leased Real Property (together with the address and parcel identification number thereof) and identifies the Group Company that possesses a leasehold interest in such Leased Real Property and the applicable Company Property Lease demising a leasehold interest in such Leased Real Property to such Group Company. None of the Group Companies lease or license any real property in the Cayman Islands. The Leased Real Property constitutes all of the real property leased or licensed by the Group Companies or used in connection with their business. A Group Company is the sole legal and beneficial lessee or licensee of the space demised pursuant to each Company Property Lease covering Leased Real Property; has a valid and marketable leasehold estate therein, free and clear of all Liens other than Permitted Liens; and is in lawful, quiet and exclusive possession and occupancy thereof in all material respects, subject only to the rights granted under Customer Contracts. Each Leased Real Property is treated for usage as ‘non-agricultural’ by the relevant Governmental Authority under the applicable land revenue code. No Leased Real Property is subject to any outstanding termination or contraction right or option in favor of the landlord under any Company Property Lease. Each Company Property Lease and any other document of title in relation to any Leased Real Property has been adequately stamped, as applicable, and has been duly recorded, filed or registered in the real estate records in the jurisdiction in which the applicable Leased Real Property is located or as may otherwise be required by applicable Law.

(c)            Additional Real Property. Section 4.16(c) of the Company Disclosure Letter sets forth (i) a true, correct and complete list, in all material respects, of all Additional Real Property (together with the address and parcel identification number thereof) and identifies the Group Company that will acquire fee simple title to, or leasehold interest in, such Additional Real Property after giving effect to the transactions contemplated by the applicable Property Acquisition Agreement and (ii) the applicable Property Acquisition Agreement pursuant to which such transaction is contemplated. To the Knowledge of the Company, after giving effect to the transactions contemplated by each Property Acquisition Agreement, a Group Company will be the sole legal and beneficial owner of each Additional Real Property that will be Owned Real Property, and will be the sole legal and beneficial lessee or licensee of the space demised pursuant to the applicable Company Property Lease to be entered into at each Additional Real Property; will have a valid and marketable estate therein, free and clear of all Liens other than Permitted Liens; and will be in lawful and exclusive possession and occupancy thereof in all material respects, subject only to the rights granted under Customer Contracts. Each Additional Real Property is considered for ‘non-agricultural’ use by the relevant Governmental Authority under the applicable land revenue code. To the Knowledge of the Company, no Additional Real Property is subject to any outstanding option, right of first offer, right of reverter or right of first refusal to purchase such Additional Real Property or any portion thereof or interest therein in favor of any third party. Each Property Acquisition Agreement executed by a Group Company with respect to an Additional Real Property has been adequately stamped and if required under applicable Law, has been duly recorded, filed or registered in the real estate records in the jurisdiction in which the Additional Real Property is located in accordance with provisions of applicable Law.

(d)            Disposition of Company Real Property. Section 4.16(d) of the Company Disclosure Letter sets forth (i) a true, correct and complete list, in all material respects, of all Company Real Property which, after giving effect to the transactions contemplated by any Property Disposition Agreement, would no longer constitute Company Real Property (together with the address and parcel identification number thereof), and (ii) the applicable Property Disposition Agreement pursuant to which such transaction is contemplated.

(e)            Company Development Property. Section 4.16(e) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Company Development Property (together with the address and parcel identification number thereof) and the status of such construction or development at each Company Development Property as of the date hereof.

(f)            Company Property Leases. A true, correct and complete copy of each Company Property Lease has been made available to SPAC. Each Company Property Lease is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Company Property Lease is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, nor has any Group Company experienced any unresolved disputes or issues related to the Company Property Leases, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Group Company has received any written notice of the intention of any party to terminate or not renew any Company Property Lease or any assertion in writing of any material default, offset, counterclaim or deduction to the payment of rent that remains outstanding. No Group Company has received any written notice that it is obligated to pay any penalties or liquidated damages, increase in rents or outflows, or any other compensation to the landlord, other that any rent escalations in the ordinary course, in accordance with the terms of the relevant Company Property Lease.

(g)            Property Acquisition Agreements. A true, correct and complete copy of each Property Acquisition Agreement has been made available to SPAC. Each Property Acquisition Agreement is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Property Acquisition Agreement, is in breach, violation or default thereunder or has any ongoing disputes with respect to or initiated under such Property Acquisition Agreement, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)            Property Disposition Agreements. None of the Group Companies is a party to a Property Disposition Agreement.

(i)             Construction Documents. Section 4.16(i) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Construction Documents affecting the Company Real Property as of the date hereof. A true, correct and complete copy of each Construction Document has been delivered to SPAC. Each Construction Document is in full force and effect and, to the extent applicable, constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto (if any), enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any applicable Construction Document is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, nor has any Group Company experienced any unresolved disputes or issues related to any applicable Construction Document, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The construction and development of each Company Development Property is being performed in good and workmanlike manner, consistent with applicable codes of practice in the relevant jurisdiction, using only materials of a quality consistent with applicable codes of practice and suitable for buildings of the nature being developed and in accordance with all applicable Laws and each Construction Document, in each case except to the extent of any deviation therefrom that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)            Service Contracts. Section 4.16(j) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Service Contracts as of the date hereof. A true, correct and complete copy of each such Service Contract has been made available to SPAC. Each Service Contract is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Service Contract is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The management and operation of each Company Real Property is being performed in accordance with the general standards applicable to other facilities similar to the Company Real Property, in each case, except to the extent of any deviation therefrom that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)            Brokerage Agreements. Section 4.16(k) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Brokerage Agreements in effect as of the date hereof. A true, correct and complete copy of each Brokerage Agreement has been made available to SPAC. Each Brokerage Agreement is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Brokerage Agreement is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)            Infrastructure Agreements. Section 4.16(l) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Infrastructure Agreements in effect as of the date hereof. A true, correct and complete copy of each Infrastructure Agreement has been made available to SPAC. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Infrastructure Agreement is in full force and effect and, to the extent applicable, constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto (if any), enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any applicable Infrastructure Agreement is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Real Property and, to the Knowledge of the Company, each Additional Real Property, benefits from all telecommunications equipment or services Contracts that are reasonably necessary for the Group Companies to conduct their businesses as conducted as of the date hereof (and, in the case of Additional Real Property, after giving effect to the transactions contemplated by the Property Acquisition Agreements), except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)           Property Documents. A true, correct and complete copy of each material Property Document has been made available to SPAC. Each material Property Document is in full force and effect and, to the extent applicable, constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto (if any), enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any applicable Property Document is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Real Property and, to the Knowledge of the Company, each Additional Real Property, benefits from any and all Property Documents that are reasonably necessary for the Group Companies to conduct their businesses as conducted as of the date hereof (and, in the case of Additional Real Property, after giving effect to the transactions contemplated by the Property Acquisition Agreements), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)            Company Real Property Loan Documents. Section 4.16(n) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Company Real Property Loan Documents in effect as of the date hereof and the outstanding principal balance as of March 31, 2024 under each such Company Real Property Loan Document. A true, correct and complete copy of each Company Real Property Loan Document has been made available to SPAC. Each Company Real Property Loan Document is in full force and effect and constitutes a valid, legal and binding obligation of the applicable Group Company and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). No Group Company, nor to the Knowledge of the Company, any other party to any Company Real Property Loan Documents is in breach, violation or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)            No Other Contracts; No Modifications. No Group Company, nor any Company Real Property, nor, to the Knowledge of the Company, any Additional Real Property, is subject to, or will assume in connection with any Property Acquisition Agreement, any material Contract (or any amendment or modification thereof), nor is any material Contract (or any amendment or modification thereof) under negotiation or currently contemplated in writing, other than the Existing Real Property Contracts. To the Knowledge of the Company, no material Contract other than the Existing Real Property Contracts is reasonably necessary for the current use and operation of the Company Real Property or the Additional Real Property other than Construction Documents not yet entered into in connection with Company Development Property for which such development or construction has not yet commenced.

(p)            Construction Costs. Section 4.16(p) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of (i) the total budgeted costs of development and construction for such Company Development Property and (ii) the total amount spent or incurred by the Group Companies in connection therewith as of the date hereof. As of the date hereof, there are no current or anticipated cost overruns in excess of ten percent (10%) of the total budgeted costs of development and construction for any Company Development Property or in the aggregate for all Company Development Property.

(q)            Utilities. All water, sewer, gas, electric, telephone, cable, drainage and other utilities required by applicable Laws or currently used in connection with the ownership, operation and maintenance of the Company Real Property are installed across public property or valid easements to the boundary lines of the Company Real Property, and constructed or are connected pursuant to valid Company Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened termination of any such utility services, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)            Power Supply. In the past three (3) years, no Group Company has been subject to, nor will any Group Company assume with respect to any Additional Real Property, any Customer Contract or other agreement to provide electric power in any material respect to any Person in excess of the electric power available at such Company Real Property or Additional Real Property (as applicable), except in the ordinary course of business. The Group Companies have executed Contracts to receive adequate and consistent electric power, on commercial terms, which is sufficient in all material respects for the operation of the business of the Group Companies.

(s)            Physical Condition of Company Real Property. All Company Real Property, other than the Company Development Property, and, to the Knowledge of the Company, all Additional Real Property (i) are structurally sound, are in good operating condition and repair, have no defects and are adequate for the uses to which they are being put and have been constructed in accordance with the relevant Company Permits, (ii) are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, (iii) are sufficient for the continued conduct of the business of the Group Companies as presently conducted and constitute all of the rights, property and assets necessary to conduct said business as currently conducted and (iv) are free from infestation by rodents, termites or other insects or animals, in each case other than as may be disclosed in any physical condition reports that have been made available to SPAC, except in each case of clauses (i)-(iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)            Condemnation. There are no material condemnation, eminent domain or similar proceedings pending or, to Knowledge of the Company, threatened against any Company Real Property or any portion thereof or, to the Knowledge of the Company, any Additional Real Property or any portion thereof.

(u)            Essential Personal Property. Each Group Company has good and valid title to, and has possession and control of, all Essential Personal Property free and clear of all Liens and not subject to any agreement or commitment to create a Lien, in each case, other than Permitted Liens, including Customer Contracts but excluding (i) property owned by Customers under Customer Contracts and (ii) property owned by Landlords under Company Property Leases. The Essential Personal Property in which the Group Companies have good, valid and enforceable ownership or leasehold interests is sufficient to enable the businesses of the Group Companies to be conducted immediately after the Closing in the same manner in all material respects as the businesses of the Group Companies have been conducted since the Most Recent Balance Sheet Date. The lease of any Essential Personal Property by any Group Company will not expire prior to the expiration of the term of the relevant Customer Contract for which the Essential Personal Property is used. All Essential Personal Property owned or leased by any Group Company are in good operating condition and repair, ordinary wear and tear excepted, have been properly serviced and maintained, are capable of being used safely and efficiently, are not in need of renewal or replacement and are suitable for the purposes for which they are presently being used. There are no material deficiencies or defects that would reasonably be expected to adversely affect any such Essential Personal Property or any repair thereto that require any material expense.

Section 4.17            Intellectual Property and IT Security.

(a)            Section 4.17(a) of the Company Disclosure Letter sets forth (i) a true, correct and complete list, as of the date hereof, of all Registered Intellectual Property, specifying as to each, as applicable, (A) the jurisdiction by or in which it has been issued, registered or filed, (B) the registration, application or serial or other similar identification number, as applicable, (C) if applicable, the issue or registration date, and solely with respect to patents, the filing or application date, and (D) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest; and (ii) a true, correct and complete list, as of the date hereof, of all material Software included in the Owned Intellectual Property (“Company Software”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse effect, the Registered Intellectual Property are not subject to any pending or threatened in writing interference, derivation, opposition, reissue, reexamination, cancellation or other similar proceeding. Except as would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, the Registered Intellectual Property have not been held invalid or unenforceable by any Governmental Authority, and are in full force and effect, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies exclusively own all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens), and the Group Companies have a valid and enforceable (subject to the Enforceability Exceptions) license, or other right to use, practice and exploit all other material Intellectual Property Rights reasonably necessary for the operation of their businesses as presently conducted in the manner that such Intellectual Property Rights have been used, practiced and exploited, and are being used, practiced or exploited, by the Group Companies (such Intellectual Property Rights, together with the Owned Intellectual Property, the “Company Intellectual Property”); provided that, the foregoing shall not be read or interpreted as a representation or warranty relating to the validity, enforceability, infringement, dilution, misappropriation or other violation of Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no funding or resources of any Governmental Authority or research or educational institution were used to develop any part of the Owned Intellectual Property and (ii) no Group Company has participated in any standards-setting process that imposes a commitment or obligation to license, or offer to license, any material Owned Intellectual Property as a result of or in connection with its participation in such standards-setting process.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Registered Intellectual Property is valid and enforceable. As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(c) of the Company Disclosure Letter, (i) there are no Actions pending or, to the Knowledge of the Company in the past three (3) years, threatened in writing or any other written notice against any Group Company (A) challenging the validity, enforceability, ownership or use of any Owned Intellectual Property, (B) demanding or inviting any Group Company to enter into any agreement as a licensee of Intellectual Property Rights, or (C) asserting any infringement, dilution, violation or misappropriation by the Company or the conduct of the Company’s business of the Intellectual Property Rights of any Person, (ii) no Group Company, nor the conduct of the business of any Group Company as currently conducted, is infringing upon, misappropriating or otherwise violating, or has in the past three (3) years infringed upon, misappropriated or otherwise violated, (A) any Intellectual Property Rights (other than patents) of any Person, or (B) to the Knowledge of the Company, any patents of any Person, and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has in the past three (3) years, infringed upon, misappropriated or otherwise violated, any Owned Intellectual Property.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have in place commercially reasonable measures designed to protect and maintain the confidentiality of all confidential Owned Intellectual Property, including proprietary source code, trade secrets and other confidential and proprietary information included therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each current or former Company Service Provider who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, conception or other development of any Intellectual Property Rights for or on behalf of the Group Companies, and any other Person that has been involved in the authorship, invention, creation, conception or other development of any Intellectual Property Rights for or on behalf of the Group Companies (each such Person, a “Creator”) has validly assigned to or vested ownership in the Group Companies all of such Creator’s rights in and to such Intellectual Property Rights. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no disclosure of any trade secrets material to the operation of the business of the Group Companies as currently conducted, other than pursuant to a written confidentiality agreement.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Group Company has used, modified, distributed or otherwise exploited any Software that is licensed, provided or distributed under any open source license, including any license meeting the open source definition (as promulgated by the Open Source Initiative) or the free software definition (as promulgated by the Free Software Foundation), or any materially similar license (“Open Source Software”) in any manner that subjects any Company Intellectual Property or Company Offering to any Copyleft Obligations. Except as would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no source code or related proprietary and confidential materials that describe the contents of source code, in each case, of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, except to any third-party Software developer or consultant engaged by any Group Company through a written agreement with confidentiality obligations, and no Person has any right, contingent or otherwise, to obtain access to any such source code.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in the creation or imposition of any Lien on any Company Intellectual Property (other than Permitted Liens), or other loss or impairment of any right of the Group Companies to own, use, practice or otherwise exploit any Company Intellectual Property, as such Company Intellectual Property is owned, used, practiced or otherwise exploited, as applicable, by the Group Companies as of the date of this Agreement.

(g)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Systems are in good working order and function in accordance with all applicable documentation and specifications. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Systems that are currently used in the business of the Group Companies constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on such business. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the arrangements relating to the IT Systems (including their operation and maintenance) will not be adversely affected by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, and the IT Systems will have adequate capability and capacity for the processing and other functions required by the Group Companies immediately following the Closing.

(h)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(h) of the Company Disclosure Letter, the Group Companies have in effect commercially reasonable disaster recovery and business continuity plans, procedures and facilities and have taken all commercially reasonable steps intended to safeguard the security and the integrity of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have implemented all security patches and upgrades that are generally available for the IT Systems.

(i)             Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(i) of the Company Disclosure Letter, no Group Company has experienced, and, to the Knowledge of the Company, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of its business as a result of: (i) any substandard performance or defect in any part of the IT Systems, whether caused by any viruses, bugs, worms, software bombs, lack of capacity or otherwise, or (ii) a breach of security in relation to any part of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the three (3)-year period before the date of this Agreement, there has been no failure with respect to any of the IT Systems that has had an adverse effect on the operations of any Group Company.

(j)             Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have at all times implemented and maintained an Information Security Program. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no violation of any Information Security Program maintained by the Group Companies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have at all times required all parties that process Company Data on behalf of any Group Company (each, a “Data Processor”) to implement and maintain commercially reasonable measures designed to protect the security, confidentiality and integrity of any such Company Data, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, there has been no violation of such requirement by any Data Processor.

(k)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 4.17(k) of the Company Disclosure Letter, the Group Companies and, with respect to the processing of Company Data, to the Knowledge of the Company, the Data Processors comply and, during the three (3)-year period prior to the date of this Agreement, have complied in all respects with the Data Protection Requirements and the written and published policies of the Group Companies related to the Processing of Personal Data.

(l)             Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies have not suffered during the three (3)-year period prior to the date of this Agreement and are not suffering as of the date hereof a Security Incident and have not been and are not adversely affected by any malicious code, ransomware or malware attacks or denial-of-service attacks on any IT Systems. No Group Company has been during the three (3)-year period prior to the date of this Agreement or is required to notify any Person or Governmental Authority of any Security Incident. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no current Action pending, or, to the Knowledge of the Company, threatened in writing, against any Group Company, including by any Governmental Authority, with respect to its Processing of Company Data or its noncompliance with any Data Protection Requirements.

Section 4.18            Brokers’ Fees. Other than as set forth on Section 4.18 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment or fee in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.

Section 4.19            Information Supplied. The information supplied or to be supplied by the Group Companies or their respective Representatives in writing specifically for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any current report on Form 8-K shall not, at (a) the time the Registration Statement is declared effective (in the case of the Registration Statement) or the time filed (in the case of a current report on Form 8-K), (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders (in the case of the Proxy Statement/Prospectus), (c) the time of the SPAC Extraordinary General Meeting (in the case of the Proxy Statement/Prospectus) and (d) the First Effective Time and the Second Effective Time (in the case of the Registration Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Transaction Filings will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 4.20            Environmental Matters. (a) Each Group Company is, and since its formation has been, in compliance with all Environmental Laws, which compliance includes the possession of all Company Permits required under applicable Environmental Laws for the operation of the business of the Group Companies; (b) no Group Company has received any written notice, claim, demand, complaint, citation, request for information or Governmental Order, and there is no Action pending or, or to the Knowledge of the Company, threatened in writing against any Group Company, alleging any violation of, or liability for any Release of or exposure to Hazardous Materials under, Environmental Laws in connection with the conduct of the business of the Group Companies; and (c) there has been no Release of Hazardous Material by any Group Company on, at, under or from any property currently, or to the Knowledge of the Company formerly, owned, leased or operated by any Group Company that requires cleanup under Environmental Law, except in each case of clauses (a)-(c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.21            Insurance. With respect to each material insurance policy covering the Group Companies (other than any insurance policies held in connection with any Company Benefit Plans), any Company Real Property and, to the Knowledge of the Company, any Additional Real Property (a) such insurance policy is in full force, (b) there is no claim in excess of $100,000 pending as of the date hereof under any of such insurance policies as to which coverage has been denied in writing by the underwriters of such policies and (c) no Group Company has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Group Companies taken as a whole) of any insurance policy that is held by, or for the benefit of, any Group Company.

Section 4.22            Related Party Transactions. Section 4.22(a) of the Company Disclosure Letter sets forth all Contracts, transactions, arrangements or understandings between (a) any Group Company, on the one hand, and (b) a Company Related Party, on the other hand (the “Related Party Transactions”). Except as set forth in Section 4.22(a) of the Company Disclosure Letter, each Related Party Transaction has been entered into on commercial terms, on an arms’ length basis and in compliance with applicable Law. Except as set forth in Section 4.22(b) of the Company Disclosure Letter, none of the Company Related Parties (i) owes or is owed any amount, or has any liability or other obligation of any nature, to or from any of the Group Companies, (ii) owns any property, asset or right, tangible or intangible, that is used by any Group Company in the conduct of its business as currently conducted or (iii) is a customer, client, vendor or supplier of any Group Company. No Group Company has committed to make any loan or extend or guarantee an amount of credit to or for the benefit of any Company Related Party. Except as set forth in Section 4.22(c) of the Company Disclosure Letter, any Company Real Property leased by a Group Company from a Company Related Party has been leased at fair market value.

Section 4.23            Customer Contracts. A true, correct and complete copy of each material Customer Contract and a complete, accurate and current rent roll for the Customer Contracts has been made available to SPAC. There is no existing material default or breach by, no event has occurred that with notice or lapse of time or both would constitute a material default or breach by, and no Group Company has received any written notice alleging any material default or breach by, any Group Company under any Material Customer Contract. To the Knowledge of the Company, (a) there is no material default, and no event has occurred that with notice or lapse of time or both would constitute a material default, by any Customer under a Material Customer Contract, and (b) each Material Customer Contract is in full force and effect and is valid, binding and enforceable in all material respects with respect to the Group Companies, on the one hand, and, to the Knowledge of the Company, the other parties thereto, on the other hand, in accordance with its terms, subject to the Enforceability Exceptions, and there is no Action, voluntary or involuntary, pending against any party to a Material Customer Contract under any section(s) of any bankruptcy or insolvency law. As of the date of this Agreement, no Group Company has received written notice to terminate, not renew or challenge the validity or enforceability of any Material Customer Contract. There are no material outstanding construction obligations or material unpaid construction allowances in connection with the Customer Contracts other than as contemplated pursuant to the Construction Documents.

Section 4.24            No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Group Companies or their respective businesses.

Article V
Representations and Warranties of SPAC

Except as set forth in (a) the disclosure letter delivered by SPAC to the Company dated as of the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the representations in this Article V) or (b) any of the SEC Reports filed prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:

Section 5.01            Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. True and correct copies of SPAC’s Organizational Documents as in effect as of the date hereof have been filed with the SEC prior to the date hereof. SPAC is not in violation of any provision of its Organizational Documents. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect.

Section 5.02            Due Authorization.

(a)            SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and obtaining the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 and obtaining the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b)            The only approvals or votes required from the holders of SPAC’s Equity Securities in connection with the consummation of the Transactions, including the Closing, are as set forth on Section 5.02(b) of the SPAC Disclosure Letter.

(c)            At a meeting duly called and held, the SPAC Board has unanimously (i) determined that it is desirable and in the best interests of SPAC and the SPAC Shareholders for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and consummate the Transactions, (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest and other income earned on the Trust Account) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) approved this Agreement, the other Transaction Agreements to which it is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (v) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals.

Section 5.03            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any Contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any Contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), as would not have a SPAC Impairment Effect.

Section 5.04            Litigation and Proceedings. There are no, and since SPAC’s incorporation, there have been no, pending or, to the Knowledge of SPAC, threatened Actions by or against SPAC that, if adversely decided or resolved, would reasonably be expected to have a SPAC Impairment Effect. There is no Governmental Order imposed upon SPAC that would reasonably be expected to have a SPAC Impairment Effect.

Section 5.05            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Group Companies contained in this Agreement, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions, except for (a) the filing with the SEC of (i) the Registration Statement and the declaration of the effectiveness thereof by the SEC, (ii) the Proxy Statement/Prospectus, (iii) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws and (iv) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (b) compliance with and the filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions or as otherwise set forth on Section 5.05 of the SPAC Disclosure Letter, (c) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (d) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law and (e) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a SPAC Impairment Effect.

Section 5.06            Trust Account. As of the date hereof, there is at least $24,460,583 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than (a) holders of SPAC Class A Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents prior to the First Effective Time, (b) the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions set forth in Section 5.06 of the SPAC Disclosure Letter, (c) in respect of Taxes or (d) as otherwise set out in SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes from any interest income earned in the Trust Account and payments with respect to exercises of the SPAC Shareholder Redemption Right by any SPAC Shareholder consistent with SPAC’s Organizational Documents and the Trust Agreement. There are no Actions, claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach by SPAC thereunder. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate within a specific time period pursuant to SPAC’s Organizational Documents shall terminate, and as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. As of the date hereof, following the First Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised their SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder and release of funds in accordance with the terms of SPAC’s Organizational Documents and the Trust Agreement) will not be available to SPAC on the Closing Date.

Section 5.07            Brokers’ Fees. Other than as set forth on Section 5.07 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment or fee in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08            SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Federal Securities Laws since SPAC’s incorporation (collectively, including all such documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended, supplemented or restated since the time of its filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Except as set forth on Section 5.08(a) of the SPAC Disclosure Letter, each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports as of their respective dates and at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been amended or superseded by a subsequently filed SEC Report) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. To SPAC’s Knowledge, as of the date of this Agreement, none of the SEC Reports is subject to ongoing SEC review or investigation.

(b)            The SEC Reports contain true and complete copies of the applicable financial statements of SPAC required to be contained in such SEC Reports. Except as set forth on Section 5.08(b) of the SPAC Disclosure Letter, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (i) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X under the Securities Act), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes) and (iv) have been prepared in accordance with the books and records of SPAC. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c)            Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer of material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d)            Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC.

(e)            Neither SPAC (nor, to the Knowledge of SPAC, any employee thereof) nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of a (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC. Since SPAC’s incorporation, neither SPAC (nor, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices.

(f)            Except as set forth on Section 5.08(f) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g)            SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h)            Except as set forth on Section 5.08(h) of the SPAC Disclosure Letter, SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, (ii) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SEC Reports, (iii) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the ordinary course of business, consistent with past practice, of SPAC or (iv) which would not be, or would not reasonably be expected to be, material to SPAC.

(i)             All Indebtedness, including all Working Capital Loans, of SPAC is disclosed in Section 5.08(i) of the SPAC Disclosure Letter. No Indebtedness or Working Capital Loan of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, or (iii) the ability of SPAC to grant any Lien on its properties or assets. SPAC does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness or Working Capital Loans.

Section 5.09            Compliance with Laws. Except as set forth in Section 5.09 of the SPAC Disclosure Letter, (a) SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws, (b) SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation that would not reasonably be expected to be material to SPAC, (c) SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC and to own, lease and operate its assets and properties, all of which are in full force and effect (the “SPAC Permits”) and (d) SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, except for such noncompliance that would not reasonably be expected to be material to SPAC.

Section 5.10            Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than (i) activities directed toward evaluation, negotiation or the accomplishment of a Business Combination, (ii) related to SPAC’s initial public offering or (iii) those that are administrative or ministerial, in each case with respect to this clause (iii), which are immaterial in nature. Except as set forth in SPAC’s Organizational Documents, there is no Contract, commitment or Governmental Order binding upon SPAC or to which SPAC is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC, any acquisition of property by SPAC or any of the Group Companies or the conduct of business by SPAC or the Group Companies as currently conducted or as contemplated to be conducted, in each case, following the Closing.

(b)            SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, is not party to or bound by, and has no assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the other Transaction Agreements or as set forth on Section 5.10(c) of the SPAC Disclosure Letter, SPAC is not a party to any Contracts with any other Person that would require payments by SPAC after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

(d)            Neither SPAC, nor to the Knowledge of SPAC, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws, (iii) made any other unlawful payment or (iv) since SPAC’s organization, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(e)            None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently a Sanctioned Person. SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any prohibited sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Sanctioned Person in violation of applicable Sanctions Laws. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has engaged in any conduct, activity or practice that would constitute a violation of any applicable Sanctions Laws, Trade Control Laws or Anti-Corruption Laws. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

Section 5.11            Tax Matters.

(a)            Except as would not have a SPAC Impairment Effect:

(i)            All Tax Returns required to be filed by SPAC have been filed (taking into account applicable extensions permitted under applicable Law) and all such Tax Returns are true, correct and complete in all respects.

(ii)            All Taxes required to be paid by SPAC have been timely and duly paid.

(iii)           No Tax audit, claims, assessments, investigations, examination or other proceeding with respect to Taxes of SPAC is currently in progress or has been threatened in writing by any Governmental Authority.

(iv)          All Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Authority, including with respect to any amounts owing to any employee, independent contractor, shareholder, creditor or other third party.

(v)            There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.

(vi)           There are no written assessments or deficiencies made against SPAC as a result of any audit, examination, dispute, claim, proceeding or other action concerning any Tax liability of SPAC that have not been paid or otherwise resolved.

(vii)         SPAC is not a party to or bound by any written Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial Contracts, the primary subject of which is not Taxes).

(viii)        SPAC has no outstanding waivers, extensions or outstanding requests for extensions of any applicable statute of limitations to (A) assess any amount of Taxes or (B) file any Tax Return or pay any Taxes shown to be due on any Tax Return (other than, in each case, an automatic extension arising as a result of SPAC obtaining an extension of time to file a Tax Return).

(ix)           SPAC is treated as a corporation and has not made any election to elect or change its classification since formation, in each case, for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(x)            SPAC has not taken or agreed to take any action (or permitted any action to be taken) that would reasonably be expected to prevent the Transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of the Transactions and any actions contemplated by this Agreement or any other Transaction Agreement).

(xi)           SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Group Companies) under applicable Laws. SPAC has not had any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as transferees or successors, or by Contract (including any Tax sharing, indemnity, allocation or similar agreement but excluding any commercial Contract of the primary subject of which is not Taxes).

(xii)          No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that such member is subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(xiii)         For applicable income Tax purposes, SPAC is not a tax resident of, and does not have a permanent establishment, branch or representative office in, any country other than the country of its incorporation.

(xiv)         SPAC has not entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes that remains in effect as of the Closing Date, nor is there any written request by SPAC outstanding as of the Closing Date for any such ruling, memorandum or agreement.

(xv)          As of the Closing Date, SPAC (A) is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and (B) is not treated as a domestic corporation under Section 7874(b) of the Code.

(xvi)         To the Knowledge of SPAC, SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (A) installment sale or open transaction disposition made by SPAC prior to the Closing (other than transactions under this Agreement or any Transaction Agreement), (B) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable Law to be made prior to the Closing, (C) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by SPAC prior to the Closing or (D) any prepaid amount received prior to the Closing outside the ordinary course of business.

Section 5.12            Capitalization.

(a)            The authorized share capital of SPAC is $33,100 divided into (i) 300,000,000 SPAC Class A Shares, (ii) 30,000,000 SPAC Class B Shares and (iii) 1,000,000 preference shares of a par value of $0.0001 each (“SPAC Preference Shares”). Section 5.12(a) of the SPAC Disclosure Letter sets forth, as of the date hereof, the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth, as of the date hereof, the amount and type of Equity Securities of SPAC owned or held by the Sponsor. No SPAC Preference Shares have been issued or are outstanding. All of the issued and outstanding Equity Securities of SPAC (w) have been duly authorized and validly issued and are fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of SPAC and (2) any other applicable Contracts governing the issuance of such Equity Securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, warrants right of first refusal, preemptive right, convertible or exchangeable rights, “phantom” share rights, share appreciation rights, share-based units, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of SPAC or any Contract to which SPAC is a party or otherwise bound; and (z) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Organizational Documents of SPAC or the Transaction Agreements).

(b)            Except as set forth in Section 5.12(a) or on Section 5.12(a) of the SPAC Disclosure Letter, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. As of the date hereof, except as disclosed in the SEC Reports or SPAC’s Organizational Documents or as contemplated by the Sponsor Lock-Up and Support Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as set forth on Section 5.12(b) of the SPAC Disclosure Letter, disclosed in the SEC Reports or as contemplated by the Sponsor Lock-Up and Support Agreement, SPAC is not a party to any shareholders agreement, voting agreement, registration rights agreement or other contractual arrangement relating to SPAC Shares or any other Equity Securities of SPAC.

(c)            SPAC has no Subsidiaries, and does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which another Person is or may become obligated to issue or sell to SPAC, or give any right to SPAC to subscribe for or acquire, or in any way dispose of to SPAC, any Equity Securities of such other Person, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such other Person.

(d)            Since the date of SPAC’s incorporation, and except (i) as contemplated by this Agreement, (ii) for exercises of the SPAC Shareholder Redemption Right by SPAC Shareholders and (iii) for the conversion of SPAC Class B Shares into SPAC Class A Shares in accordance with SPAC’s Organizational Documents, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

Section 5.13            Nasdaq Listing. The SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CITE,” “CITEW” and “CITEU,” respectively. Except as set forth on Section 5.13 of the SPAC Disclosure Letter, SPAC is a member in good standing with the Nasdaq and has complied with the applicable listing requirements of the Nasdaq, and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units or terminate the listing of SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units under the Exchange Act except as contemplated by this Agreement. Except as set forth on Section 5.13 of the SPAC Disclosure Letter, SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units from the Nasdaq or the SEC.

Section 5.14            Material Contracts; No Defaults.

(a)            SPAC has filed as an exhibit to the applicable SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound. True, correct and complete copies of such “material contracts” are included in the SEC Reports.

(b)            Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except to the extent that any such material Contract expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, each such material Contract is (i) in full force and effect and (ii) represents the valid, binding and enforceable obligations of SPAC, and, to the Knowledge of SPAC, represents the valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. None of SPAC, nor, to the Knowledge of SPAC, any other party thereto is in breach of or default under any such material Contract (with or without notice or lapse of time or both), and no event has occurred (with or without notice or lapse of time or both) that would permit termination or acceleration under any material Contract.

Section 5.15            Related Party Transactions. Except as disclosed in the SEC Reports or as set forth on Section 5.15 of the SPAC Disclosure Letter, SPAC is not a party to any Contract, transaction, arrangement or understanding with any (a) present or former officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) (each Person identified in the foregoing clauses, a “SPAC Related Party”). Except as set forth on Section 5.15 of the SPAC Disclosure Letter, no SPAC Related Party (i) owes or is owed any amount, or has any liability or other obligation of any nature, to or from SPAC, (ii) owns any property, asset or right, tangible or intangible, that is used by SPAC in the conduct of its business as currently conducted or (iii) is a customer, client, vendor or supplier of SPAC. SPAC has not committed to make any loan or extend or guarantee an amount of credit to or for the benefit of any SPAC Related Party.

Section 5.16            Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.17            Absence of Changes. Except as set forth on Section 5.17 of the SPAC Disclosure Letter, since the date of SPAC’s incorporation (a) there has not been a SPAC Impairment Effect and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.18            Information Supplied. The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any current report on Form 8-K shall not, at (a) the time the Registration Statement is declared effective (in the case of the Registration Statement) or the time filed (in the case of a current report on Form 8-K), (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders (in the case of the Proxy Statement/Prospectus), (c) the time of the SPAC Extraordinary General Meeting (in case of the Registration Statement or Proxy Statement/Prospectus) and (d) the First Effective Time and the Second Effective Time (in the case of the Registration Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Transaction Filings and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Group Companies or their respective Representatives.

Section 5.19            Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Group Companies and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Group Companies and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter); and (b) none of Group Companies, Merger Sub or their respective Representatives have made any representation or warranty, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter).

Section 5.20            No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

Article VI
Covenants of the Company

Section 6.01            Conduct of Business. From the date of this Agreement until the earlier of the Closing or the valid termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law (including the COVID-19 Measures and Data Protection Requirements), use reasonable best efforts to conduct and operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or in any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a)            change or amend the Organizational Documents of any Group Company;

(b)            make, declare, set aside, establish a record date for or pay any dividend or distribution in cash, stock, property or otherwise, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(c)            (i) enter into, amend, renew (other than any automatic renewal in accordance with its terms), extend (other than any automatic extension in accordance with its terms), terminate (other than a termination related to a default by the counterparty or change in applicable Law), provide any consent or waive any material rights under, in each case, any Material Contract required to be listed on Section 4.12(a) of the Company Disclosure Letter (or any Contract that if entered into prior to the date hereof would be a Material Contract) (provided that Customer Contracts shall not be governed by this sub-clause (c), but instead shall be governed by sub-clause (x)) or (ii) amend, terminate or provide any consent or waiver of any rights under, in each case, the Trademark License Agreement;

(d)            (i) issue, deliver, sell, transfer, pledge or dispose of or place any Lien (other than a Permitted Lien) on, or authorize the issuance, delivery, sale, transfer, pledge, disposition of or placement of any Lien (other than a Permitted Lien) on, any Equity Securities of the Group Companies or (ii) issue or grant any options, warrants or other rights to purchase or obtain, or authorize the issuance or grant of any options, warrants or other rights to purchase or obtain, any Equity Securities of the Group Companies;

(e)            (i) other than in the ordinary course of business or (ii) except for (A) dispositions of obsolete or worthless equipment or (B) transactions among wholly-owned Subsidiaries of the Company, sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any assets, rights or properties (including Intellectual Property Rights) in excess of $3,000,000 (provided that Company Real Property shall not be governed by this sub-clause (e), but instead shall be governed by sub-clause (f));

(f)             sell, assign, transfer, convey, lease, abandon, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any Company Real Property in excess of $5,000,000;

(g)            waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings entailing obligations that would impose any restrictions on the business operations of the Group Companies, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(h)            other than in the ordinary course of business, hire, engage or terminate (other than for “cause”) any employee, officer, or individual independent contractor with an annual base compensation in excess of $200,000;

(i)            (A) except as otherwise required by the terms of any existing Company Benefit Plan or (B) pursuant to the terms of this Agreement, (i) other than in the ordinary course of business, pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction, retention or termination payment to any Company Service Provider, (ii) other than promises to grant options pursuant to the Incentive Equity Plan in accordance with Section 6.01 of the Company Disclosure Letter, grant or promise to grant any Equity Securities of the Company, (iii) take or promise to take any action to accelerate any payments or benefits, or the funding or vesting of any payments or benefits, payable or to become payable to any Company Service Provider, (iv) other than in the ordinary course of business, take or promise to take any action to increase any compensation or benefits of any Company Service Provider with an annual base compensation in excess of $200,000, other than base salary increases or in connection with promotions that do not exceed $25,000 per Company Service Provider, (v) other than in the ordinary course of business, establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement (other than changes in connection with annual open enrollment periods and similar broad-based, immaterial changes or as otherwise permitted pursuant to this Agreement, including this Section 6.01(i));

(j)             unless required pursuant to a CBA, negotiate, modify, extend or enter into or promise to negotiate, modify, extend or enter into any CBA or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Company Service Provider;

(k)            waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any Company Service Provider;

(l)             make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to any Company Service Provider, (ii) prepayments and deposits paid to suppliers of any Group Company in the ordinary course of business, (iii) trade credit extended to Customers of any Group Company in the ordinary course of business and (iv) advances or other payments among the Company and its wholly-owned Subsidiaries;

(m)           redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of any Group Company other than (i) transactions among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company, (ii) in connection with the termination of a Company Service Provider, (iii) under the terms of a Company Benefit Plan or (iv) acquisitions of Pre-Split Shares tendered by holders of Company equity awards in order to satisfy obligations to pay Tax withholding obligations with respect thereto or the acquisition of Company equity awards in connection with the forfeiture of such awards;

(n)            adjust, split, combine, consolidate, subdivide, recapitalize, reclassify, convert or otherwise effect any change in respect of any Equity Securities of the Group Companies;

(o)            materially amend or change any Group Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP, IFRS or the Indian Accounting Standards, as the case may be;

(p)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Group Companies;

(q)            (i) change or revoke any material Tax election, (ii) make any material Tax election except in the ordinary course of business consistent with past practice, (iii) change or revoke any material accounting method with respect to a Tax, (iv) amend any material Tax Return, (v) settle or compromise any material Tax claim, Action or Tax liability, (vi) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than commercial Contracts, the primary subject of which is not Taxes) with any Person other than a Group Company, (vii) enter into any closing agreement with respect to a material Tax with any Governmental Authority, (viii) surrender any right to claim a refund of a material amount of Taxes or (ix) change its jurisdiction of tax residency;

(r)            incur, create, issue, assume or guarantee any Indebtedness (or warrants or other rights to acquire debt securities), other than (i) between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (ii) in connection with borrowings, extensions of credit and other financial accommodations under the Group Companies’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement, or (iii) Indebtedness for borrowed money incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $3,000,000;

(s)            other than in the ordinary course of business, enter into (i) any agreement that materially restricts the ability of (A) the Group Companies to engage or compete in any line of business or (B) any Group Company to enter into a new line of business or (ii) any new line of business;

(t)            except (i) as set forth on Section 6.01(t) of the Company Disclosure Letter, or (ii) as set forth in the individual property budgets for each Company Real Property made available to SPAC prior to the date hereof, make or commit to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate; provided, however, that the foregoing shall in no way prohibit the Company from making any necessary capital expenditures in connection with an emergency or casualty at any Company Real Property;

(u)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(v)            make any application to any Governmental Authority for any material change in the zoning, approved site plan, special use permit, planned development approval or other land use entitlement, affecting any Company Real Property or any Additional Real Property, in each case other than in the ordinary course of business;

(w)            (i) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, or (ii) enter into any agreement to acquire any real property, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business, (B) acquisitions or investments that do not exceed (1) $3,000,000 in a single transaction or series of related transactions or (2) $7,500,000 in the aggregate or (C) investments in any wholly-owned Subsidiaries of the Company;

(x)            enter into any Customer Contract (i) except in the ordinary course of business and (ii) so long as such Customer Contract does not (A) provide any material concession or credit to a Person or impose material obligations upon any Group Company without receiving any commercially reasonable benefit from the other party thereunder, (B) require any Group Company to provide a level of power to any Person such Group Company could not reasonably provide or (C) prohibit any Group Company from assigning or subcontracting all or any portion of its rights and obligations under such Customer Contract to an entity controlled by or under common control with the Company;

(y)            terminate any Customer Contract (i) that is with a Material Customer or (ii) with a Customer that is not a Material Customer, except in the case of this clause (ii), (A) in the ordinary course of business, (B) as a result of the non-payment of rent and other monetary obligations by such Customer under such Customer Contract or (C) where the aggregate revenues with respect to such Customer Contract during any consecutive 12 (twelve)-month period prior to the date of termination did not exceed $500,000;

(z)            enter into any lease or agreement for lease of any real property in respect of which the annual rent payable under such lease by the Group Companies to the applicable landlord would exceed $500,000;

(aa)          enter into any Contract with a Company Related Party; or

(bb)         enter into any Contract to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent any Group Company from taking (or not taking) any action in order to comply with any applicable COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Group Companies prior to the Closing, and prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02            Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Group Companies by third parties that may be in the Group Companies’ possession from time to time, and except for any information that (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of the Company would be reasonably likely to result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate directors, officers and employees of the Group Companies, and shall use its reasonable best efforts to furnish SPAC and such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request for purposes of the Transactions and at SPAC’s sole expense; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Group Companies. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement. SPAC shall not contact or communicate with any of the Company’s or any Subsidiaries’ customers, suppliers or employees (other than contact with employees to the extent permitted by this Section 6.02) without the Company’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

Section 6.03            No Claim Against the Trust Account. Each of the Company and Merger Sub acknowledges that it has read SPAC’s final prospectus, dated January 4, 2022 and filed with the SEC (File No. 333-261094) on January 6, 2022, the other SEC Reports, the Organizational Documents of SPAC and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of the holders of SPAC Class A Shares issued in SPAC’s initial public offering (including overallotment shares acquired by SPAC’s underwriters in its initial public offering) and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Organizational Documents of SPAC and the Trust Agreement. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub (in each case, on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom for any reason whatsoever, regardless of whether such claim arises as a result of, or arising out of or relating to, this Agreement, the other Transaction Agreements or the Transactions or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and any of the Company, Merger Sub or any of their respective Affiliates, Representatives and equityholders, on the other hand, or any other matter. For the avoidance of doubt, (a) nothing in this Section 6.03 shall serve to limit or prohibit the Company’s right to pursue a claim (including for Fraud) against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to SPAC in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect SPAC’s ability to fulfill its obligations with respect to any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder and (b) nothing in this Section 6.03 shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, in each case following Closing). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04            Company Securities Listing. The Company will use its reasonable best efforts to: (a) cause the Company’s initial listing application with the Stock Exchange in connection with the Transactions to be approved, (b) immediately following the Closing, satisfy all applicable initial listing requirements of the Stock Exchange and (c) cause the Registrable Securities to be approved for listing on the Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and, in any event in the case of clauses (a) and (c), prior to the First Effective Time.

Section 6.05            A&R AoA. Concurrently with the Closing, the Company shall adopt the A&R AoA.

Section 6.06            Post-Closing Directors and Officers of the Company.

(a)            Subject to the terms of the Company’s Organizational Documents, except as otherwise agreed by the Parties, the Company shall take all such action within its power as may be necessary or appropriate (including the actions set forth on Section 6.06(a) of the Company Disclosure Letter) such that immediately following the Closing, the Company Board shall consist of nine (9) directors, which shall initially include (i) one (1) director designated by SPAC prior to the Closing (with such director being reasonably acceptable to the Company), (ii) five (5) directors designated by the Company prior to the Closing (with such directors being reasonably acceptable to SPAC), and (iii) three (3) independent directors (with such directors being reasonably acceptable to SPAC), such that the Company Board will be compliant with the standards of independence for companies subject to the rules and regulations of the Stock Exchange immediately following the Closing; provided, however, that the Chairman of the Board shall be one of the directors designated by the Company (with such Chairman being reasonably acceptable to SPAC). At or prior to the Closing, the Company will provide each director on the Company Board with a customary director indemnification agreement, in form and substance reasonably acceptable to the Company and SPAC.

(b)            The Parties shall take all action necessary so that the individuals set forth on Section 6.06(b) of the Company Disclosure Letter shall be appointed as the officers of the Company immediately following the Closing, each such officer to hold office in accordance with the A&R AoA.

Section 6.07            Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or propose to change, withdraw, withhold, amend, qualify or modify, the Company Board Recommendation for any reason.

Section 6.08            Preparation and Delivery of Additional Company Financial Statements. The Company shall use its reasonable best efforts to deliver, as promptly as reasonably practicable, to SPAC any audited or unaudited, as applicable, consolidated balance sheet of the Group Companies and consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year), six (6)-month period (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions (collectively with the financial statements in Section 6.08, the “Additional Financial Statements”). Any audited Additional Financial Statements required to be included in the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus or any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions shall be audited in accordance with the standards of the PCAOB and comply with IFRS and the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. Upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to such Additional Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.09            Indemnification and Directors’ and Officers’ Insurance.

(a)            All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitee”) under the SPAC Memorandum and Articles of Association or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company (or has been publicly filed on EDGAR) prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 6.09 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b)            At or prior to the Closing, SPAC shall obtain a six (6)-year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable in all material respects than those of such policy in effect on the date of this Agreement; provided that the annual premium for such D&O Tail shall not exceed three hundred percent (300%) of the annual premium currently paid by SPAC. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Surviving Company and shall be a Company Transaction Expense.

(c)            If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 6.09.

(d)            This Section 6.09 is intended for the benefit of, and to grant third-party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein. The Surviving Company shall promptly reimburse each D&O Indemnitee for any costs or expenses (including attorneys’ fees) incurred by such D&O Indemnitee in enforcing the indemnification or other obligations provided in this Section 6.09. The rights of each D&O Indemnitee under this Section 6.09 shall be in addition to any rights that such D&O Indemnitee may have under the Organizational Documents of SPAC, the Cayman Companies Law or any other applicable Law or under any Existing D&O Arrangements.

Section 6.10            Employee Matters.

(a)            Equity Plan. On or before the Closing Date, the Company shall approve and subject to Company Shareholder Approval, if applicable, adopt the Incentive Equity Plan (with such changes as may be agreed to in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), with such terms of the equity grants thereunder as contained in Section 6.10 of the Company Disclosure Letter. Within seven (7) Business Days following the expiration of the sixty (60)-day period following the date the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Company shall file an effective Registration Statement on Form S-8 (or other applicable form) with respect to Company Ordinary Shares issuable under the Incentive Equity Plan.

(b)            No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.10 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (ii) shall confer upon any Person who is not a Party any right to continued or resumed employment or recall, any right to compensation or benefits or any third-party beneficiary or other right of any kind or nature whatsoever.

Article VII
Covenants of SPAC

Section 7.01            Conduct of SPAC During the Interim Period.

(a)            During the Interim Period, except as set forth on Section 7.01 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or any other Transaction Agreement (including as contemplated by any PIPE Financing), as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i)            change or amend the Trust Agreement or the Organizational Documents of SPAC, or authorize or propose the same;

(ii)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC, (B) other than in connection with a conversion of the SPAC Class B Shares into SPAC Class A Shares in accordance with the Organizational Documents of SPAC, split, combine or reclassify any Equity Securities of SPAC, or (C) other than in connection with any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder or a conversion of the SPAC Class B Shares into SPAC Class A Shares in accordance with the Organizational Documents of SPAC, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii)          (A) merge, consolidate, combine or amalgamate SPAC with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof, (C) sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets of SPAC (other than in compliance with the Trust Agreement) or (D) make or agree to make any capital expenditures;

(iv)          (A) change or revoke any material Tax election, (B) make any material Tax election except in the ordinary course of business consistent with past practice, (C) change or revoke any accounting method with respect to a material Tax, (D) amend any material Tax Return, (E) settle or compromise any material Tax claim, Action or Tax liability, (F) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than commercial Contracts, the primary subject of which is not Taxes), (G) enter into any closing agreement with respect to a material Tax with any Governmental Authority, (H) surrender any right to claim a refund of a material amount of Taxes or (I) change its jurisdiction of tax residency;

(v)           except in the ordinary course consistent with past practice, enter into, amend, renew (other than any automatic renewal in accordance with its terms) or extend (other than any automatic extension in accordance with its terms) in any material respect, terminate (other than a termination related to a default by the counterparty or change in applicable Law), provide any consent in relation to or waive any material rights under any material Contract of SPAC;

(vi)          waive, release, compromise, settle or satisfy any pending or threatened material claim, Action, litigation or compromise or settle any liability, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $50,000 in the aggregate;

(vii)         incur, create, issue, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of a Working Capital Loan, in an aggregate amount not exceeding $500,000;

(viii)        offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (except for (A) any exercise of SPAC Warrants; (B) the conversion of SPAC Class B Shares into SPAC Class A Shares in accordance with SPAC’s Organizational Documents or (C) as set forth on Section 7.01(a)(viii) of the SPAC Disclosure Letter);

(ix)          engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(x)            enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xi)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii)          change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)         enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xiv)         hire any new employees or consultants or enter into any new employment or consulting agreements;

(xv)          form any Subsidiary;

(xvi)        enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party (except for Working Capital Loans); or

(xvii)       enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01(a).

(b)            During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the Organizational Documents of SPAC, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which SPAC is party.

Section 7.02            Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement, but in any event at least forty-eight (48) hours prior to the First Effective Time), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall cause (i) any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) the Trustee to, and the Trustee shall thereupon be obligated to, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right and (B) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account and the Trust Agreement shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 7.03            Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC and so long as reasonably feasible or permissible under applicable Law, to the books, Tax Returns, records and appropriate directors, officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case, as the Company and its Representatives may reasonably request for purposes of the Transactions at the Company’s sole expense, and except for any information that (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of SPAC would be reasonably likely to result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (b) or (c) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.04            Section 16 Matters. Prior to the First Effective Time, the SPAC Board shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.05            SPAC Public Filings. Except as set forth on Section 7.05 of the SPAC Disclosure Letter, during the Interim Period, SPAC will keep current and timely file (giving effect to any permitted extensions) all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under the Exchange Act.

Section 7.06            SPAC Securities Listing. During the Interim Period, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Units, SPAC Class A Shares and SPAC Public Warrants to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Effective Time.

Article VIII
Joint Covenants

Section 8.01            Efforts to Consummate.

(a)            Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) satisfying the closing conditions set forth in Article IX and (ii) consummating any PIPE Financing on the terms and subject to the conditions contemplated in connection therewith). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons, in each case, as necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements.

(b)            Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or any Group Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Group Company is a party or otherwise in connection with the consummation of the Transactions.

(c)            During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (x) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (y) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02            Registration Statement; Shareholder Meeting.

(a)            Proxy Statement/Registration Statement.

(i)            As promptly as practicable after the execution of this Agreement, (A) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC a proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) SPAC and the Company shall jointly prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC, to comply in all material respects with all applicable Laws, the applicable requirements of the Securities Act and Exchange Act and rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each Party also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and each Party shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement and the Proxy Statement/Prospectus, including a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including the Stock Exchange) in connection with the Mergers and the Transactions (the “Transaction Filings”). As promptly as practicable after the Registration Statement is declared effective under the Securities Act, SPAC shall mail the Proxy Statement/Prospectus to the SPAC Shareholders.

(ii)            Any filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be mutually prepared and agreed upon by the Parties. The Company will promptly advise SPAC of the time when the Company has filed the preliminary Registration Statement, the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of the SEC’s determination whether to review the Registration Statement, in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto, and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. The Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement/Prospectus or any Transaction Filings promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii)            If at any time prior to the Second Effective Time, any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the SPAC Shareholders.

(iv)          All documents that the Company or SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(b)            SPAC Shareholder Approval. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for (to the extent not already established), duly call and give notice of, convene and hold a meeting of the SPAC Shareholders (including any postponement or adjournment thereof, the “SPAC Extraordinary General Meeting”), in each case in accordance with the SPAC Memorandum and Articles of Association and applicable Law, for the purpose of (i) providing the SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right in connection with the SPAC Transaction Proposals and (ii) obtaining the SPAC Shareholder Approval. The SPAC Extraordinary General Meeting shall be held no later than forty (40) days after the date the Registration Statement is declared effective by the SEC under the Securities Act. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize the SPAC Class A Shares redeemed by exercise of the SPAC Shareholder Redemption Right by the SPAC Shareholders in connection with the SPAC Extraordinary General Meeting. The Proxy Statement/Prospectus shall include the SPAC Board Recommendation and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary: (v) to comply with applicable Law, (w) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the SPAC Board has determined in good faith is required by applicable Law is disclosed to the SPAC Shareholders and for such supplement or amendment to be promptly disseminated to the SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for the SPAC Shareholders to consider the disclosures contained in such supplement or amendment, (x) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting, (y) to solicit additional proxies to obtain approval of the SPAC Transaction Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 8.01, or (z) in order to seek withdrawals from redemption requests if a number of SPAC Class A Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) or Section 9.03(e) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may not postpone or adjourn the SPAC Extraordinary General Meeting on more than two (2) occasions (and, with regard to such occasions, the date of the SPAC Extraordinary General Meeting may not be adjourned or postponed more than fifteen (15) consecutive days in connection with any such adjournment or postponement and any such meeting must be held no later than ten (10) Business Days prior to the Termination Date).

Section 8.03            Exclusivity.

(a)            During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage (including by way of providing confidential or non-public information) the making, submission or announcement of, or facilitate, assist or knowingly encourage, any inquiries, proposals, requests for information or offers that constitute or may reasonably be expected to result in or lead to (x) a purchase of (A) shares or other Equity Securities of the Company of twenty percent (20%) or more of the total voting power of the Equity Securities of the Company or (B) twenty percent (20%) or more of the assets of the Group Companies (on a consolidated basis), taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board) or (y) any merger, business combination or other similar transaction of any Group Company (an “Alternative Transaction Proposal”), (ii) engage in, continue or participate in any discussions, negotiations or transactions with, or provide access to its properties, business, assets, books, records or any confidential information or data to, any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction Proposal, (iv) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement or instrument) related to any Alternative Transaction Proposal, or (v) resolve or agree to do, or do, any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company (x) agrees to promptly notify SPAC in writing if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal prior to the Closing, and will promptly communicate to SPAC in writing in reasonable detail the terms and substance thereof, and (y) shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal.

(b)            During the Interim Period, SPAC shall not, and shall cause its Representatives and the Sponsor not to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage (including by way of providing confidential or non-public information) the making, submission or announcement of, or facilitate, assist or knowingly encourage, any inquiries, proposals, requests for information or offers that constitute or may reasonably be expected to result in or lead to any business combination transaction between SPAC and any other Person (other than the Company) (a “SPAC Alternative Transaction Proposal”), (ii) engage in, continue or participate in any discussions, negotiations or transactions with, or provide access to its properties, business, assets, books, records or any confidential information or data to, any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction Proposal, (iv) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement or instrument) related to any SPAC Alternative Transaction Proposal, or (v) resolve or agree to do, or do, any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC (x) agrees to promptly notify the Company in writing if SPAC or any of its Representatives or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal prior to the Closing, and will promptly communicate to the Company in writing in reasonable detail the terms and substance thereof, and (y) shall, and shall cause its Representatives and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.

Section 8.04            Tax Matters.

(a)            Each of the Parties shall use its commercially reasonable efforts to cause the Mergers to qualify, and agree not to take any action or permit any action to be taken (other than, in each case, the Transactions or any action contemplated by this Agreement or any other Transaction Agreement) that would reasonably be expected to prevent, impair or impede the First Merger and the Second Merger, taken together, from qualifying for the Intended Tax Treatment. The Company shall not take (or cause or permit any of its Affiliates to take) any position on a U.S. Tax Return that is inconsistent with the Intended Tax Treatment without first consulting in good faith with the Sponsor; provided, that nothing in this Section 8.04(a) shall require the Company to file any U.S. Tax Return.

(b)            The Company shall pay all transfer, filing, documentary, sales, use, stamp, registration, recording, value added or other similar Taxes (excluding, for the avoidance of doubt, any Taxes imposed on or measured by net income or gains) incurred in connection with the Transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c)            Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, for avoidance of doubt, to the extent required by the SEC, a customary opinion that the discussion of the U.S. federal income Tax considerations of such Transactions included in the Registration Statement and the Proxy Statement/Prospectus is the opinion of SPAC counsel as may be required to satisfy applicable rules and regulations promulgated by the SEC) and to the extent any such opinion is required to satisfy applicable rules and regulations promulgated by the SEC, the Parties shall cooperate in good faith to facilitate the issuance of such opinion (including by using commercially reasonable efforts to provide any necessary representation letters for purpose of such opinion).

(d)            Each of the Parties shall, and shall cause their respective Affiliates to, cooperate, as and to the extent reasonably requested by another Party and at such requesting Party’s expense, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding with respect to the Transactions or to determine the Tax treatment of any aspect of the Transactions. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit with respect to the Transactions, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available). The Company shall use commercially reasonable efforts to make available to the pre-Closing SPAC Shareholders a PFIC Annual Information Statement as defined in Section 1.1295-1(g) of the Treasury Regulations with respect to (i) the 2024 taxable year of SPAC and (ii) if not already provided by SPAC to such shareholders prior to the Closing Date, the 2023 taxable year of SPAC.

Section 8.05            Confidentiality; Publicity.

(a)            SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and any other activities contemplated hereby.

(b)            None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or the Stock Exchange, in which case SPAC or the Company, as applicable, shall use its reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may, without the consent of the other Party, make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential; provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent or with any Governmental Authorities under Section 8.01 and Section 8.02.

(c)            Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (the “Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 8.06            Warrant Agreement. Immediately prior to the Closing, the Company, SPAC and Continental Stock Transfer & Trust Company shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit H, pursuant to which SPAC will assign to the Company all of its rights, interests and obligations in and under the Warrant Agreement and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.01(c).

Section 8.07            Existing Registration Rights Agreement. Immediately prior to the Closing, SPAC, the Sponsor and the other parties thereto, shall terminate that certain Registration and Shareholder Rights Agreement, dated as of January 4, 2022, without further liability to any party thereto.

Section 8.08            PIPE Financing.

(a)            The Company and SPAC shall, and shall cause their respective Affiliates and Representatives to, use their respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (including participating in “road shows”) to secure the PIPE Financing, on terms reasonably acceptable to the Company and SPAC, including all things reasonably necessary (i) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to the Company and SPAC, from investors that are reasonably acceptable to the Company and SPAC (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in the Company in the form of the purchase of equity or the purchase of other securities of the Company or indebtedness (including convertible indebtedness) of the Company, including a committed equity facility or non-redemption or backstop arrangements, in any case, on terms reasonably acceptable to the Company and SPAC (the “PIPE Financing”), and (ii) to consummate the PIPE Financing prior to or substantially concurrently with the Closing on the terms and subject to the conditions set forth in the Subscription Agreements, including, using their respective commercially reasonable efforts to enforce their respective rights under the Subscription Agreements to cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. SPAC and the Company shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate and coordinate the PIPE Financing process, including the timing and substance of outreach to PIPE Investors. Once Subscription Agreements have been executed, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, provided that it shall be permitted, after reasonable consultation with SPAC, to agree to any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, each of the Parties acknowledges and agrees that obtaining any PIPE Financing shall not be a condition to the Closing.

(b)            Without limiting the foregoing, from the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing.

Section 8.09            Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties in writing if such Party discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed.

Article IX
Conditions to Obligations

Section 9.01            Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a)            No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, preventing or making illegal the consummation of the Transactions, including the Mergers.

(b)            SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(c)            Stock Exchange Listing. The Registrable Securities to be issued in connection with the Mergers shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

(d)            Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order with respect thereto shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC.

(e)            Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 9.02            Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.03 (Due Authorization), Section 4.06(b) (Capitalization of the Company), Section 4.16(u) (Essential Personal Property), Section 4.18 (Brokers’ Fees) and Section 4.22 (Related Party Transactions) (collectively, the “Specified Representations”) that is (A) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (B) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (A) and (B), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii)            Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 (Capitalization of the Company) and Section 4.08(d) (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not, individually or in the aggregate, had a Material Adverse Effect.

(iii)          The representations and warranties set forth in Section 4.06 (other than Section 4.06(b)) (Capitalization of the Company) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(iv)          The representations and warranties set forth in Section 4.08(d) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though then made.

(b)            Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an authorized director or officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) have been fulfilled.

(d)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing or uncured.

(e)            Net Indebtedness. The Net Indebtedness shall not exceed $1,325,000,000.

Section 9.03            Additional Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of SPAC contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.10 (Business Activities) and Section 5.15 (Related Party Transactions) (collectively, the “Specified SPAC Representations”) that is (A) qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (B) not qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (A) and (B), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii)            Each of the representations and warranties of SPAC contained in Article V (other than the Specified SPAC Representations and the representations and warranties of SPAC contained in Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, “SPAC Impairment Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not, individually or in the aggregate, had a SPAC Impairment Effect.

(iii)            The representations and warranties of SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.

(b)            Agreements and Covenants. The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an authorized director or officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) have been fulfilled.

(d)            No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred which is continuing and uncured.

(e)            Minimum Balance Sheet Cash. The Minimum Balance Sheet Cash shall not be less than the amount needed to pay all SPAC Transaction Expenses at Closing (which such SPAC Transaction Expenses shall not, for the avoidance of doubt, include any amounts satisfied in accordance with Section 5.2 of the Sponsor Lock-Up and Support Agreement).

Section 9.04            Intended Tax Treatment. The obligations of the Parties to consummate, or cause to be consummated, the Mergers shall not be conditioned on such Mergers qualifying for the Intended Tax Treatment or the satisfaction or fulfillment of any representations or warranties or covenants related to the Intended Tax Treatment in this Agreement.

Article X
Termination/Effectiveness

Section 10.01         Termination. This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)            by mutual written agreement of SPAC and the Company;

(b)            by written notice by either SPAC or the Company to the other Parties, if there shall be in effect any (i) Law or (ii) Governmental Order that in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers; provided that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in such Law or Governmental Order;

(c)            by written notice by either SPAC or the Company to the other Parties, if the Second Effective Time has not occurred by 11:59 p.m., New York time, on July 7, 2025 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of a condition set forth in Article IX to be satisfied on or before the Termination Date;

(d)            by written notice by SPAC to the other Parties, if the Company or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the forty-fifth (45th) day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e)            by written notice by the Company to the other Parties, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the forty-fifth (45th) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f)            by written notice by either SPAC or the Company to the other Parties, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of the SPAC Shareholders following any adjournment or postponement thereof);

(g)            by written notice by SPAC to the other Parties, if there has been a Material Adverse Effect after the date of this Agreement that is continuing and (i) not capable of being cured within thirty (30) days after written notice of such Material Adverse Effect is provided by SPAC to the other Parties or (ii) if capable of being cured, remains uncured at least thirty (30) days after written notice of such Material Adverse Effect is provided by SPAC to the other Parties;

(h)            by written notice by SPAC to the other Parties, if (i) any Company Shareholder revokes, or seeks to revoke, the Company Shareholder Written Resolution (or any of such shareholder’s approvals thereunder) or (ii) the Company revokes, or seeks to revoke, the Merger Sub Shareholder Written Resolution (or any of such shareholder’s approvals thereunder); or

(i)            by written notice by the Company to SPAC, if there has been a SPAC Impairment Effect after the date of this Agreement that is continuing and (i) not capable of being cured within thirty (30) days after written notice of such SPAC Impairment Effect is provided by the Company to SPAC or (ii) if capable of being cured, remains uncured at least thirty (30) days after written notice of such SPAC Impairment Event is provided by the Company to SPAC.

Section 10.02         Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.

Article XI
Miscellaneous

Section 11.01         Waiver. At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to SPAC, prior to the Closing, to:

Cartica Acquisition Corp

1345 Avenue of the Americas

11th Floor

New York, NY 10105

Attn: Brian Coad

E-mail: [***]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

2100 L St. NW, Suite 900

Washington, DC 20037

Attn: David Slotkin; Joseph Sulzbach

E-mail: dslotkin@mofo.com; jsulzbach@mofo.com

If to the Company or Merger Sub, or SPAC following the Closing, to:

Nidar Infrastructure Limited

Fourth Floor, One Capital Place

P.O. Box 847

Grand Cayman KY1-1103, Cayman Islands

Attn: Ravi Hirisave

E-mail: [***]

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, Suite 1700

Dallas, TX 75201

Attn: Alain Dermarkar, Robert Cardone

E-mail:alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03         Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 6.09, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05         Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company shall (i) pay or cause to be paid, the Company Transaction Expenses, and (ii) pay or cause to be paid, the SPAC Transaction Expenses, in each of case (i) and (ii), in accordance with Section 3.02(d).

Section 11.06         Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.

Section 11.07         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.08         Entire Agreement. This Agreement (together with the Disclosure Letters and exhibits and annexes to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of October 16, 2023, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.09         Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.09.

Section 11.10         Severability. If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.11         Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled solely and exclusively by a final and binding arbitration process administered by Singapore International Arbitration Centre (“SIAC”) in Singapore before (a) an arbitral tribunal comprising three (3) arbitrators if the dispute, claim or controversy exceeds $5,000,000 (or equivalent), or (b) for all other disputes, claims and controversies, a single arbitrator appointed by the SIAC in accordance with the Arbitration Rules of the SIAC (the “SIAC Rules”). With respect to disputes, claims and controversies to be heard by a three (3)-person arbitral tribunal, within fifteen (15) days after the commencement of arbitration, each of the Company and SPAC shall select one (1) person to act as arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator within forty (40) days of the commencement of the arbitration. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator, who shall be the presiding arbitrator, shall be appointed by the SIAC in accordance with the SIAC Rules. All arbitrators shall serve as neutral, independent and impartial arbitrators. The arbitration shall be administered pursuant to the SIAC Rules in effect at the time arbitration is initiated, with the following exceptions if in conflict: (i) each arbitrator shall be a retired judge or (in the case of a three (3)-person arbitral panel only) a lawyer with at least twenty (20) years of active litigation experience; (ii) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by the arbitrator(s); and (iii) arbitration may proceed in the absence of any Party if written notice (pursuant to the SIAC Rules in effect at the time arbitration is initiated) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses; provided that the arbitrator(s) may assess the prevailing party’s fees and costs against the non-prevailing party as part of the arbitrator’s award. In any arbitration arising out of or related to this Agreement, the arbitrator(s) are not empowered to, and shall not, award any incidental, indirect, consequential, punitive or exemplary damages or damages for lost profits, and the Parties waive any right to recover any such damages. The Parties agree to abide by all decisions and awards rendered in such proceedings. Any decision and award rendered by the arbitrator(s) shall be final and binding, and judgment on any such award may be entered in any court having jurisdiction. All such disputes, claims or controversies shall be settled in this manner in lieu of any action at law or equity; provided, that this Section 11.11 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a state or federal court located in the Borough of Manhattan, New York, New York, nor preclude any Party from bringing any action against another Party for injunctive relief or specific performance in the state or federal courts located in the Borough of Manhattan, New York, New York pursuant to Section 11.13. For the purposes of the foregoing recourse to courts outside of or in aid of arbitration, the Parties submit to the exclusive jurisdiction of the state or federal courts located in the Borough of Manhattan, New York, New York. This dispute resolution process and any arbitration proceeding hereunder, and any award made in respect thereof, shall be confidential and no Party shall disclose the existence, contents or results of any such proceeding and the award, including the hearing, without the prior written consent of the other Parties, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, in connection with a court application for a preliminary remedy or where necessary or compelled in any court of competent jurisdiction to enforce this arbitration provision or an award from such arbitration or otherwise as required by Law or judicial decision. Should any Party determine that it needs to take discovery from a third party, prior to conducting any such discovery, the party seeking the discovery shall secure the agreement of the third-party to maintain the confidentiality of the proceedings. If the SIAC no longer exists or is otherwise unavailable, the Parties agree that JAMS shall administer the arbitration in accordance with its then-existing rules as modified by this Section 11.11. In such event, all references herein to the SIAC shall instead mean JAMS. The Parties expressly agree that the provisions of Sections 9, 27, 37(1) (a) and 37(3) of the (Indian) Arbitration and Conciliation Act, 1996 shall apply to any arbitration under this Agreement.

Section 11.12         Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES AND EACH OF THE PARTIES ACKNOWLEDGES THAT NONE OF THE OTHER PARTIES NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH OF THE PARTIES FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND SIGNIFICATIONS OF THIS WAIVER PROVISION.

Section 11.13         Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.

Section 11.14         Non-Recourse. Except in the case of Fraud, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of or related to this Agreement or the Transactions, other than in the case of Fraud (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party,” and collectively, the “Non-Recourse Parties”).

Section 11.15         Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Lock-Up and Support Agreement, any subscription agreements entered into in connection with the PIPE Financing, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the A&R AoA, the Incentive Equity Plan and the Company Shareholder Lock-Up and Support Agreement shall not be affected by this Section 11.15.

Section 11.16         Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Group Companies; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any estimates, projections or forecasts provided to or made available to any Party or their respective Affiliates or Representatives in the Virtual Data Room, management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 11.17         Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Nidar Infrastructure Limited

By:	/s/ Santosh Rao Ukhalker
Name: Santosh Rao Ukhalker
Title: Authorized Signatory

Yotta Data and Cloud Limited

By:	/s/ Santosh Rao Ukhalker
Name: Santosh Rao Ukhalker
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Cartica Acquisition Corp

By:	/s/ Brian Coad
Name: Brian Coad
Title: Chief Operating Officer and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of A&R AoA

[See attached.]

CONFIDENTIAL

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

Third AMENDED AND RESTATED

Memorandum AND ARTICLES OF association

of

nIDAR iNFRASTRUCTURE lIMITED

(ADOPTED BY SPECIAL RESOLUTION PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

Third amended AND restated

MEMORANDUM of ASSOCIATION

OF

nIDAR iNFRASTRUCTURE lIMITED

(adopted by special resolution PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)

1.	The name of the company is Nidar Infrastructure Limited (the “Company”).

2.	The registered office of the Company will be situated at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman KY1-1103, Cayman Islands, or at such other location within the Cayman Islands as the Board of Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the Shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by such Shareholder.

7.	The authorised share capital of the Company is US$1,250,000 divided into (i) 500,000,000 ordinary shares with a nominal or par value of US$[•] each and (ii) [•] shares with a nominal or par value of US$[•] each of such Class or Classes (however designated) as the Board of Directors may determine in accordance with Articles 9 and 10 of the Articles of Association of the Company, provided always that subject to the Companies Act and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of its Shares and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of Shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside of the Cayman Islands.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

1

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

Third amended AND restated

Articles OF association

of

nIDAR iNFRASTRUCTURE lIMITED

(ADOPTED BY SPECIAL RESOLUTION PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)

TABLE OF CONTENTS

CLAUSE	PAGE

TABLE A.	3

Interpretation.	3

Preliminary.	8

Shares.	9

Modification Of Rights.	10

Certificates.	11

Fractional Shares.	11

Lien.	11

Calls On Shares.	12

Forfeiture Of Shares.	13

Transfer Of Shares.	14

Transmission Of Shares.	14

Alteration Of SHARE Capital.	15

Redemption, Purchase and Surrender Of Shares.	15

Treasury Shares.	16

General Meetings.	16

Notice Of General Meetings.	17

Proceedings At General Meetings.	17

Votes Of shareholders.	25

Corporations Acting By Representatives At Meetings.	26

CLEARING HOUSES.	26

Directors.	27

Alternate Director.	28

Powers And Duties Of Directors.	28

Borrowing Powers Of Directors.	30

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The Seal.	30

Disqualification OR REMOVAL Of Directors.	31

Proceedings Of Directors.	31

Dividends.	33

Accounts and annual return and declaration.	34

Capitalisation Of reserves.	36

Share Premium Account.	36

Notices.	37

Indemnity.	38

Non-Recognition Of Trusts.	40

Winding Up.	40

Amendment Of Articles Of Association.	41

Closing of register or fixing record date.	41

Registration By Way Of Continuation.	41

Mergers and Consolidation.	42

Disclosure.	42

GENERAL.	42

2

COMPANIES ACT (AS AMENDED)

Company Limited by Shares

Third amended AND restated

ARTICLES OF ASSOCIATION

OF

nIDAR iNFRASTRUCTURE lIMITED

(ADOPTED BY SPECIAL RESOLUTION PASSED ON [•], 2024 AND EFFECTIVE ON [•], 2024)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Nidar Infrastructure Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.     In these Articles, the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of any given Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption, a trust solely for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include any natural person or a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, the company or the partnership or other entity (other than, in the case of a corporation or company, securities having such power only by reason of the happening of a contingency not within the reasonable control of such natural person, corporation, company partnership or other entity), or having the power or authority (whether exercised or not) to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, company, partnership or other entity.

“Articles” means these articles of association of the Company.

“Attorney” has the meaning set forth in Article 107.

“Audit Committee” means the audit committee of the Board of Directors established pursuant to the Articles, or any successor committee.

“Auditor” means the Person for the time being performing the duties of auditor of the Company (if any).

“Authorised Signatory” has the meaning set forth in Article 107.

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“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” means “beneficially own”, “beneficially owned” or “beneficial ownership”, as applicable (as such terms are defined in Rule 13d-3 under the Exchange Act) and each such beneficial owner, a “Beneficial Owner”.

“Board Deadline Date” has the meaning set forth in Article 59.

“Board of Directors” means the board of directors of the Company.

“Branch Register” means any branch Register of such category or categories of Shareholders as the Company may from time to time determine.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks located in the Cayman Islands and the United States are authorised or required by law or executive order to be closed.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Commission” means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Company’s Website” means the main corporate and Shareholders relations website of the Company, the address or domain name of which has been notified to Shareholders.

“Compensation Committee” means the compensation committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to the Nasdaq Stock Market LLC.

“Directors” means the directors of the Company for the time being and from time to time and shall include the Independent Directors and any non-executive directors as well as executive directors unless otherwise indicated, and each a “Director”.

“Disclosable Interests” has the meaning set forth in Article 63(d)(ii).

“Electronic Communication” means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Board of Directors.

“Electronic Facility” means without limitation, website addresses (including the Company’s Website) and conference call systems, telephone or similar and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

“Electronic Transactions Act” means the Electronic Transactions Act (as amended) of the Cayman Islands and any statutory amendment or re-enactment thereof.

“Exchange Act” means, to the extent applicable to the Company, the Securities Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute of the United States of America and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

4

“Indemnified Person” has the meaning set forth in Article 165.

“Indemnity” has the meaning set forth in Article 174.

“Independent Director” has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Initial SPAC Director” has the meaning set forth in Article 93(b).

“Initial SPAC Director Term” has the meaning set forth in Article 93(b).

“Lock-Up Agreements” means those certain Lock-Up Agreements entered into between the Company and certain Shareholders with respect to the Shares.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Nidar Directors” has the meaning set forth in Article 93(a).

“Nidar Shareholder” means Vista Holdings Limited, an investment holding company incorporated under the laws of the British Virgin Islands, and its successors or assigns.

“Nominating Committee” means the nominating committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Nominating Person” means (a) the Shareholder providing the notice of the nomination proposed to be made at the meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A of the Exchange Act) with such Shareholder in such solicitation.

“Nominee Information” has the meaning set forth in Article 64(f)(iii).

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution described as such:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Share” means an ordinary share with a par value of US$[•] in the share capital of the Company having the rights, benefits and privileges set out in these Articles.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

5

“present in person” means that the Shareholder proposing that the business be brought before the relevant general meeting of the Company, or the proxy or a qualified representative of such proposing Shareholder, appear at such general meeting.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Board of Directors as a Branch Register.

“Proposing Person” means (a) the Shareholder providing the notice of business proposed to be brought before an annual general meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the business proposed to be brought before the annual general meeting is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A of the Exchange Act) with such Shareholder in such solicitation.

“Public Disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

“qualified representative” means, with respect to a proposing Shareholder which is a corporation or other non-natural person, a duly authorised director, officer, manager or partner of such Shareholder or any other Person authorised by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as representative at the annual general meeting of Shareholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual general meeting of Shareholders.

“Register” means the register of members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act or any listed shares register (as defined in the Companies Act).

“Register of Directors and Officers” means the register of the Directors and Officers of the Company required to be kept pursuant to the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Board of Directors to perform any of the duties of the secretary of the Company.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes or sub-classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a Share.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“Shareholder” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

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“Shareholder Information” has the meaning set forth in Article 63(d)(i).

“Sponsor” means Cartica Acquisition Partners, LLC, a Delaware limited liability company, and its successors or assigns.

“signed” means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders (or, with respect to a Special Resolution to amend Article 93(b), Article 118(d) and/or Article 179 during the Initial SPAC Director Term, a majority of not less than two-thirds of such Shareholders including the Sponsor) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Synthetic Equity Position” has the meaning set forth in Article 63(d)(ii).

“Tax Filing Authorised Person” means such Person as any Director shall designate from time to time, acting severally.

“Timely Notice” has the meaning set forth in Article 63(c).

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Voting Commitment” has the meaning set forth in Article 64(i).

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

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(g)	reference to any determination by the Board of Directors shall be construed as a determination by the Board of Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(i)	any requirements as to delivery under these Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Act) or an electronic communication;

(j)	any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)	headings are inserted for reference only and shall be ignored in construing these Articles; and

(m)	the term “holder” in relation to a Share means a Person whose name is entered in the Register as the holder of such Share.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Board of Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board of Directors may from time to time determine.

6.	The expenses incurred in connection with the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Board of Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Board of Directors shall determine.

7.	The Board of Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Board of Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Board of Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange. Notwithstanding anything set out in these Articles and pursuant to Section 40B of the Companies Act, the Company is authorised to evidence and transfer title to listed shares (as defined in the Companies Act) of the Company in accordance with the laws applicable to and the rules and regulations of any Designated Stock Exchange.

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Shares

8.	Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Board of Directors who may, in their absolute discretion and without approval of the Shareholders:

(a)	issue, allot and dispose of Shares to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants, convertible securities or similar instruments conferring the right upon the holders thereof to subscribe for, purchase or receive such Shares;

and, for such purposes, the Board of Directors may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, the Board of Directors may in its absolute discretion and without approval of the existing Shareholders, issue Shares or issue other securities in one or more series as the Board of Directors deems necessary and appropriate, and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Shareholders, at such times and on such other terms as the Board of Directors thinks proper. The Company shall not issue Shares to bearer.

9.	The Board of Directors may provide out of the unissued Shares (other than unissued Ordinary Shares), for series of preferred shares. Before any preferred shares of any such series are issued, the Board of Directors shall fix, by resolution or resolutions of the Board of Directors the following provisions of such series:

(a)	the designation of such series and the number of preferred shares to constitute such series;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of preferred shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

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(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional preferred shares of such series or Shares of any other Class or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

10.	The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All Shares of any one series of preferred shares shall be identical in all respects with all other Shares of such series, except that Shares of any one series issued at different times may differ as to the dates from which dividends on Shares of that series shall be cumulative.

11.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Board of Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

13.	Whenever the capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article 13, the Board of Directors may treat all the Classes or any two (2) or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Board of Directors may (unless otherwise provided by the terms of issue of the Shares of that Class) vary the rights attaching to any Class without the consent or approval of Shareholders; provided, that the rights will not, in the determination of the Board of Directors, be materially adversely varied or abrogated by such action.

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14.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights, any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

Certificates

15.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Board of Directors shall determine otherwise.

16.	Every share certificate, if any, of the Company shall be in such form as the Board of Directors may determine and bear any legends required under applicable laws, including the Companies Act and the Securities Act, and shall be signed by any two (2) Officers or other persons authorised by the Board of Directors or these Articles to sign share certificates. The chair of the Board of Directors and any president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, the Secretary (or an assistant Secretary) of the Company shall specifically be authorised to sign share certificates. Any or all of the signatures on any certificate may be electronic. In case any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such Officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if they were such Officer, transfer agent or registrar at the date of issue.

17.	If any share certificate is lost, destroyed or stolen, the Board of Directors may require the holder or holders of the relevant Share to provide an indemnity in a form acceptable to the Board of Directors. Upon such indemnity being provided, a new share certificate may be issued to the holder or holders entitled to such lost, destroyed or stolen share certificate, unless the Board of Directors determine otherwise. If a certificate representing Shares has been lost, destroyed or stolen, and the owner fails to notify the Company of that fact within a reasonable time after the owner has notice of such loss, destruction or wrongful taking and the Company registers a transfer of such Shares before receiving notification thereof, the owner shall be precluded from asserting against the Company any claim for registering such transfer or a claim to a new certificate representing such Shares or such Shares in uncertificated form.

Fractional Shares

18.	The Board of Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

19.	The Company has a first and paramount lien on every Share (not being a share which is fully paid as to its par value and share premium) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share (including any premium payable). The Board of Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article 19. The Company’s lien on a Share extends to any amount payable in respect of it. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon.

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20.	The Company may sell, in such manner as the Board of Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

21.	For giving effect to any such sale, the Board of Directors may authorise some Person to execute an instrument of transfer in respect of the Shares sold to, or in accordance with the directions of, the purchaser thereof. The purchaser, or their nominee, shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale or the exercise of the Company’s power of sale under the Articles.

22.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

23.	Subject to the terms of allotment, the Board of Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorising such call was passed. A Person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

24.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

25.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at such rate as the Board of Directors may determine, from the day appointed for the payment thereof to the time of the actual payment, but the Board of Directors shall be at liberty to waive payment of that interest wholly or in part.

26.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

27.	The Board of Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

28.	The Board of Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent (8%) per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Board of Directors. No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

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Forfeiture Of Shares

29.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Board of Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

30.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

31.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Board of Directors to that effect. Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

32.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board of Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board of Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person, the Board of Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

33.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

34.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share. The certificate, if any, and an executed instrument of transfer shall constitute good title to the Share and the Person to whom the Share is sold or transferred or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

35.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

36.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the par value of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

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Transfer Of Shares

37.	Subject to these Articles, the rules or regulations of the Designated Stock Exchange, any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), or any Lock-Up Agreement, a Shareholder may transfer all or any of their Shares by an instrument of transfer (a) in the usual or common form, (b) in a form prescribed by the Designated Stock Exchange or (c) in any other form approved by the Board of Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board of Directors may approve from time to time. If the Shares in question were issued in conjunction with rights, options and warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board of Directors shall refuse to register the transfer of any such Shares without evidence satisfactory to them of the like transfer of such right, option or warrant.

38.	The instrument of transfer of any Share shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any competent regulatory authority) and if in respect of a nil or partly paid up Share, or if so required by the Board of Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

39.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register closed at such times and for such periods as the Board of Directors may from time to time determine.

40.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board of Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same within ten (10) Business Days. The Board of Directors may refuse to register a transfer of Shares in the following events: (a) at the absolute discretion of the Board of Directors, where the Shares are not fully paid or subject to a lien in favour of the Company, provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis; or (b) where the holders proposing or effecting the transfers of Shares are subject to binding or written agreements with the Company which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms.

Transmission Of Shares

41.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two (2) or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

42.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themselves, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

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43.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Board of Directors may at any time give notice requiring any such Person to elect either to be registered themselves or to have some Person nominated by them be registered as the holder of the Share (but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles) the Board of Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

Alteration Of SHARE Capital

44.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

45.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

46.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

47.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Purchase and Surrender Of Shares

48.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Board of Directors may determine;

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(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Board of Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Board of Directors may determine.

49.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

50.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

51.	The Board of Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

52.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Board of Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

53.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

54.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

55.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Board of Directors.

General Meetings

56.	The Board of Directors may, whenever they think fit, convene a general meeting of the Company, and the Board of Directors shall on a Shareholders requisition in accordance with Article 59 forthwith proceed to convene an extraordinary general meeting of the Company. All general meetings other than annual general meetings shall be called extraordinary general meetings.

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57.	For so long as any Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Board of Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

58.	The Board of Directors may cancel or postpone any duly convened general meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Board of Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Board of Directors may determine.

59.	A Shareholders requisition is a requisition of any one or more Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent (10%) of the paid up voting share capital of the Company at the date of deposit of the requisition. The requisition: (i) must include (A) a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of each requisitionist, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the requisitionists or (2) between or among any requisitionist and any other record or Beneficial Owner(s) or Person(s) who have a right to acquire Beneficial Ownership at any time in the future of the Shares of any Class (including their names) in each case of (1) or (2), in connection with the proposal of such business by such Shareholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (i) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a requisitionist solely as a result of being the Shareholder directed to prepare and submit the requisition required by these Articles on behalf of a Beneficial Owner; and (ii) must be signed by each requisitionist and deposited at the Office (and in this regard may consist of several documents in like form each signed by one or more requisitionists). If the Board of Directors does not within thirty (30) days from the date of the deposit of the requisition (the expiry of such thirty (30) days period being the “Board Deadline Date”) duly proceed to convene an extraordinary general meeting for a date not later than thirty (30) days after the Board Deadline Date, the requisitionist(s), or any of them representing more than one-half of the total voting rights of all of them, may themselves convene an extraordinary general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board of Directors, to be held no later than three (3) months after the Board Deadline Date, and any expenses incurred by the requisitionist(s) as a result of the failure of the Board of Directors to convene the general meeting shall be reimbursed to them by the Company. A Shareholder may only deliver one (1) requisition pursuant to this Article 59 in each financial year.

60.	If at any time there are no Directors, any two (2) Shareholders (or if there is only one (1) Shareholder then that Shareholder) entitled to attend and vote at general meetings of the Company may convene a general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board of Directors.

Notice Of General Meetings

61.	Not more than sixty (60) nor less than ten (10) clear days’ notice of a general meeting in writing specifying the place, including by means of Electronic Facility, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

62.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

63.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board of Directors or of the Auditors, and the fixing of the remuneration of the Auditors.

(a)	No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

(b)	In addition, no business may be transacted at any extraordinary general meeting or any annual general meeting, as applicable, other than business that is (i) specified in the notice of the meeting given by or at the direction of the Board of Directors (or any duly authorised committee thereof) or by or at the direction of the Shareholder requisitionist(s) in accordance with Article 59, or (ii) otherwise properly brought before an annual general meeting (A) by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (B) by a Shareholder present in person who (1)(I) was a record owner of Shares both at the record date of the meeting and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Article 63 in all applicable respects, or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (B) shall be the exclusive means for a Shareholder to propose business to be brought before an annual general meeting and provided that such requirements have been met, the Board of Directors shall include such proposed business in the notice of the meeting (or supplemental notice of the meeting). Shareholders seeking to nominate persons for election to the Board of Directors must comply with Article 64 and this Article 63 shall not be applicable to nominations except as expressly provided in Article 64.

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(c)	Without qualification, for business to be properly brought before an annual general meeting by a Shareholder, the Shareholder must (i) provide Timely Notice (as defined in this Article 63(c)) thereof in writing and in proper form to the Board of Directors and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article 63. To be timely, (A) a Shareholder’s notice must be delivered to, or mailed and received at, the Office not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting or (B) in the case of the first annual general meeting following the date hereof, notice by the Shareholder to be timely must be so delivered, or mailed and received, not later than the 10th day following the day on which Public Disclosure of the date of such annual general meeting was first made by the Company (such notice within such time periods set forth in the foregoing clauses (A) and (B), as applicable, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(d)	To be in proper form for purposes of this Article 63, a Shareholder’s notice to the Board of Directors shall set forth:

(i)	as to each Proposing Person, (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the Class and number of Shares that are, directly or indirectly, owned of record or Beneficially Owned by such Proposing Person, except that such Proposing Person shall in all events be deemed to Beneficially Own any Shares of any Class as to which such Proposing Person has a right to acquire Beneficial Ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)	as to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any Shares of any Class; provided, that for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the Shares of any Class Beneficially Owned by such Proposing Person that are separated or separable from the underlying Shares, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its Officers, Directors, or Affiliates, (D) any other material relationship between such Proposing Person, on the one hand, and the Company or any of its Affiliates, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Company or any of its Affiliates (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the issued share capital of the Company required to approve or adopt the proposal or otherwise solicit proxies from Shareholders in support of such proposal, and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner; and

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(iii)	as to each item of business that the Shareholder proposes to bring before the annual general meeting, (A) a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other record or Beneficial Owner(s) or Person(s) who have a right to acquire Beneficial Ownership at any time in the future of the Shares of any Class (including their names) in each case of (1) or (2), in connection with the proposal of such business by such Shareholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner.

(e)	A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 63 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five (5) Business Days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not (i) limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, (ii) extend any applicable deadlines hereunder or (iii) enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the Shareholders.

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(f)	Notwithstanding anything in these Articles to the contrary, no business shall be conducted at an annual general meeting that is not properly brought before the meeting in accordance with this Article 63. The presiding chair of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Article 63, and if they should so determine, they shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)	This Article 63 is expressly intended to apply to any business proposed to be brought before an annual general meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Company’s proxy statement. In addition to the requirements of this Article 63 with respect to any business proposed to be brought before an annual general meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article 63 shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

64.	Nominations for Election to the Board of Directors

(a)	Nominations of any Person for election to the Board of Directors at an annual general meeting or at an extraordinary general meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling such extraordinary general meeting or by or at the direction of the Shareholder requisitionist(s) calling such extraordinary general meeting in accordance with Article 59) may be made only (i) by or at the direction of the Board of Directors, including by any committee or Persons authorised to do so by the Board of Directors or these Articles, (ii) by or at the direction of the Shareholder requisitionist(s) in accordance with Article 59, or (iii) by a Shareholder present in person (A) who was a record owner of Shares both at the record date of the meeting and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article 64 as to such notice and nomination. The foregoing clauses (ii) and (iii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual general meeting or extraordinary general meeting.

(b)	Without qualification, for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual general meeting, the Shareholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary at the Office, (ii) provide the information, agreements and questionnaires with respect to such Shareholder and its candidate for nomination as required to be set forth by this Article 64 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Article 64. Without qualification, if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling an extraordinary general meeting or by or at the direction of the Shareholder requisitionist(s) calling such extraordinary general meeting in accordance with Article 59, then for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at such extraordinary general meeting pursuant to Article 64(a)(ii), the Shareholder must:

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(i)	provide timely notice thereof in writing and in proper form to the Secretary at the Office;

(ii)	provide the information, agreements and questionnaires with respect to such Shareholder and its candidate for nomination as required by this Article 64; and

(iii)	provide any updates or supplements to such notice at the times and in the forms required by this Article 64.

(c)	To be timely, a Shareholder’s notice for nominations to be made at an extraordinary general meeting must be delivered to, or mailed and received at, the Office not earlier than the 120th day prior to such extraordinary general meeting and not later than the 90th day prior to such extraordinary general meeting or, if later, the 10th day following the day on which Public Disclosure of the date of such extraordinary general meeting was first made.

(d)	In no event shall any adjournment or postponement of an annual general meeting or extraordinary general meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

(e)	In no event may a Nominating Person provide Timely Notice with respect to a greater number of Director candidates than are subject to election by Shareholders at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Article 64(c), or (iii) the 10th day following the date of Public Disclosure of such increase.

(f)	To be in proper form for purposes of this Article 64, a Shareholder’s notice to the Board of Directors shall set forth:

(i)	as to each Nominating Person, the Shareholder Information, except that for purposes of this Article 64 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 63(d)(i);

(ii)	as to each Nominating Person, any Disclosable Interests, except that for purposes of this Article 64 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 63(d)(ii) and the disclosure with respect to the business to be brought before the meeting in Article 63(d)(ii) shall be made with respect to the election of Directors at the meeting; and

(iii)	as to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Shareholder’s notice pursuant to this Article 64 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material monetary interest in any material contract or agreement in the past three (3) years between or among any Nominating Person, on the one hand, and each candidate for nomination, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Article 64(i).

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(g)	A Shareholder providing notice of any nomination proposed to be made at a meeting pursuant to Article 64(a)(iii) shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 64 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five (5) Business Days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not (i) limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, (ii) extend any applicable deadlines hereunder or (iii) enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(h)	In addition to the requirements of this Article 64 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)	To be eligible to be a candidate for election as a Director at an annual general meeting or extraordinary general meeting, a candidate must be nominated in the manner prescribed in this Article 64 and the candidate for nomination, whether nominated by the Board of Directors or by a Shareholder, must have previously delivered (in accordance with the time period prescribed for delivery of notice in Article 63(c)), to the Board of Directors at the Office, (i) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, Share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A of the Exchange Act if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or extraordinary general meeting and (ii) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a Director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any Person as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed to the Company, (C) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or Share ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as a Director, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a Director.

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(j)	The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an Independent Director in accordance with the Company’s corporate governance guidelines.

(k)	A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Article 64, if necessary, so that the information provided or required to be provided pursuant to this Article 64 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is ten (10) Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office (or any other office specified by the Company in any public announcement) not later than five (5) Business Days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) Business Days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) Business Days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not (i) limit the Company’s rights with respect to any deficiencies in any notice provided by a candidate for nomination as a Director, (ii) extend any applicable deadlines hereunder or (iii) enable or be deemed to permit a candidate for nomination as a Director who has previously submitted materials hereunder to amend or update any materials or to submit any new materials.

(l)	No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Article 64. The presiding chair at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 64, and if they should so determine, they shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(m)	Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Article 64.

65.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

66.	If within half an hour (or such longer time not exceeding one (1) hour as the chair of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Board of Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

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67.	If the Board of Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment (including by means of Electronic Facility) by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

68.	The chair, if any, of the Board of Directors shall preside as chair at every general meeting of the Company.

69.	If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Board of Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

70.	The chair of the general meeting may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

71.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is notified in the notice for the meeting or (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so notified or demanded and the demand is not withdrawn, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

72.	If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

73.	In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

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74.	A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

75.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and the demand for a poll may be withdrawn by the Person or any Persons making it at any time prior to the declaration of the result of the poll.

76.	Save where a Special Resolution or other greater majority is required by the Companies Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

Votes Of shareholders

77.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

78.	Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Shareholder which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.

79.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

80.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

81.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

82.	On a poll, votes may be given either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

83.	A Shareholder holding more than one (1) Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing them, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

84.	An instrument appointing a proxy shall be in writing and shall be executed by or on behalf of the appointor. Such instrument appointing a proxy may be in any usual or common form or such other form as the Board of Directors may approve (including an appointment of proxy made by way of Electronic Communication). A proxy need not be a Shareholder.

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85.	The instrument appointing a proxy shall be deposited at the Office or at such other place or in such other manner as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

86.	The chair may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chair, shall be invalid.

87.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

88.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll and/or all other actions that are presented at any general meeting or any special meeting to be voted upon.

89.	A resolution in writing signed by all of the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

90.	Any corporation or other non-natural person which is a Shareholder or a Director may in accordance with its constitutional documents, or in absence of such provision by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Board of Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other non-natural person which they represent as that corporation or other non-natural person could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

91.	If a clearing house or central depository house (or its nominee(s), being a corporation) is a Shareholder it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any Class of Shareholders; provided, that if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article 91 shall be entitled to exercise the same powers on behalf of the clearing house or central depository house (or its nominee(s)) which they represent as that clearing house or central depository house (or its nominee(s)) could exercise if it were an individual Shareholder holding the number of Shares and Class specified in such authorisation.

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SHARES THAT MAY NOT BE VOTED

92.	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

Directors

93.	Notwithstanding any other provision of these Articles, initially as of the effective date of these Articles, the Board of Directors shall consist of nine (9) Directors, who shall be appointed to the Board of Directors as follows:

(a)	five (5) of which shall be appointed by the Nidar Shareholder (or its Affiliates) by written notice delivered to the Office; provided, that after such Directors’ initial term of office expires, the Nidar Shareholder (or its Affiliates) shall be entitled to appoint a number of Directors in proportion to the number of Shares Beneficially Owned by the Nidar Shareholder (and its Affiliates) divided by the total number of Shares issued and outstanding, rounded down to the nearest whole number of Directors (each such initial Director and such subsequent Person so appointed, a “Nidar Director”);

(b)	one (1) of which shall be appointed by the Sponsor (the initial Director and any subsequent Person so appointed, the “Initial SPAC Director”) by written notice delivered to the Office, which Initial SPAC Director shall hold office for an initial term of fifteen (15) months from the effective date of these Articles (the “Initial SPAC Director Term”), and after the expiry of the Initial SPAC Director Term such Director shall be nominated and elected in accordance with the terms of these Articles. Only the Sponsor shall be entitled to appoint or remove the Initial SPAC Director during the Initial SPAC Director Term by written notice delivered to the Office. In the event that any Person appointed as the Initial SPAC Director shall cease to be a Director for any reason during the Initial SPAC Director Term, the Sponsor shall be entitled to appoint a replacement Initial SPAC Director who shall serve for the remaining unexpired Initial SPAC Director Term. The Sponsor’s rights under this Article 93(b) shall expire at the end of the Initial SPAC Director Term; and

(c)	three (3) of which shall be Independent Directors, such that the Board of Directors will meet the standards of independence for companies subject to the rules and regulations of the Designated Exchange.

94.	As a condition to serving as a Director, a Person shall provide to the Company such information about the Director at such times as the Company may reasonably request in order to ensure compliance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

95.	The board of directors or equivalent governing body of each direct or indirect subsidiary of the Company shall mirror the Board of Directors, unless otherwise determined by the Board of Directors, in its sole discretion; provided, that (a) save in the case of any such subsidiary of the Company which the Board of Directors has determined shall be member-managed, the rights of the Shareholders to appoint Directors to the Board of Directors under the terms of these Articles shall apply mutatis mutandis with respect to each such subsidiary of the Company’s board of directors or equivalent governing body, and (b) no Shareholder shall be compelled to appoint any Person to any board of directors or equivalent governing body of any subsidiary of the Company.

96.	The Company may by Ordinary Resolution appoint any Person to be a Director.

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97.	Subject to these Articles (including Article 93(b)), a Director shall hold office for a term expiring at the next annual general meeting following their appointment, or until such lesser time if they resign or are removed from office in accordance with Article 118.

98.	The number of Directors to be appointed to the Board of Directors may be fixed by resolution of the Board of Directors; provided that the number of Directors to be appointed to the Board of Directors shall only be increased or decreased with the prior written consent of the Nidar Shareholder for as long as the Nidar Shareholder Beneficially Owns a majority of the issued and outstanding Shares; provided, further, that no reduction of the authorised number of Directors shall have the effect of removing any Director before that Director’s term of office expires (including, for the avoidance of doubt, the Initial SPAC Director) or impairing the Sponsor’s appointment right pursuant to Article 93(b).

99.	The remuneration of the Directors, if any, may be determined by the Board of Directors.

100.	Subject to these Articles, there shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

101.	In the event of a vacancy pursuant to Article 118, any Director appointed to fill such vacancy shall serve for the remaining term of the Person they are replacing and be appointed by the applicable Shareholder(s) responsible pursuant to Article 93 for appointing the Director whose office was so vacated; provided, that if no Shareholder is entitled to appoint a Director to fill a vacancy, then such vacancy may be filled by the affirmative vote of a majority of the Directors then in office.

Alternate Director

102.	Any Director may in writing appoint any other Director or any other Person approved by the Board of Directors (in accordance with these Articles) to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are a Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such appointment or removal shall be by notice in writing to the Office signing by the Director making or revoking the appointment or in any other manner approved by the Board of Directors. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration, if any, of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

103.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Board of Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Board of Directors that would have been valid if that resolution had not been passed.

104.	The Board of Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Board of Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board of Directors may think fit. Any Person so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution. An Officer may vacate their office at any time if they give notice in writing to the Company at the Office that they resign their office. The Board of Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

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105.	The Board of Directors may appoint any Person to be the Secretary (and if need be, an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution.

106.	The Board of Directors may establish and delegate any of their powers to committees (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee) consisting of one or more Directors as they think fit; provided, that:

(a)	subject to Article 105(c), any such committee shall include a proportionate number of Nidar Directors as are members of the Board of Directors, rounded down to the nearest whole number of Directors

(b)	any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors; and

(c)	the Board of Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and its charter and shall have such powers as the Board of Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board of Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law). For so long as any Class is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

107.	The Board of Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Board of Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

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108.	The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article 108.

109.	The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint managers or agents of the Company and may fix the remuneration of any such Person.

110.	The Board of Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and any such appointment or delegation may be made on such terms and subject to such conditions as the Board Directors may think fit and the Board of Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

111.	Any such delegates as aforesaid may be authorised in writing by the Board of Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

112.	The Board of Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided, that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders and complies with the requirements of the Companies Act.

113.	Subject to the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, the Board of Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of Section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator, in each case, without the sanction of a resolution passed by the Company at a general meeting.

Borrowing Powers Of Directors

114.	The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

115.	The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

116.	The Company may maintain a facsimile of the Seal in such countries or places as the Board of Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Board of Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose.

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117.	Notwithstanding the foregoing, the Secretary, if duly appointed by the Board of Directors, or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification OR REMOVAL Of Directors

118.	The office of a Director shall be vacated if such Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company at the Office; or

(d)	is removed from office (i) by Ordinary Resolution, (ii) by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two (2) in number) or (iii) pursuant to any other provision of these Articles; provided, however, that, (x) a Nidar Director may only be removed with the prior written consent of the Nidar Shareholder and (y) during the Initial SPAC Director Term, the Initial SPAC Director may only be removed with the prior written consent of the Sponsor.

Proceedings Of Directors

119.	The Board of Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes of the Directors present at such meeting. In case of an equality of votes the chair of the meeting shall have a second or casting vote. A Director may, and the Secretary (or an assistant Secretary) on the requisition of a Director shall, at any time summon a meeting of the Board of Directors upon at least two (2) days’ prior notice in writing to each other Director and alternative Director which notice shall set forth the general nature of the business to be considered (unless notice is waived by all of the Directors (or their alternative) either at, before or after the meeting is held).

120.	A Director may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director is a member, by means of telephone, videoconference or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chair of the meeting is located at the start of the meeting.

121.	The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Directors in office from time to time; provided, that for so long as the Nidar Shareholder is entitled to appoint two (2) or more Nidar Directors pursuant to Article 93(a), a quorum shall include at least two (2) Nidar Directors. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

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122.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or arrangement with the Company shall declare the nature of their interest at a meeting of the Board of Directors. A general notice given to the Board of Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Board of Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration; provided, that the nature of the interest of any Director in any such appointment or arrangement shall be disclosed by them at or prior to its consideration and any vote thereon.

123.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Board of Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Board of Directors whereat they are or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement; provided, that the nature of the interest of any Director in any such appointment or arrangement shall be disclosed by them at or prior to its consideration and any vote thereon.

124.	Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided, that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

125.	The Board of Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Board of Directors;

(b)	the names of the Directors present at each meeting of the Board of Directors and of any committee of Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board of Directors and of committees of Directors.

126.	When the chair of a meeting of the Board of Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

127.	A resolution in writing signed by all the Directors or all the members of a committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of the Board of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

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128.	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Director(s) may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

129.	The Board of Directors may elect a chair of their board and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen (15) minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

(a)	the Board of Directors hereby appoint Kamal Hiranandani as the initial chair of the Board of Directors as of the effective date of these Articles.

130.	Subject to any regulations imposed on it by the Board of Directors, a committee appointed by the Board of Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

131.	A committee appointed by the Board of Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Board of Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall have a second or casting vote.

132.	All acts done by any meeting of the Board of Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

133.	A Director or alternate Director who is present at a meeting of the Board of Directors or committee of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the Person acting as the chair or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

Dividends

134.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Board of Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor in the manner and subject to the conditions and restrictions as determined by the Board of Directors from time to time.

135.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Board of Directors.

136.	The Board of Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Board of Directors, either be employed in the business of the Company or be invested in such investments as the Board of Directors may from time to time think fit.

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137.	Any dividend may be paid in any manner as the Board of Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Shareholder to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct and shall be sent at his, her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

138.	The Board of Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

139.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

140.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

141.	No dividend shall bear interest against the Company.

142.	All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. Any dividend unclaimed after a period of the lesser of (a) six (6) years from the date of declaration of such dividend and (b) one (1) year after dissolution of the Company may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

143.	The Directors may deduct from any dividend or other distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

Accounts and annual return and declaration

144.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Board of Directors. Such books of account must be retained for a minimum period of five (5) years from the date on which they are prepared.

145.	The books of account shall be kept at the Office, or at such other place or places as the Board of Directors think fit, and shall always be open to inspection by the Directors.

146.	The Board of Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or the rules and regulations of the Designated Stock Exchange or authorised by the Board of Directors or by Ordinary Resolution.

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147.	The financial year of the Company shall end on 31 March of each year or such other date as the Board of Directors may determine.

148.	The Board of Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and authorise the registered office agent of the Company to deliver a copy thereof to the Registrar of Companies in the Cayman Islands on its behalf.

149.	Each Director and each member of any committee designated by the Board of Directors shall, in the performance of their duties, be fully protected in relying in good faith upon the books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Officers, agents or employees, or committees of the Board of Directors so designated, or by any other Person as to matters which such Director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company.

AUDIT

150.	The Board of Directors may appoint an Auditor who shall hold office on such terms as the Directors determine.

151.	Without prejudice to the freedom of the Board of Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law, the Board of Directors shall establish and maintain an Audit Committee as a committee of the Board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

152.	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

153.	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

154.	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Board of Directors shall fill the vacancy and determine the remuneration of such Auditor.

155.	Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

156.	Auditors shall, if so required by the Board of Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

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Capitalisation Of reserves

157.	Subject to the Companies Act, these Articles and any rights and restrictions for the time being attached to any Shares, the Board of Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 157, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board of Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article 157.

Share Premium Account

158.	The Board of Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

159.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

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Notices

160.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by post (by airmail or air courier service in the case of international Shareholders) in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to an electronic mail address provided by such Shareholder, or by facsimile should the Board of Directors deem it appropriate. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or by placing it on the Company’s Website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

161.	Whenever notice is required to be given under any provision of the Companies Act or these Articles, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Neither the business to be transacted at, nor the purpose of, any general meeting of the Shareholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

162.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service;

(d)	electronic mail or other Electronic Communication (such as transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by the Board of Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved Electronic Communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

163.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

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164.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

165.	Every Director (including for the purposes of this Article 165, any alternate Director appointed pursuant to the provisions of these Articles), the Secretary, an assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own wilful default, wilful neglect or actual fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

166.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company;

(b)	for any loss on account of defect of title to any property of the Company;

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested;

(d)	for any loss incurred through any bank, broker or other similar Person;

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own wilful default, wilful neglect or actual fraud as determined by a court of competent jurisdiction.

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167.	The Company shall not be obligated to indemnify any Indemnified Person in connection with any action or proceeding (or any part thereof):

(a)	for which payment has actually been made to and received by or on behalf of such Indemnified Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of national, federal, state or local statutory law or common law, if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Company by such Indemnified Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Indemnified Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such Indemnified Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such Indemnified Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)	initiated by such Indemnified Person, including any action or proceeding (or any part thereof) initiated by such Indemnified Person against the Company, any legal entity which it controls, any Director or Officer thereof or any third party, unless (i) the Board of Directors has consented to the initiation of such action or proceeding or part thereof, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law (provided, however, that this Article 167(d) shall not apply to counterclaims or affirmative defences asserted by such Indemnified Person in an action brought against such Indemnified Person), (iii) otherwise required to be made under Article 169 or (iv) otherwise required by applicable law; or

(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Indemnity (as defined in Article 174) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Indemnity (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Indemnity (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

168.	The Company, to the fullest extent permitted by law, may indemnify and advance expenses to any Indemnified Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company or any predecessor of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such Indemnified Person shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

169.	If a claim for indemnification (following the final disposition of the applicable action or proceeding) under this Indemnity is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Indemnity is not paid in full within thirty (30) days after a written claim therefor has been received by the Company, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

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170.	The rights conferred on any Indemnified Person by this Indemnity shall not be exclusive of any other rights which such Indemnified Person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of shareholders or disinterested Directors or otherwise.

171.	The Company may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Companies Act.

172.	The Company’s obligation, if any, to indemnify or advance expenses to any Indemnified Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Indemnified Person actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

173.	Subject to the terms of any provision of these Articles or agreement between the Company and any Director, Officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Indemnity shall continue notwithstanding that the Indemnified Person has ceased to be a Director, Officer, employee or agent of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Indemnified Person.

174.	Neither any amendment nor repeal of Article 165, Article 166, Article 167, Article 168, Article 169, Article 170, Article 171, Article 172, Article 173 or this Article 174 (collectively, the “Indemnity”), nor the adoption by amendment of these Articles of any provision inconsistent with the Indemnity, shall eliminate or reduce the effect of the Indemnity in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for the Indemnity, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Non-Recognition Of Trusts

175.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided, that notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Board of Directors.

Winding Up

176.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

177.	If the Company shall be wound up, the liquidator may, subject to the rights attaching to any Shares and with the sanction of an Ordinary Resolution or pursuant to Article 113 divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

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Amendment Of Articles Of Association

178.	Subject to the Companies Act, the rights attaching to the various Classes, Article 179 or any other provisions of these Articles, the Company may at any time and from time to time by Special Resolution alter or amend the Memorandum or these Articles in whole or in part.

179.	During the Initial SPAC Director Term, Article 93(b), Article 118(d) and this Article 179 may only be amended by Special Resolution passed by a majority of not less than two-thirds of such Shareholders including the Sponsor as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or approved by unanimous written resolution. For the avoidance of doubt, if during the Initial SPAC Director Term not less than two-thirds of Shareholders vote in favour of a Special Resolution to amend Article 93(b), Article 118(d) and/or this Article 179 but the approval of the Sponsor for such Special Resolution has not been obtained, then the Special Resolution shall fail.

Closing of register or fixing record date

180.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend or other distribution, or in order to make a determination as to who is a Shareholder for any other purpose, the Board of Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, the Commission and/or any competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty (40) days in any calendar year. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

181.	In lieu of or apart from closing the Register, the Board of Directors may fix in advance or arrears a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend or other distribution the Board of Directors may, unless otherwise required by law, at or within ninety (90) days prior to the date of declaration of such dividend or other distribution, fix a subsequent date as the record date for such determination.

182.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article 181, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

183.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 182, the Board of Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

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Mergers and Consolidation

184.	The Company shall have the power to merge or consolidate with one or more other constituent companies in accordance with the Companies Act upon such terms as the Board of Directors may determine and, to the extent required by the Companies Act, with the approval of a Special Resolution.

disclosure

185.	The Board of Directors, Secretary, assistant Secretary or other Officer or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

GENERAL

186.	If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any section or paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by the Companies Act or these Articles, in any way be affected or impaired thereby.

CERTAIN TAX FILINGS

187.	Each Tax Filing Authorised Person and any such other Person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other Person prior to the date of these Articles.

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Exhibit B

INCENTIVE EQUITY PLAN

[See attached.]

2024 Nidar Infrastructure Limited Equity Incentive Plan
Approved by the Board: [●]

1.	Establishment

Nidar Infrastructure Limited, an exempted company registered by way of continuation with limited liability under the laws of the Cayman Islands (the “Company”), establishes this 2024 Equity Incentive Plan (the “Plan”), as set forth herein. The Plan permits the grant of Options and Other Awards.

2.	Purposes of the Plan

The purposes of the Plan are to promote the long-term success of the Company and its direct and indirect Subsidiaries (collectively, the “Nidar Group”), to further the best interests of the Company, its business and its stakeholders by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Nidar Group and to enhance the Nidar Group’s ability to attract, retain and motivate Eligible Individuals who make or are expected to make important contributions to the Nidar Group.

3.	Effective Date and Duration of the Plan

The Plan shall become effective on the date it is approved by the Board (the “Effective Date”). Unless sooner terminated as provided herein, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

4.	Definitions.

For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Articles of Association” means the articles of association of the Company, as amended from time to time.

“Award” means an Option or Other Award granted pursuant to the Plan.

“Award Agreement” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Agreement may be in written, electronic or other media.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change in Control” means:

(i)            the following individuals cease, for any reason, to constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(ii)            a bona fide negotiated transaction to:

(1)            transfer, sell or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis provided, however, that with respect to this clause (1), any such transfer, sale or disposition to an entity whereby the shareholders of the Company immediately prior to such transaction constitute holders of a majority of the voting power of all classes of shares of such acquiring entity immediately after such transaction shall not constitute a Change in Control for purposes of this Plan;

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(2)            sell shares of the Company to a third-party purchaser constituting all or substantially all classes of the then issued and outstanding shares of the Company, in a single transaction or series of related transactions (including, a tender offer); or

(3)            cause the Company to engage in a merger, consolidation, recapitalization, reorganization, liquidation or dissolution; provided, however, that with respect to this clause (3), any merger, consolidation, recapitalization or reorganization of the Company whereby the shareholders of the Company immediately prior to such transaction constitute holders of a majority of the voting power of all classes of shares of the surviving entity immediately after such transaction shall not constitute a Change in Control for purposes of this Plan.

Notwithstanding the foregoing, (i) with respect to an Award that is subject to Section 409A and for which payment or settlement of the Award will accelerate upon a Change in Control, no event set forth herein will constitute a Change in Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A and (ii) in no event shall the consummation of the transactions contemplated in that certain Business Combination Agreement by and between the Company and Cartica Acquisition Corp, dated June 24, 2024, constitute a Change in Control for purposes of the Plan or any Award Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

“Committee” means the Board, or any committee appointed from time to time by the Board to administer the Plan, including the Nomination and Remuneration Committee, or any successor committee thereto. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 5(e).

“Director” means any individual who is a member of the Board.

“Disability” means (i) for Participants covered by any long term disability plan of the Company or a Subsidiary, disability as defined in such plan and (ii) for all other Participants, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the usual or customary duties of the Participant’s position with the Nidar Group for a period of not less than 6 consecutive months. Subject to applicable local law, disability shall be determined by the Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician as chosen by the Committee, and a fair evaluation of the Participant’s ability to perform the Participant’s duties. Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment as a result of the Participant’s Disability, no such termination will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A.

“Eligible Individuals” means the individuals described in Section 6(a) who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

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“Fair Market Value” with respect to a Share, means, unless the Committee in its discretion approves an alternative valuation methodology:

(i)            the closing price of a Share on the NASDAQ at the conclusion of regular trading hours on the relevant date of determination, as reported by the NASDAQ (or, if not so reported, as reported by a successor reporting service selected by the Company, or if not reported by any successor service, as reported on any domestic stock exchanges on which Shares are then listed);

(ii)            if Shares are not listed on any domestic stock exchange, the closing price of a Share as reported in the domestic over-the-counter market on such date or the last previous date reported (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported;

(iii)            if Shares are listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) above using the reported closing prices or quotations on the last previous date on which so reported; or

(iv)            if none of the foregoing clauses applies, the fair market value of a Share as determined in good faith by the Committee.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“NASDAQ” means the applicable market of the National Association of Securities Dealers Automated Quotations.

“Non-Executive Director” means a non-executive member of the Board who is not an officer or employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 10.

“Other Award” means any form of Award (other than an Option) granted pursuant to Section 11.

“Participant” means an Eligible Individual who has been granted an Award under the Plan and has accepted such Award.

“Performance Criteria” means a goal or goals established by the Committee and measured over a Performance Period. The Committee may establish Performance Targets based on any Performance Criteria it deems appropriate. The Performance Criteria shall be subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations and all items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Agreement over which Performance Targets are measured.

“Performance Target” means the goals selected by the Committee, in its discretion, from among the Performance Criteria, and set forth in the applicable Award Agreement. Performance Targets shall be based upon one or more Performance Criteria.

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company or other organization or entity of any kind or nature.

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“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 7(a).

“Section 409A” means Section 409A of the Code.

“Share” means an ordinary share of the Company, or such other class of shares or other securities of the Company as may be applicable under Section 13, and as may be adjusted pursuant to Section 13(b).

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (i) such Person directly or indirectly owns or controls a majority of the equity securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (ii) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization or (iii) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee or director equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines in connection with a corporate transaction pursuant to the terms of an equity compensation plan of such company or other entity.

5.	Administration

(a)            Committee. The Plan shall be administered by the Committee, which, in addition to the other express powers conferred on the Committee by the Plan, shall have full power and authority, subject to applicable laws and the express provisions hereof, to:

(i)            select the Participants from the Eligible Individuals;

(ii)           grant Awards in accordance with the Plan;

(iii)          determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv)           determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect or occurrence, if any, of a Participant’s termination of employment, separation from service or leave of absence with the Company or any of its Subsidiaries or, subject to Section 9, a Change in Control of the Company;

(v)            subject to Sections 15 and 16(f), amend the terms and conditions of an Award after the granting thereof;

(vi)           specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards (which may vary among Participants);

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(vii)          make factual determinations in connection with the administration or interpretation of the Plan;

(viii)         adopt, prescribe, establish, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(ix)            employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;

(x)             vary the terms of Awards to take into account tax and securities laws (or changes thereto) and other regulatory requirements or to procure favorable tax treatment for Participants;

(xi)           correct any defects, supply any omission or reconcile any inconsistency in any Award Agreement or the Plan;

(xii)           suspend the right to exercise during any blackout period, and extend the period of exercise by an equal period of time; and

(xiii)        make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Agreement.

(b)            Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan and any Award Agreement delivered under the Plan.

(c)            Prohibited Actions. Notwithstanding the authority granted to the Committee pursuant to Section 5(a), the Committee, with respect to Awards granted to Participants other than Directors, shall not have the authority, without obtaining approval of the shareholders at a general meeting of the Company, to (i) reprice or cancel Options in violation of Section 10(e), (ii) amend Section 7 to increase the Plan Limit or any of the other limits listed therein; provided, however, that approval of the shareholders at a general meeting of the Company shall not be required to increase the limits listed in Section 7(c) or (iii) grant Options with an exercise price that is not in violation of Section 10(a).

(d)            Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(e)            Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to the Committee or a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter. Notwithstanding the foregoing, no Person to whom authority has been delegated pursuant to this Section 5(e) shall make any Award to such Person or to any other Person to whom authority to make Awards has been so delegated.

(f)             Liability of Committee and its Delegates. Subject to applicable laws, rules and regulations: (i) no member of the Committee (or its delegates pursuant to Section 5(e)) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in accordance with applicable law in the manner provided in the Articles of Association and any indemnification agreements as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(g)            Reimbursements. The Committee shall ensure that all expenses incurred by the Company in connection with Awards granted to officers, Directors, employees and consultants in connection with work performed for a Subsidiary shall be reimbursed by the relevant Subsidiary in a recognizable and identifiable manner.

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6.	Eligibility

(a)            Eligible Individuals. Subject to applicable law, the Awards may be granted to officers, employees, Directors and consultants of the Company or any of its Subsidiaries. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.

(b)            Grants to Participants. The Committee shall not have an obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

7.	Shares Subject to the Plan

(a)            Plan Limit. Subject to adjustment in accordance with Section 13, the maximum aggregate number of Shares that may be issued for all purposes (including with respect to Incentive Stock Options) under the Plan shall be equal to 5% of the Shares outstanding on the Effective Date (the “Share Reserve”). Shares issued pursuant to Awards under the Plan may be either authorized and unissued Shares or Shares held by the Company in its treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued as Incentive Stock Options.

(b)            Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through the issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards. In addition, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the vesting, exercise or settlement of an Award and (ii) shares subject to an Option but not issued or delivered as a result of the net settlement of such Option shall be added back to the Plan Limit and again be available for the grant of Awards.

(c)            Substitute Awards. To the extent not prohibited by applicable laws, rules and regulations, any Shares underlying Substitute Awards shall not be counted against the Share Reserve (nor shall Shares underlying Substitute Awards be added to the number of Shares available for Awards under the Plan).

8.	Awards in General

(a)            Types of Awards. Awards under the Plan may consist of Options or Other Awards. Any Award described in Sections 10 and 11 may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Subject to Section 8(g), Awards under the Plan may be made in combination with, in replacement of, or as alternatives to Awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b)            Vesting and Exercise. The Committee shall set the vesting criteria applicable to an Award, which, depending on the extent to which the criteria are met, will determine the extent to which the Award becomes exercisable or the number of Shares or the amount of cash that will be distributed or paid out to the Participant with respect to the Award. The Committee may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or provision of services), or any other basis determined by the Committee in its discretion.

(c)            Terms Set Forth in Award Agreements. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement shall contain terms and conditions not inconsistent with the Plan and the resolution of the Committee granting the Award. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may at any time following the grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any Award, (ii) eliminate the restrictions and conditions applicable to an Award or (iii) extend the post-termination exercise period of an outstanding Award. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

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(d)            Termination of Employment. Except as otherwise set forth in an applicable Award Agreement, upon a Participant’s termination of employment with the Company or other applicable member of the Nidar Group for any reason, the unvested portion of an Award will automatically be forfeited for no consideration. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment (including by reason of retirement) with the Company or any of its Subsidiaries or the Participant’s death or Disability. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination of employment or service, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions or conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Such provisions may be specified in the applicable Award Agreement or determined at a subsequent time.

(e)            Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that (i) no payments of dividends or dividend equivalents may be made unless and until the related Award is earned and vested and (ii) the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations. Any such entitlement to receive dividends or payments equivalent to dividends or interest shall be specified in the Award Agreement. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options.

(f)             Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to Shares covered by an Award until the date the Participant or his nominee becomes the holder of record of such Shares and the Company’s register of members has been accordingly updated. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13. The Company shall not be obliged to provide Eligible Individuals or Participants with copies of any materials sent to the Company’s shareholders.

(g)            Performance-Based Awards. The Committee may establish Performance Targets and goals based on any Performance Criteria it deems appropriate. Performance Targets and Performance Criteria will be specified in the Award Agreement.

(1)            To the extent applicable, the Performance Targets shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications for specified types of events or circumstances approved by the Committee in advance) consistently applied on a business unit, divisional, Subsidiary or consolidated basis or any combination thereof.

(2)            The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, or region) or measured relative to selected peer companies or a market index.

(3)            The Participants will be designated, and the applicable Performance Targets will be established, by the Committee. Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied.

9.	Change in Control

In the event of a Change in Control, the Committee, in its discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding; provided, however, the Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants and the Committee may take different actions with respect to the vested and unvested portions of an Award. Such actions may include, without limitation: (i) the acceleration of the vesting, settlement and/or exercisability of an Award; (ii) the payment of a cash amount in exchange for the cancellation of an Award; (iii) the cancellation of Options without the payment of consideration therefor if the exercise price of such Options equals or exceeds the price paid for a Share in connection with the Change in Control; (iv) the cancellation of any unvested Awards without the payment of consideration therefor and/or (v) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.

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10.	Terms and Conditions of Options

(a)            General. The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Agreement that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option and be in such form and contain such provisions as the Committee shall from time to time deem appropriate, and must include the exercise price per Share of an Option, which, for Eligible Individuals residing in the United States shall not be less than 100% of the Fair Market Value of a Share on the date of grant to the extent required by Section 409A or other applicable law and, for Eligible Individuals residing outside of the U.S. shall be as determined by the Committee and comply with applicable local law.

(b)            Term of Options. An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Agreement relating to such Award. The Committee may extend the term of an Option after the time of grant; provided, however, that, unless otherwise set forth in the applicable Award Agreement, the term of an Option may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Award.

(c)            Payment of Exercise Price. Subject to the provisions of the applicable Award Agreement and Company policy in effect from time to time, the exercise price of an Option may be paid: (i) in cash or cash equivalents; (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option; (iii) by a combination of cash and Shares equal in value to the exercise price; (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price; or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time. The Committee may provide that in-the-money Options will be exercised automatically, with no action required on the part of a Participant, using a net share settlement or similar procedure immediately (or shortly) before their scheduled expiration date where Participants are precluded from using other methods of exercise due to legal restrictions or Company policy (including policies on trading in Shares).

(d)            Incentive Stock Options. The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Option be less than the minimum exercise price specified in Section 10(a). No Incentive Stock Option may be issued to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least 110% of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option that would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any fiscal year. Any grants in excess of this limit shall be treated as Nonqualified Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

(e)            No Repricing of Options. Except for adjustments pursuant to Section 13 or with respect to Eligible Individuals residing outside of the U.S., the per Share exercise price of any Option may not be decreased after the grant of the Award, and an Option whose per share exercise price is greater than the Fair Market Value of a Share on the relevant date of determination may not be surrendered as consideration in exchange for cash (for the sake of clarity, including cash buyouts), the grant of a new Option with a lower exercise price per Share or the grant of a Share award, without approval of the shareholders at a general meeting of the Company.

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11.	Other Awards

The Committee shall have the authority to establish the terms and provisions of other forms of Awards, including restricted shares, restricted share units, stock appreciation rights, performance shares, or performance share units (such terms and provisions to be specified in the applicable Award Agreement) not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for: (i) payments in the form of cash, Shares, notes or other property as the Committee may determine based in whole or in part on the value or future value of Shares or on any amount that the Company pays as dividends or otherwise distributes with respect to Shares; (ii) the acquisition or future acquisition of Shares; (iii) cash, Shares, notes or other property as the Committee may determine (including payment of dividend equivalents in cash or Shares) based on one or more criteria determined by the Committee unrelated to the value of Shares; or (iv) any combination of the foregoing. Awards pursuant to this Section 11 may, among other things, be made subject to restrictions on transfer, vesting requirements, forfeiture, repurchase or cancellation under specified circumstances.

12.	Certain Restrictions

(a)            Transfers. A Participant’s rights and interests under the Plan, including any Award previously made to such Participant or any amounts payable under the Plan may not be assigned, pledged, or transferred, except, in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a permitted transferee.

(b)            Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a permitted transferee to whom such Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

(c)            Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to any Award as of the date of transfer of the Award rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83 of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

13.	Recapitalization or Reorganization

(a)            Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted thereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)            Change in Capitalization. Notwithstanding any provision of the Plan or any Award Agreement, the number and kind of Shares authorized for issuance under Section 7 shall be equitably adjusted by the Committee in the event of a share split, reverse share split, share dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary stock or cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of shares or property of the Company affecting the Shares in order to materially preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to materially preserve, but not increase, the benefits or potential benefits intended to be made available to Participants. Any such determinations made by the Committee may be made on an Award-by-Award basis. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject (subject to the limitations of applicable law).

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14.	Term of the Plan

Unless earlier terminated pursuant to Section 15, the Plan shall terminate on the 10th anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

15.	Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the shareholders at a general meeting of the Company if such approval is required under the Articles of Association or applicable laws, rules and regulations, including the rules of the NASDAQ and such other securities exchanges, if any, as may be designated by the Board from time to time, and (ii) shall materially and adversely alter or impair the rights of a Participant in any outstanding Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Committee shall have broad authority to amend the Plan, any Award Agreement or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable, including to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, including without limitation, to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)). Notice in writing of any amendment or modification made to this Plan shall be given to all Participants.

16.	Miscellaneous

(a)           Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required and the Company and each Subsidiary shall undertake necessary compliances as may be required under applicable laws (including applicable laws in the country of their incorporation).

(b)           Tax Withholding. The Company or one of its Subsidiaries, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company or the Subsidiaries, prior to payment, an amount sufficient to satisfy any applicable tax required or permitted to be withheld or collected (up to the maximum statutory tax rate in the relevant jurisdiction). In the case of an Award payable in Shares, the Company or one of its Subsidiaries, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by such individual or to repurchase Shares that were issued to the Participant to satisfy the minimum statutory withholding or tax collection rates for any applicable tax withholding or collection purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or one of its Subsidiaries, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required or permitted to be withheld or collected (up to the maximum statutory tax rate in the relevant jurisdiction) with respect to such payments. Any taxes in relation to any sum or Award to the Participant shall be solely to their account and the Participant shall undertake necessary compliances as specified under applicable laws.

(c)           No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the Plan. The Plan shall not form part of any contract of employment between the Company and any employee of the Company. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any of its Subsidiaries, or to interfere with or to limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Subsidiaries, including the calculation of any severance, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee. The Plan shall not confer on any Eligible Individual or Participant any legal or equitable rights (other than those constituting the Awards themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

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(d)           Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the grant of the Award or the issuance of such Shares, to the extent applicable, has been registered under the Securities Act of 1933, as amended and complies with all applicable securities laws. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law restrictions.

(e)           Section 16 of the Exchange Act. Notwithstanding anything contained in the Plan or any Award Agreement under the Plan to the contrary, if the consummation of any transaction under the Plan, or the taking of any action by the Committee in connection with a Change in Control of the Company, would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability.

(f)            Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Agreement, if the Committee determines that any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Agreement without the consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications, the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

(g)           Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(h)           References to Termination of Employment. References to “termination of employment” shall also mean termination of any other service relationship of the Participant with the Company or any of its Subsidiaries, as applicable.

(i)            No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

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(j)            Unfunded Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

(k)           Satisfaction of Obligations. Subject to applicable laws, rules and regulations, the Company may apply any cash, Shares, securities or other consideration received upon exercise of settlement of an Award to any obligations a Participant owes to the Company and its Subsidiaries in connection with the Plan or otherwise.

(l)            Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(m)          Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(n)           Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(o)           Clawback. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made pursuant to the Plan and any gains realized upon exercise or settlement of an Award shall be subject to clawback, adjustment or recoupment, as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

(p)           Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(q)           Data Privacy. To administer the Plan and the Awards granted thereunder and to implement or structure future grants, the Company, its Subsidiaries and certain agents thereof may process any and all personal or professional data that is necessary or desirable for the administration of the Plan or the Awards granted thereunder. By accepting an Award, Participants (i) authorize the Company to collect, process, register and transfer all personal and professional data; (ii) waive any privacy rights Participants may have with respect to the personal and professional data; (iii) authorize the Company, its Subsidiaries and certain agents thereof to store and transmit such information in electronic form; and (iv) authorize the transfer of such personal and professional information to any jurisdiction in which the Company, its Subsidiaries and certain agents thereof consider appropriate. Participants shall have access to, and the right to change, the personal and professional information collected and processed during the administration of the Plan. Personal and professional information shall only be used in accordance with applicable law.

(r)            Governing Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the Cayman Islands (other than its conflict of law rules).

(s)           Jurisdiction. The Courts of the Cayman Islands shall have non-exclusive jurisdiction to settle any disputes or claims, which may arise out of or in any way relate to the Plan, any Award or its formation.

(t)            Rules of Construction. The singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

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Exhibit C

Sponsor Lock-Up AND Support Agreement

[See attached.]

Exhibit D

Company Shareholder Lock-Up and Support Agreement

[See attached.]

Exhibit E

Form of Registration Rights Agreement

[See attached.]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2024, is made and entered into by and among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), Cartica Acquisition Partners, LLC, a Delaware limited liability company (the “Sponsor”), RHI Venture Worx, LLC (“RHI” and collectively with the Sponsor, the “Sponsor Holders”), the entities listed on Exhibit A (the “Non-Redeeming Holders”) and Vista Holdings Limited (the “Nidar Holder”). The Sponsor Holders, the Non-Redeeming Holders and the Nidar Holder and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.9 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”.

RECITALS

WHEREAS, the Sponsor previously acquired 5,450,000 Class B ordinary shares, par value $0.0001 per share (the “SPAC Class B Ordinary Shares”), of Cartica Acquisition Corp, a Cayman Islands exempted company (the “SPAC”), and the other Sponsor Holder previously acquired an aggregate of 300,000 SPAC Class B Ordinary Shares from the Sponsor;

WHEREAS, on January 4, 2022, the SPAC and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement (the “Private Placement Warrant Purchase Agreement”), pursuant to which the Sponsor purchased 15,900,000 warrants to purchase Class A ordinary shares, par value $0.0001 per share, of the SPAC in a private placement transaction occurring simultaneously with the closing of the SPAC’s initial public offering;

WHEREAS, in order to finance the SPAC’s transaction costs in connection with an intended business combination, the Sponsor or certain of the SPAC’s officers or directors were authorized to loan the SPAC funds as the SPAC may require, of which up to $2,000,000 of such loans may be convertible into an additional 2,000,000 warrants (“Working Capital Warrants”) having the same terms as the Private Placement Warrants;

WHEREAS, on January 4, 2022, the SPAC and the Sponsor Holders entered into a certain Registration and Shareholder Rights Agreement (the “Existing Registration Rights Agreement”), granting the Sponsor Holders certain rights with regard to the SPAC securities held by the Sponsor Holders;

WHEREAS, pursuant to those certain non-redemption agreements entered into by the SPAC on June 16, 2023 and June 26, 2023 with certain shareholders of the SPAC (the “Non-Redemption Agreements”), the Non-Redeeming Holders are entitled to the registration rights under the Existing Registration Rights Agreement with respect to an aggregate of 962,500 SPAC Class A ordinary shares, par value $0.0001 per share, issued pursuant to the Non-Redemption Agreements (the “Non-Redemption Shares”);

WHEREAS, on June 24, 2024, the Company, the SPAC and Yotta Data and Cloud Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, (i) Merger Sub merged with and into the SPAC (the “First Merger”), with the SPAC surviving the First Merger as a direct, wholly-owned subsidiary of the Company (the SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”) and (ii) immediately following the consummation of the First Merger, the Surviving Entity merged with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger;

WHEREAS, on [●], 2024, the Company, the SPAC and Continental Stock Transfer & Trust Company entered into that certain Amended and Restated Warrant Agreement, pursuant to which the SPAC assigned to the Company all of its rights, interests and obligations in and under the Original Warrant Agreement and the terms and conditions of the Original Warrant Agreement were amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC warrants (including the Private Placement Warrants, as defined below) by the Company.

WHEREAS, upon the closing of the Mergers, the Nidar Holder holds [●] ordinary shares, par value $[●] (“Ordinary Shares”), of the Company;

WHEREAS, upon the closing of the Mergers, the Sponsor holds [●] Ordinary Shares;

WHEREAS, upon the closing of the Mergers, RHI holds [●] Ordinary Shares;

WHEREAS, upon the closing of the Mergers, the Non-Redeeming Holders collectively hold [●] Ordinary Shares;

WHEREAS, pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company (as successor in interest to the SPAC) and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Sponsor Holders (constituting all of the Holders (as defined in the Existing Registration Rights Agreement)) desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

DEFINITIONS

Section 1.1             Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

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“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board of the Company, after consultation with external counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a reasonable, bona fide business purpose for not making such information public.

“Affiliate” shall mean with respect to a specified person, each other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Ordinary Shares (or securities convertible, exercisable or exchangeable for Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” shall have the meaning given in the Preamble.

“Amended and Restated Warrant Agreement” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given in Section 2.4(a).

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Commission Guidance” shall have the meaning given in Section 2.1(b).

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holders” shall have the meaning given in Section 2.1(d).

“EDGAR” shall mean the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Filing Date” shall have the meaning given in Section 2.1(a).

“Form F-1 Shelf” shall have the meaning given in Section 2.1(a).

“Form F-3 Shelf” shall have the meaning given in Section 2.1(a).

“Founder Shares” shall mean (i) the SPAC Class B Ordinary Shares issued to the Sponsor Holders and (ii) the Ordinary Shares issued to the Sponsor Holders in the Mergers in exchange for their SPAC Class B Ordinary Shares.

“Founder Shares Lock-up Period” shall mean the lock-up applicable to the Founder Shares, as set forth in the Sponsor Lock-Up and Support Agreement.

“Holder Information” shall have the meaning given in Section 4.1(b).

“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.9(e).

“Lock-Up Period” means, with respect to Registrable Securities, any lock-up restrictions agreed to by the holders of such Registrable Securities, including the Founder Shares Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1(b).

“Nidar Holder” shall have the meaning given in the Preamble.

“Non-Redeeming Holders” shall have the meaning given in the Preamble.

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“Non-Redemption Agreements” shall have the meaning given in the Recitals hereto.

“Non-Redemption Shares” shall have the meaning given in the Recitals hereto.

“Notice of Suspension” shall have the meaning given in Section 3.4(b).

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original Warrant Agreement” shall mean that certain Warrant Agreement, dated as of January 4, 2022, between the SPAC and Continental Transfer & Trust Company.

“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, pursuant to and in accordance with the Sponsor Lock-Up and Support Agreement and any other applicable agreement between such Sponsor Holder and/or their respective Permitted Transferees and the SPAC, and (b) with respect to the Nidar Holder and its Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities pursuant to and in accordance with the Merger Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.2(a).

“PIPE Shares” shall mean an aggregate of [●] shares of the Company’s Ordinary Shares issued to certain investors on the date hereof pursuant to subscriptions agreements dated as of [●], 2024, in transactions exempt from registration under the Securities Act.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants, the period commencing on the date hereof and ending thirty (30) days after the completion of the Mergers.

“Private Placement Warrants” means (a) the 15,900,000 warrants originally acquired by the Sponsor from the SPAC pursuant to that certain Private Placement Warrants Purchase Agreement and assumed by the Company pursuant to the Amended and Restated Warrant Agreement and (b) any Working Capital Warrants.

“Private Placement Warrants Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Share held by a Holder immediately following the Closing (including Ordinary Shares issued or issuable upon vesting or upon the exercise of the Private Placement Warrants), (b) the Private Placement Warrants beneficially owned or owned of record by a Holder and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold under such Registration Statement; (B) such securities shall have been otherwise transferred and new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer under the Securities Act shall have been delivered by the Company; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, without limitation thereunder on volume or manner of sale; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)            all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(b)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)            printing, messenger, telephone and delivery expenses;

(d)            reasonable fees and disbursements of counsel for the Company;

(e)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)             reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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“Requesting Holders” shall have the meaning given in Section 2.1(e).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of the sale or resale, as applicable, of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Holders” shall have the meaning given in the Preamble.

“Sponsor Lock-Up and Support Agreement” shall mean that certain Sponsor Lock-Up and Support Agreement, dated June 24, 2024, by and among the Company, the SPAC and the Sponsor.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1(b).

“Suspension Period” shall have the meaning given in Section 3.4(b).

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including, for the avoidance of doubt, an Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1(d).

“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

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Article II.

REGISTRATIONS

Section 2.1             Shelf Registration.

(a)            Filing. As soon as practicable, but in no event no later than forty-five (45) calendar days following the Closing Date (the “Filing Date”), the Company shall file a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”) or, if the Company is ineligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”), in each case, covering the resale of up to all then-outstanding Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis pursuant to Rule 415 of the Securities Act and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but in no event later than ninety (90) days following the Filing Date (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to one hundred fifty (150) days after the Filing Date if the Shelf is reviewed by, and receives comments from, the Commission; provided, further, that if the Effectiveness Deadline falls on a day that is not a Business Day or on any other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Such Shelf shall include a Prospectus that provides for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms hereof, and to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

(b)            SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single Registration Statement, the Company agrees to promptly (i) inform each of the Holders and use its commercially reasonable efforts to file amendments to the Shelf as required by the Commission and/or (ii) withdraw the Shelf and file a new Registration Statement (a “New Registration Statement”) on Form F-3, or if Form F-3 is not then available to the Company for such Registration Statement, on Form F-1 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the Registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “Commission Guidance”). Notwithstanding any other provision of this Agreement, if any Commission Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and provided that the Company shall have used diligent efforts to advocate with the Commission for the Registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit the number of its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or Commission Guidance provided to the Company or to registrants of securities in general, one or more Registration Statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf, as amended, or the New Registration Statement.

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(c)            Subsequent Shelf Registration. If any Shelf or New Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf or New Registration Statement to again become effective under the Securities Act (including using its commercially reasonably efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf or New Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf or New Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or New Registration Statement and file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an “automatic shelf registration statement” (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(d)            Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Holders (in each such case, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by a Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $[●] million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, specifying the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range of such Underwritten Shelf Takedown. Subject to Section 2.4(d), a majority-in-interest of the Demanding Holders initiating the Underwritten Shelf Takedown shall have the right to select the managing Underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holders may demand not more than one Underwritten Shelf Takedown pursuant to this Section 2.1(d) in any rolling 12-month period; provided, however, that if the amount of Registrable Securities that the Sponsor Holders demanded to register is reduced by Registrable Securities included pursuant to Section 2.2, the demand shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form F-3, that is then available for such offering. All such Holders proposing to sell their Registrable Securities through an Underwritten Shelf Takedown under this Section 2.1(d) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Shelf Takedown.

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(e)            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”), if any, that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders, if any, desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

(f)            Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the managing Underwriter(s) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders and the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Demanding Holders and Requesting Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown or (y) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d); provided, however, that the demand for an Underwriting Shelf Takedown shall not constitute a demand with respect to the Sponsor Holders if neither Sponsor Holder submits a Withdrawal Notice. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).

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Section 2.2             Piggyback Registration.

(a)            Piggyback Rights. Subject to Section 2.4(c) if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” Prospectus or Prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

(b)            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advise the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

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(i)             if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii)            if the Registration is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; and

(iii)           if the Registration is an Underwriting Shelf Takedown pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1(d) hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1(e).

(c)            Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the managing Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” Prospectus or Prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

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(d)            Unlimited Piggyback Registration Rights. For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.

Section 2.3             Market Stand-off. In connection with any Underwritten Offering of Ordinary Shares of the Company, if requested by the Underwriters managing the offering, each Holder that is an executive officer or director of the Company or the beneficial owner of more than five percent (5%) of the outstanding Ordinary Shares of the Company, and any Holder exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Holders, including customary waiver “most-favored nation” provisions) in favor of the managing Underwriters to not, sell or dispose of any Ordinary Shares of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.

Section 2.4             Block Trades.

(a)            Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $[●] million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

(b)            Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter(s) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.

(c)            Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

(d)            The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

(e)            For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1(d) hereof.

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ARTICLE III
COMPANY PROCEDURES

Section 3.1             General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:

(a)            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of a majority of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(b)            at least five (5) days prior to filing a Registration Statement or Prospectus or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents (in each case including all exhibits thereto and documents incorporated by reference therein) and to consider in good faith any reasonable comments timely provided by such Underwriters or Holders or their respective legal counsel;

(c)            prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(d)            cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

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(e)            provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(f)             advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, in any event within one (1) Business Day after receiving notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed (which may be satisfied by the issuance of a press release by the Company);

(g)            furnish to the Holders of Registrable Securities covered by such Registration Statement, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Registration Statement (to the extent that any of such documents is not available on EDGAR).

(h)            advise each Holder of Registrable Securities covered by such Registration Statement,, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(i)             notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

(j)             in connection with an Underwritten Offering or Block Trade (i) permit a representative of the Underwriters, and any attorney retained by such Underwriters, to participate, at each such person’s own expense, in the preparation of the Registration Statement or Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative or attorney in connection with the Registration, subject to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information to them; (ii) request the Company’s independent registered public accountants to provide a “cold comfort” letter, in customary form and covering such matters of the type customarily covered by “cold comfort” letters; (iii) request counsel representing the Company for the purposes of such Registration to provide a legal opinion and disclosure letter in customary form and covering such matters of the type customarily covered by such opinions and disclosure letters; and (iv) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters;

(k)            with respect to an Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

(l)             make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and

(m)            upon request of a Holder, authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Ordinary Shares restricting further transfer (or any similar restriction in book entry positions of such Holder) if the Company, based on the advice of its counsel, determines such restrictions are no longer required by the Securities Act or any applicable state securities laws, the Company’s constituent documents or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement.

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Section 3.2             Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders.

Section 3.3             Requirements for Participation in Registration Statement in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.4             Suspension of Sales.

(a)            Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice, subject to the Holders rights pursuant to Section 3.1(b)), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

(b)            Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, by providing written notice (a “Notice of Suspension”) to the Holders, to delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed thirty (30) consecutive days, and in no event more than ninety (90) days in the aggregate in any twelve (12)-month period (a “Suspension Period”), if the filing or continued use of the Prospectus would require the Company to make any Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control. Immediately upon receipt of a Suspension Notice, the Holder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

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(c)            The Company agrees to promptly notify in writing the Holder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Holder, the Company shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include a Misstatement.

(d)            If the Company notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Shelf Takedown requested pursuant to Section 2.1(d), the Demanding Holders may by notice to the Company withdraw such request without such request counting as a demand under Section 2.1(d) and without being obligated to reimburse the Company for any Registration Expenses in connection therewith.

Section 3.5             Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission and available on EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
Indemnification and contribution

Section 4.1             Indemnification.

(a)            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in (a) any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or (b) use of a Prospectus by such Holder notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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(b)            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (a) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or (b) such Holder used a Prospectus notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c)            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

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(e)            If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

article V
MISCELLANEOUS

Section 5.1             Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 5.1 within two Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the tenth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

If to the Company:

Nidar Infrastructure Limited

Fourth Floor, One Capital Place

P.O. Box 847

Grand Cayman KY1-1103, Cayman Islands

Attn: Ravi Hirisave

E-mail: [***]

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, Suite 1700

Dallas, TX 75201

Attn: Alain Dermarkar, Robert Cardone

E-mail: alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com if to any Holder, at such Holder’s address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1. Notwithstanding the foregoing, if any Holders (or their authorized representatives) share the same address, the Company shall not be obligated to send multiple copies of any notice hereunder to each separate Holder at that address, but may deliver one notice to such address which shall be deemed to be notice to all parties at that address and all of the parties sharing the same representative.

Section 5.2             Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the matters described herein. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 5.3             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 5.4             Expenses and Fees. Except as otherwise specifically set forth herein, each of the parties shall bear its own expenses in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors.

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Section 5.5             Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 5.6             Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.1. Nothing in this Section 5.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. To the extent permitted by applicable law, each Party hereby irrevocably and unconditionally waives all rights to trial by jury in any action OR proceeding contemplated hereby.

Section 5.7             Specific Performance. Each party acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of any of the covenants or agreements contained in this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 5.8             Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other governmental authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other governmental authority, the parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

20

Section 5.9             Assignment; No Third Party Beneficiaries.

(a)            This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b)            Subject to Section 5.9(c) and Section 5.9(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part in connection with the transfer of the corresponding Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and Permitted Transferees.

(c)            Prior to the expiration of the applicable Lock-up Period, no Holder who is subject to a Lock-up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee and in accordance with the provisions of the agreement providing for such Lock-up Period and this Section 5.9.

(d)            Other than Persons entitled to indemnification under Article IV, who shall be third-party beneficiaries of this Agreement, this Agreement shall not confer any rights or benefits on any persons that are not parties hereto.

(e)            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) an executed joinder to this Agreement from such successor or permitted assignee in the form of Exhibit A attached hereto (a “Joinder”). Any transfer or assignment made other than as provided in this Section 5.9 shall be null and void.

Section 5.10           Mutual Drafting. This Agreement is the mutual product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party.

Section 5.11           Further Representations. Each party acknowledges and represents that it has been represented by its own legal counsel in connection with this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.

Section 5.12           Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided that, notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor, its equityholders and their respective affiliates hold, in the aggregate, at least fifty percent (50%) of the Registrable Securities that such persons held on the Closing Date; provided, further, that no amendment or waiver may materially, disproportionately and adversely affect the rights of a Holder without the consent of such Holder (or, if there is more than one such Holder that is so affected, without the consent of a majority in interest of such affected Holders in accordance with their holding of Registrable Securities). Except with respect to any indemnification or contribution rights or obligations under Article IV, which shall survive, this Agreement will terminate as to any Holder when it no longer holds any Registrable Securities. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

21

Section 5.13           Other Registration Rights. Other than as provided in (a) the Original Warrant Agreement and (b) the Subscription Agreements providing for the issuance of the PIPE Shares, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person.

Section 5.14           Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 5.15           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

22

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Nidar Infrastructure Limited

By:
Name:
Title:

vista holdings limited

By:
Name:
Title:

CARTICA ACQUISITION PARTNERS, LLC

By:
Name:
Title:

RHI VENTURE WORX, LLC

By:
Name:
Title:

[NON-REDEEMING HOLDERS]

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

Account	EIN	Address	Number of SPAC Non-Redemption Shares	Number of Ordinary Shares Following the Mergers

Total			962,500	962,500

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the                day of                , 20    .

Signature of Stockholder

Print Name of Stockholder

By:
Name:
Its:
Address:

Agreed and Accepted as of                , 20        .

Nidar Infrastructure Limited

By:
Name:
Its:

Exhibit F

FORM OF FIRST PLAN OF MERGER

[See attached.]

EXHIBIT F
Dated 2024

(1) YOTTA DATA AND CLOUD LIMITED (2) CARTICA ACQUISITION CORP (3) NIDAR INFRASTRUCTURE LIMITED

FIRST PLAN OF MERGER

CONTENTS

Clause	Page

1.	Definitions and Interpretation.	2

2.	Plan of Merger.	3

3.	Approval and Authorisation.	5

4.	Amendment and Termination.	5

5.	Notices.	5

6.	Counterparts.	5

7.	Governing Law.	6

Schedule 1	7

Merger Agreement.	7

Schedule 2	8

Amended and Restated Memorandum and Articles of Association of the Surviving Company.	8

SIGNATORIES	9

THIS PLAN OF MERGER (this Plan of Merger) is dated                                                       2024

PARTIES

(1)	YOTTA DATA AND CLOUD LIMITED, a Cayman Islands exempted company with registered number 408356 having its registered office at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands (the Merging Company);

(2)	CARTICA ACQUISITION CORP, a Cayman Islands exempted company with registered number 371116 having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the Surviving Company); and

(3)	NIDAR INFRASTRUCTURE LIMITED, a Cayman Islands exempted company with registered number 405872 having its registered office at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands (PubCo).

Recitals

(A)	The Merging Company and the Surviving Company have agreed to merge on the terms and conditions contained in an Agreement and Plan of Merger dated as of June 24, 2024 (as such agreement may be amended and modified from time to time, the Merger Agreement) between, PubCo, the Merging Company and the Surviving Company, a copy of which is attached in Schedule 1 hereto.

(B)	The sole director of the Merging Company and the board of directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, and have approved, that the Merging Company merge with and into the Surviving Company and cease to exist, with the Surviving Company continuing as the surviving company, and that the undertaking, property and liabilities of the Merging Company and the Surviving Company shall vest in the Surviving Company (the Merger).

(C)	The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (as defined below).

(D)	The sole shareholder of the Merging Company and the shareholders of the Surviving Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(E)	Each of the Merging Company and the Surviving Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

AGREED TERMS

1.	Definitions and Interpretation

1.1.	Definitions

Capitalised terms used and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement. In this Plan of Merger:

Companies Act	means the Companies Act (As Revised), as amended, of the Cayman Islands;
Constituent Company	means each of the Merging Company and the Surviving Company;
Effective Time	has the meaning ascribed in Clause 2.2 of this Plan of Merger;
Existing M&A	means the amended and restated memorandum and articles of association of the Surviving Company in effect immediately prior to the Effective Time, a copy of which is attached in Schedule 2 hereto; and
Registrar	means the Registrar of Companies in the Cayman Islands.

1.2.	Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and the converse.

(c)	A gender includes all genders.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)	A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3.	Schedules

The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.

2.	Plan of Merger

2.1.	Company Details

(a)	The constituent companies (as defined in the Companies Act) to the Merger are the Merging Company and the Surviving Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)	The registered office of the Merging Company is at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

(d)	The registered office of the Surviving Company is at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(e)	Following the Effective Time, the registered office of the Surviving Company will be at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(f)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company will be US$1,000 divided into 1,000 ordinary shares of a par value of US$1.00 each, and the Merging Company will have 1,000 ordinary shares in issue.

(g)	Immediately prior to the Effective Time, the authorised share capital of the Surviving Company will be US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each, and the Surviving Company will have [*] Class A ordinary shares and [*] Class B ordinary shares in issue.

2.2.	Effective Time

The Merger shall be effective on the date and at the time that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act unless, with the agreement of PubCo, the Constituent Companies shall deliver a notice to the Registrar signed by a director of each of the Constituent Companies specifying a later date and time in accordance with Section 234 of the Companies Act, in which case the Merger shall be effective on the date and at the time specified in such notice to the Registrar (the Effective Time).

2.3.	Terms and Conditions of the Merger

(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or other property as provided in Section 233(5) of the Companies Act, are set out in the Merger Agreement.

(b)	PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company following the effectiveness of the Merger) in consideration of the Merger to issue the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement.

(c)	At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Existing M&A.

2.4.	Memorandum of Association and Articles of Association

At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Existing M&A and the authorised share capital of the Surviving Company shall be as set out therein.

2.5.	Directors' Benefits

There are no amounts or benefits which are or shall be paid or payable to any director of either of the Constituent Companies or the Surviving Company, in that capacity, consequent upon the Merger.

2.6.	Secured Creditors

(a)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

2.7.	Directors of the Surviving Company

At the Effective Time, the names and addresses of each director of the Surviving Company will be:

(a)	Ravi Hirisave of [***].

2.8.	Property

At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

3.	Approval and Authorisation

3.1.	This Plan of Merger has been approved by the sole director of the Merging Company and by the board of directors of the Surviving Company pursuant to Section 233(3) of the Companies Act.

3.2.	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to Section 233(6) of the Companies Act by way of written shareholder resolution.

3.3.	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to Section 233(6) of the Companies Act by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

4.	Amendment and Termination

4.1.	At any time prior to the Effective Time, this Plan of Merger may be amended by the directors of both the Merging Company and the Surviving Company, to:

(a)	change the Effective Time provided that the new Effective Time complies with Section 234 of the Companies Act; or

(b)	effect any other changes to this Plan of Merger which the directors of both the Merging Company and the Surviving Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Merging Company or the Surviving Company, as determined by the directors of the Merging Company and the Surviving Company, respectively.

4.2.	At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies, provided that such termination is in accordance with section 10.01 of the Merger Agreement.

4.3.	If this Plan of Merger is amended or terminated in accordance with this Clause 4 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with Sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.	Notices

All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 11.02 of the Merger Agreement.

6.	Counterparts

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

7.	Governing Law

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS WHEREOF the Parties have duly executed this Plan of Merger on the date stated at the beginning of it.

The signatures of the parties to this Plan of Merger are situated after the Schedules to this Plan of Merger.

SCHEDULE 1

Merger Agreement

SCHEDULE 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

SIGNATORIES

SIGNED for and on behalf of YOTTA DATA AND CLOUD LIMITED	) ) )	By:
Name:
		Position:	Director

SIGNED for and on behalf of CARTICA ACQUISITION CORP	) ) )	By:
Name:
		Position:	Director

SIGNED for and on behalf of NIDAR INFRASTRUCTURE LIMITED	) ) )	By:
Name:
		Position:	Director

[Signature Page to Plan of Merger]

Exhibit G

FORM OF SECOND PLAN OF MERGER

[See attached.]

EXHIBIT G

Dated 2024

(1) CARTICA ACQUISITION CORP (2) NIDAR INFRASTRUCTURE LIMITED

SECOND PLAN OF MERGER

CONTENTS

Clause	Page

1.	Definitions and Interpretation.	1

2.	Plan of Merger.	2

3.	Approval and Authorisation.	4

4.	Amendment and Termination.	4

5.	Notices.	5

6.	Counterparts.	5

7.	Governing Law.	5

Schedule 1	6

Merger Agreement.	6

Schedule 2	7

Amended and Restated Memorandum and Articles of Association of the Surviving Company.	7

SIGNATORIES	8

THIS PLAN OF MERGER (this Plan of Merger) is dated                                               2024

PARTIES

(1)	cartica acquisition corp, a Cayman Islands exempted company with registered number 371116 having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the Merging Company); and

(2)	NIDAR INFRASTRUCTURE LIMITED, a Cayman Islands exempted company with registered number 405872 having its registered office at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands (the Surviving Company).

Recitals

(A)	The Merging Company and the Surviving Company have agreed to merge on the terms and conditions contained in an Agreement and Plan of Merger dated as of June 24, 2024 (as such agreement may be amended and modified from time to time, the Merger Agreement) between, amongst others, the Merging Company and the Surviving Company, a copy of which is attached in Schedule 1 hereto.

(B)	The board of directors of the Merging Company and the board of directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, and have approved, that the Merging Company merge with and into the Surviving Company and cease to exist, with the Surviving Company continuing as the surviving company, and that the undertaking, property and liabilities of the Merging Company and the Surviving Company shall vest in the Surviving Company (the Merger).

(C)	The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (as defined below).

(D)	Each of the Merging Company and the Surviving Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

AGREED TERMS

1.	Definitions and Interpretation

1.1.	Definitions

Capitalised terms used and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement. In this Plan of Merger:

Companies Act	means the Companies Act (As Revised), as amended, of the Cayman Islands;
Constituent Company	means each of the Merging Company and the Surviving Company;
Effective Time	has the meaning ascribed in Clause 2.2 of this Plan of Merger;
Existing M&A	means the amended and restated memorandum and articles of association of the Surviving Company in effect immediately prior to the Effective Time, a copy of which is attached in Schedule 2 hereto; and
Registrar	means the Registrar of Companies in the Cayman Islands.

1.2.	Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and the converse.

(c)	A gender includes all genders.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)	A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3.	Schedules

The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.

2.	Plan of Merger

2.1.	Company Details

(a)	The constituent companies (as defined in the Companies Act) to the Merger are the Merging Company and the Surviving Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)	The registered office of the Merging Company is at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(d)	The registered office of the Surviving Company is at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

(e)	Following the Effective Time, the registered office of the Surviving Company will be at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

(f)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company will be US$33,100 divided into 300,000,000 Class A ordinary shares of a par value of US$0.0001 each, 30,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each, and the Surviving Company will have 1,000 Class A ordinary shares in issue.

(g)	Immediately prior to the Effective Time, the authorised share capital of the Surviving Company will be US$1,250,000 divided into (i) 500,000,000 ordinary shares of a par value of US$[*] each and (ii) [*] shares of a par value of US$[*] each of such class or classes (however designated) as the board of directors of the Surviving Company may determine in accordance with articles 9 and 10 of the Existing M&A and the Surviving Company will have [*] ordinary shares in issue.

2.2.	Effective Time

The Merger shall be effective on the date and at the time that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act unless the Constituent Companies shall deliver a notice to the Registrar signed by a director of each of the Constituent Companies specifying a later date and time in accordance with Section 234 of the Companies Act, in which case the Merger shall be effective on the date and at the time specified in such notice to the Registrar (the Effective Time).

2.3.	Terms and Conditions of the Merger

(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or other property as provided in Section 233(5) of the Companies Act, are set out in the Merger Agreement.

(b)	At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Existing M&A.

2.4.	Memorandum of Association and Articles of Association

At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Existing M&A and the authorised share capital of the Surviving Company shall be as set out therein.

2.5.	Directors' Benefits

There are no amounts or benefits which are or shall be paid or payable to any director of either of the Constituent Companies or the Surviving Company, in that capacity, consequent upon the Merger.

2.6.	Secured Creditors

(a)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

2.7.	Directors of the Surviving Company

At the Effective Time, the names and addresses of each director of the Surviving Company will be:

(a)	Ravi Hirisave of [***]; and

(b)	Sunil Gupta of [***];

(c)	[*] of [*];

(d)	[*] of [*];

(e)	[*] of [*];

(f)	[*] of [*];

(g)	[*] of [*];

(h)	[*] of [*]; and

(i)	[*] of [*].

2.8.	Property

At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

3.	Approval and Authorisation

3.1.	This Plan of Merger has been approved by the board of directors of the Merging Company and by the board of directors of the Surviving Company pursuant to Section 233(3) of the Companies Act.

3.2.	This Plan of Merger does not need to be authorised by the shareholders of the Surviving Company or the Merging Company by reason of section 233(7) of the Companies Act because the Surviving Company is the sole shareholder of the Merging Company.

4.	Amendment and Termination

4.1.	At any time prior to the Effective Time, this Plan of Merger may be amended by the directors of both the Merging Company and the Surviving Company, to:

(a)	change the Effective Time provided that the new Effective Time complies with Section 234 of the Companies Act; or

(b)	effect any other changes to this Plan of Merger which the directors of both the Merging Company and the Surviving Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Merging Company or the Surviving Company, as determined by the directors of the Merging Company and the Surviving Company, respectively.

4.2.	At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies, provided that such termination is in accordance with section 10.01 of the Merger Agreement.

4.3.	If this Plan of Merger is amended or terminated in accordance with this Clause 4 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with Sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.	Notices

All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 11.02 of the Merger Agreement.

6.	Counterparts

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

7.	Governing Law

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS WHEREOF the Parties have duly executed this Plan of Merger on the date stated at the beginning of it.

The signatures of the parties to this Plan of Merger are situated after the Schedules to this Plan of Merger.

SCHEDULE 1

Merger Agreement

SCHEDULE 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

SIGNATORIES

SIGNED for and on behalf of cartica acquisition corp	) ) )	By:
Name:
		Position:	Director

SIGNED for and on behalf of NIDAR INFRASTRUCTURE LIMITED	) ) )	By:
		Name:	Ravi Hirsave
		Position:	Director

Exhibit H

Form of Amended and Restated Warrant Agreement

[See attached.]

ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED
WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of [•], 202[•] (the “Effective Date”), is by and among Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”), Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 4, 2022 (the “Existing Warrant Agreement”);

WHEREAS, SPAC issued (i) 11,500,000 warrants as part of the units offered in its initial public offering (the “Public Warrants”), (ii) 15,900,000 warrants to Cartica Acquisition Partners, LLC, a Delaware limited liability company (the “Sponsor”) in a concurrent private placement (the “Private Placement Warrants”) pursuant to that certain Private Placement Warrants Purchase Agreement, dated January 4, 2022, in each case, on the terms and conditions set forth in the Existing Warrant Agreement;

WHEREAS, on June 24, 2024, the Company, Yotta Data and Cloud Limited, a Cayman Islands exempted company and a subsidiary of the Company (“Merger Sub”), and SPAC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, on the Effective Date, (i) Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC continuing as the surviving entity after the First Merger and becoming a direct, wholly owned subsidiary of the Company, and (ii) SPAC will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company continuing as the surviving entity after the Second Merger;

WHEREAS, upon consummation of the Mergers, as provided in Section 4.5 of the Existing Warrant Agreement, (i) the Public Warrants and Private Placement Warrants will no longer be exercisable for Class A ordinary shares of SPAC, par value $0.0001 per share (the “SPAC Class A Shares”), but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a number of ordinary shares of the Company, par value $[•] per share (the “Ordinary Shares”), equal to the number of SPAC Class A Shares for which such warrants were exercisable immediately prior to the Mergers, subject to adjustment as described herein (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, SPAC desires to assign to the Company, and the Company desires to assume, all of SPAC’s rights, interests and obligations under the Existing Warrant Agreement;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as defined below) for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake contained therein, including to conform the provisions thereof to the description of the terms of the Warrants and the Existing Warrant Agreement set forth in the registration statement on Form S-1, File No. 333-261094, and a related prospectus (the “Prospectus”) filed by SPAC with the Securities and Exchange Commission (the “Commission”), and (ii) adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders thereunder;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.	Assignment and Assumption; Amendment; Appointment of Warrant Agent.

1.1.            Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Closing (as defined in the Merger Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Closing (as defined in the Merger Agreement).

1.2.            Amendment. SPAC and the Warrant Agent hereby amend and restate the Existing Warrant Agreement and the Public Warrants and Private Placement Warrants issued thereunder in accordance with Section 9.8 of the Existing Warrant Agreement, in its entirety in the form of this Agreement as of the Closing (as defined in the Merger Agreement).

1.3.            Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

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2.	Warrants.

2.1.            Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2.            Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.            Registration.

2.3.1.            Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2.            Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4.            Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

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2.5.            Private Placement Warrants.

2.5.1.            The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(b) hereof, (ii) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the Effective Date, (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 hereof if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof); provided, however, that in the case of clause (ii), the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a)            to Sponsor’s officers or directors, any affiliates or family members of any of Sponsor’s officers or directors, any direct or indirect members of the Sponsor or their affiliates, any affiliates of the Sponsor, including to funds affiliated with Cartica Management, LLC, and to limited partners of funds affiliated with Cartica Management, LLC or any affiliates thereof, or any employees of such affiliates;

(b)            in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c)            in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d)            in the case of an individual, pursuant to a qualified domestic relations order;

(e)            by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or

(f)            in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Effective Date; provided, however, that, in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.	Terms and Exercise of Warrants.

3.1.            Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the second to last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen (15) Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least three (3) Business Days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

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3.2.            Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the Effective Date, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the Effective Date, and (y) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or its Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3.            Exercise of Warrants.

3.3.1.            Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a)            in lawful money of the United States, in good certified check or good bank draft or wire payable to the order of the Warrant Agent;

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(b)            with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Fair Market Value” (as defined in this subsection 3.3.1(b)) over the exercise price of the Warrants by (y) the Sponsor Fair Market Value. Solely for purposes of this subsection 3.3.1(b), the “Sponsor Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(c)            as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(d)            as provided in Section 7.4 hereof.

3.3.2.            Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless the Ordinary Shares issuable upon exercise of the warrants have been registered under the Securities Act or a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.5 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

3.3.3.            Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the amended and restated memorandum and articles of association of the Company shall be validly issued, fully paid and nonassessable.

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3.3.4.            Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5.            Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F, Current Report on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4.	Adjustments.

4.1.            Share Capitalizations.

4.1.1.            Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.5 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

4.1.2.            Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Ordinary Shares a dividend or make a distribution in cash, securities or other assets on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant).

4.2.            Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.5 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

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4.3.            Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4.            Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 6-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

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4.5.            Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6.            No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

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4.7.            Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8.            Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.	Transfer and Exchange of Warrants.

5.1.            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.            Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3.            Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

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5.4.            Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.	Redemption.

6.1.            Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) the Ordinary Shares issued upon exercise of the warrants have been registered under the Securities Act or there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2.            Redemption of Warrants for $0.10 or for Ordinary Shares. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

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	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Exercise Price of a warrant is adjusted, in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment).

6.3.            Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares on the trading day prior to the date on which we send the notice of redemption to the Registered Holder.

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6.4.            Exercise after Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5.            Exclusion of Private Placement Warrants. The Company agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.5 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1.            No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2.            Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

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7.3.            Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4.            Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1.            Registration of the Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the Effective Date, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the Effective Date and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the Effective Date, holders of Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the Effective Date and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise the Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value and (B) 0.361 per Warrant. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of the Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2.            Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

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8.	Concerning the Warrant Agent and Other Matters.

8.1.            Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2.            Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.            Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2.            Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3.            Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

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8.3.            Fees and Expenses of Warrant Agent.

8.3.1.            Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.            Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4.            Liability of Warrant Agent.

8.4.1.            Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.            Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3.            Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement, the Amended and Restated Memorandum and Articles of Association of the Company or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.

8.5.            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

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8.6.            Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of January 4, 2022, by and between SPAC and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.	Miscellaneous Provisions.

9.1.            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.            Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Nidar Infrastructure Limited

Fourth Floor, One Capital Place

P.O. Box 847

Grand Cayman KY1-1103, Cayman Islands

Attn: Ravi Hirisave

E-mail: [***]

with a copy to:

Allen Overy Shearman Sterling LLP

2601 Olive Street, Suite 1700

Dallas, TX 75201

Attn: Alain Dermarkar, Robert Cardone

E-mail: alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

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9.3.            Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4.            Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5.            Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6.            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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9.7.            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8.            Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of (x) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein or (y) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9.            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NIDAR INFRASTRUCTURE LIMITED

By:
Name:
Title:

CARTICA ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

Nidar Infrastructure Limited

Incorporated Under the Laws of the Cayman Islands

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that [•], or registered assigns, is the registered holder of [•] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, [•] par value per share (“Ordinary Shares”), of Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

NIDAR INFRASTRUCTURE LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[REVERSE]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [•] Ordinary Shares and are issued or to be issued pursuant to an Assignment, Assumption and Amended and Restated Warrant Agreement, dated as of [•], 202[•] (as amended from time to time, the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [•] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Nidar Infrastructure Limited (the “Company”) in the amount of $[•] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Ordinary Shares be delivered to [•] whose address is [•]. If said [•] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(b) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Warrant Certificate be delivered to [•], whose address is [•].

[Signature Page Follows]

Date:	[•], 20[•]

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).